   As filed with the Securities and Exchange Commission on February 18, 1999
                             Registration No. 333-

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              ------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                              ------------------

                          GreenPoint Financial Corp.

            (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                 06-1379001                               6712
(State or Other Jurisdiction           (I.R.S. Employer Identification No.)    (Primary Standard Industrial
of Incorporation or Organization)                                               Classification Code Number)

                             --------------------
                                 90 Park Avenue
                           New York, New York  10016
                                 (212) 834-1710
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                             --------------------

                               Howard C. Bluver
                   Senior Vice President and General Counsel
                                90 Park Avenue
                           New York, New York  10016
                                (212) 834-1724
           (Name, Address, Including Zip Code, and Telephone Number,
            Including Area Code, of Registrant's Agent For Service)

                                    Copy to:

   Craig M. Wasserman, Esq.                              H. Rodgin Cohen, Esq.
Wachtell, Lipton, Rosen & Katz                            Sullivan & Cromwell
      51 West 52nd Street                                  125 Broad Street
   New York, New York  10019                           New York, New York  10004
        (212) 403-1000                                       (212) 558-4000

                             --------------------

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                             --------------------
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
    Title of Each Class                        Proposed Maximum       Proposed Maximum        Amount of
     of Securities to         Amount to be    Offering Price Per     Aggregate Offering     Registration
       be Registered         Registered (1)        Share(2)               Price(2)             Fee(3)
-------------------------------------------------------------------------------------------------------
Common Stock...............   13,010,000             $   30.25       $393,551,662        $109,408
=======================================================================================================

(1) Based upon the maximum number of shares that may be issued upon consummation of the merger described herein, and upon exercise of securities exercisable for shares of common stock of GreenPoint Financial Corp.
(2) Pursuant to Rule 457(f), and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share and maximum aggregate offering price are based upon the average of the high and the low sale prices of the common stock, no par value, of Headlands Mortgage Company to be cancelled in the Merger on the Nasdaq National Market New York Stock Exchange on February 16, 1999.
(3) In accordance with Rule 457(b), the filing fee of $83,460.60 paid pursuant to Section 14(g) of the Securities Exchange Act of 1934, as amended, and Rule 0-11 thereunder at the time of the filing of the Proxy Statement-Prospectus contained in this Registration Statement as preliminary proxy materials of Headlands Mortgage Company has been credited to offset the $109,408 registration fee that would otherwise be payable.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

        [LOGO] HEADLANDS/R/ MORTGAGE COMPANY

                               February 17, 1999

Dear Shareholder:

  The Boards of Directors of Headlands Mortgage Company and GreenPoint Financial Corp. have agreed on a merger in which Headlands would become a wholly owned subsidiary of GreenPoint. In the merger, each of your shares of Headlands common stock would be converted into the right to receive 0.62 shares of GreenPoint common stock. We believe this transaction will enhance stockholder value by providing Headlands Shareholders, in a tax-free transaction, with a significant premium for their shares of Headlands common stock as well as the opportunity to participate in the growth and future value of GreenPoint. The merger would provide the opportunity for the mortgage and sales forces of Headlands and GreenPoint to offer each other's products and for Headlands to access GreenPoint's capital and funding base.

  Before we can complete the proposed merger, the holders of a majority of Headlands' outstanding shares of common stock must vote in favor of the principal terms of the merger at a special meeting of shareholders. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you attend the special meeting, you may vote in person even if you have previously returned your proxy card. I and certain other members of your Board of Directors and our affiliates have agreed with GreenPoint to vote the shares of Headlands common stock over which we have voting authority--approximately 53.1% of the outstanding Headlands shares--in favor of the proposed merger.

  We have scheduled a special meeting so that you can vote on the proposed merger. The date, time and place of the meeting are as follows:

                   March 23, 1999 at 10:00 a.m., Pacific Time

                             Courtyard by Marriott
                          2500 Larkspur Landing Circle
                          Larkspur, California  94939

  This Proxy Statement/Prospectus provides detailed information about the proposed merger on which you are being asked to vote. You can also get information about Headlands and GreenPoint from publicly available documents that each of us have filed with the Securities and Exchange Commission. I encourage you to read this entire document carefully.

  Your Board of Directors has carefully considered the terms and conditions of the proposed merger and believes that the merger is in the best interests of Headlands and its shareholders. Accordingly, your Board of Directors, by the unanimous vote of all directors, recommends that you approve the merger.

                              Sincerely,

                              Peter T. Paul
                              Chairman, Chief Executive Officer
                              and President


 Neither the Securities and Exchange Commission nor any state securities commission has approved of the securities to be issued under this Proxy Statement/Prospectus or determined if this Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. These securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Saving Insurance Fund or any other governmental agency.

               Proxy Statement/Prospectus dated February 17, 1999
             and first mailed to shareholders on February 22, 1999.

                           HEADLANDS MORTGAGE COMPANY
                    1100 LARKSPUR LANDING CIRCLE, SUITE 101
                           LARKSPUR, CALIFORNIA 94939

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON TUESDAY, MARCH 23, 1999

TO THE SHAREHOLDERS OF HEADLANDS MORTGAGE COMPANY:

A special meeting of shareholders of Headlands Mortgage Company, a California corporation, will be held on Tuesday, March 23, 1999 at 10:00 a.m., local time, at Courtyard by Marriott, located at 2500 Larkspur Landing Circle, Larkspur, California for the following purposes:

(1) To consider and vote on a proposal to approve and adopt the principal terms of the proposed merger pursuant to the Agreement and Plan of Merger, dated as of December 8, 1998, by and among GreenPoint Financial Corp., a Delaware corporation, GF Acquisition Corp., a Delaware corporation and wholly owned subsidiary of GreenPoint, and Headlands, pursuant to which Headlands will become a wholly owned subsidiary of GreenPoint; and

(2) To transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

The close of business on February 12, 1999 has been fixed as the record date for determining shareholders entitled to vote at the special meeting. Accordingly, only shareholders of record on such date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. To ensure your representation at the special meeting, please complete and promptly mail your proxy in the return envelope enclosed. This will not prevent you from voting in person, but will help secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the Proxy Statement/Prospectus accompanying this notice for more complete information regarding the proposed merger and the special meeting.

                              By Order of the Board of Directors,


                              Peter T. Paul
                              Chairman, Chief Executive Officer and President
Larkspur, California
February 17, 1999

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

  Q: WHAT WILL I RECEIVE IN THE MERGER?

  A: If the merger is completed, each outstanding share of Headlands common stock will be converted into the right to receive 0.62 shares of GreenPoint common stock. GreenPoint will not issue fractional shares of GreenPoint common stock. Instead, each Headlands shareholder will receive a check for the value of any fractional share.

  Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

  A: We presently expect to complete the merger in the first quarter of 1999, but we can't assure you that we will complete the merger during the time expected.

  Q: AM I ENTITLED TO DISSENTERS' RIGHTS?

  A: Maybe. You will have the right under California law to seek appraisal of the value of your Headlands shares provided that the holders of at least 5% of the outstanding Headlands common stock (including you) seek appraisal rights and you comply with California law. For a more detailed description of your rights, see page 68.

  Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES TO HEADLANDS SHAREHOLDERS OF THE MERGER?

  A: The exchange of shares by Headlands shareholders is intended to be tax-free to Headlands shareholders for federal income tax purposes, except for any cash received instead of a fractional share of GreenPoint common stock. To review the federal income tax consequences in greater detail, see page 39. Each Headlands shareholder should consult his or her own tax advisor as to his or her particular tax consequences.

  Q: WHAT DO I NEED TO DO NOW?

  A: Just mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. YOUR BOARD OF DIRECTORS, BY THE UNANIMOUS VOTE OF ALL DIRECTORS, RECOMMENDS THAT YOU VOTE IN FAVOR OF THE MERGER.

  Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

  A: Just send in a later-dated, signed proxy card to Headlands' Secretary before the meeting or attend the meeting and vote in person.

  Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

  A: No. After the merger is completed, GreenPoint will send you written instructions for exchanging your stock certificates.

  To find any one of the principal sections identified below, simply bend the document slightly to expose the black tabs and open the document to the tab which corresponds to the title of the section you wish to read. For your convenience, we have included an index of frequently used capitalized terms in this Joint Proxy Statement/Prospectus in an Index of Defined Terms, which is printed on gold paper as the last item in the Summary section of this Joint Proxy Statement/Prospectus.

                                                 TABLE OF CONTENTS [TAB MARKER]

                                                           SUMMARY [TAB MARKER]

                                                   SPECIAL MEETING [TAB MARKER]

                                                        THE MERGER [TAB MARKER]

                                           BUSINESS AND MANAGEMENT [TAB MARKER]

                                        REGULATION AND SUPERVISION [TAB MARKER]

                CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS [TAB MARKER]

                                            ADDITIONAL INFORMATION [TAB MARKER]

                                             FINANCIAL INFORMATION [TAB MARKER]

                                                          EXHIBITS [TAB MARKER]

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
SUMMARY...................................................................   1
  The Companies...........................................................   1
  Headlands' Reasons for the Merger.......................................   1
  Our Recommendations to Shareholders.....................................   1
  The Special Meeting of the Headlands Shareholders.......................   2
  Record Date and Vote Required...........................................   2
  The Merger..............................................................   2
  Recent Developments.....................................................   8
CERTAIN COMPARATIVE PER SHARE DATA AND SHARE PRICES.......................   9
SELECTED HISTORICAL FINANCIAL DATA OF GREENPOINT FINANCIAL CORP...........  11
SELECTED HISTORICAL FINANCIAL DATA OF HEADLANDS MORTGAGE COMPANY..........  13
SELECTED PRO FORMA COMBINED FINANCIAL DATA................................  15
THE SPECIAL MEETING OF HEADLANDS SHAREHOLDERS.............................  18
  General.................................................................  18
  Matters to be Considered................................................  18
  Proxies.................................................................  18
  Solicitation of Proxies.................................................  18
  Record Date and Voting Rights...........................................  19
  Support Agreements......................................................  20
  Recommendation of the Headlands Board...................................  21
THE MERGER................................................................  22
  Description of the Merger...............................................  22
  Background of the Merger................................................  24
  Recommendation of the Headlands Board and Reasons for the Merger........  25
  Opinion of Headlands' Financial Advisor.................................  27
  Effective Date..........................................................  33
  Exchange of Certificates; Fractional Shares.............................  34
  Representations and Warranties..........................................  35
  Conduct of Business Pending Consummation of the Merger and Other
   Agreements.............................................................  35
  Indemnification; Directors' and Officers' Insurance.....................  37
  Certain Other Matters Relating to the Merger............................  38
  Conditions to Consummation of the Merger; Termination...................  38
  Waiver; Amendment.......................................................  39
  Expenses................................................................  39
  Federal Income Tax Consequences.........................................  39
  Accounting Treatment of the Merger......................................  40
  Federal Securities Laws Consequences; Resale Restrictions...............  41
  Stock Option Agreement..................................................  41
  Interests of Certain Persons in the Merger..............................  44
  Regulatory Matters......................................................  46
BUSINESS AND MANAGEMENT...................................................  47
  Management and Operations After the Merger..............................  47
  Price Range of Common Stock and Dividends...............................  47
INFORMATION ABOUT GREENPOINT AND HEADLANDS................................  49
  Greenpoint..............................................................  49
  Headlands...............................................................  49
REGULATION AND SUPERVISION................................................  51
  GreenPoint..............................................................  51

                                                                            Page
                                                                            ----
  Headlands................................................................  54
CAPITAL STOCK AND COMPARISON OF STOCKHOLDER RIGHTS.........................  56
  Description of GreenPoint Capital Stock..................................  56
  Comparison of Stockholder Rights.........................................  57
ADDITIONAL INFORMATION.....................................................  68
  Dissenters' Appraisal Rights.............................................  68
  Shareholder Proposals....................................................  70
  Other Matters............................................................  70
  Where You Can Find More Information......................................  70
  Legal Matters............................................................  72
  Experts..................................................................  72
  Cautionary Statement Concerning Forward-Looking Statements...............  72
FINANCIAL INFORMATION......................................................  74

  EXHIBIT A--Agreement and Plan of Merger

  EXHIBIT B--Stock Option Agreement

  EXHIBIT C--Opinion of NationsBanc Montgomery Securities LLC

  EXHIBIT D--Chapter 13 of the General Corporation Law of the State of
   California pertaining to dissenters' rights

                                    SUMMARY

This summary highlights selected information from this Proxy
Statement/Prospectus. It does not contain all of the information that is important to you. You should carefully read this entire Proxy
Statement/Prospectus and the documents to which we have referred you in order to fully understand the transaction. See "Additional Information--Where You Can Find More Information" on page 70. Each item in this summary includes a page reference to a section of this document that contains a more complete description of the topic summarized.


The Companies (Page 49)

GreenPoint Financial Corp.
90 Park Avenue
New York, New York 10016
(212) 834-1000

GreenPoint Financial Corp. is a bank holding company registered under federal law and incorporated in Delaware. GreenPoint provides a variety of financial services, primarily through its bank subsidiary, GreenPoint Bank, a New York State chartered savings bank, and GreenPoint Bank's wholly owned subsidiaries, GreenPoint Mortgage Corp., a national home mortgage banking company headquartered in Charlotte, North Carolina, and GreenPoint Credit Corp., a company engaged primarily in originating, purchasing and servicing manufactured housing installment sale contracts and installment loan agreements and headquartered in San Diego, California. Through its subsidiaries, GreenPoint is primarily engaged in mortgage lending in New York and across the nation. As of December 31, 1998, GreenPoint had consolidated total assets of approximately $14.0 billion, total net loans of approximately $9.9 billion, total deposits of approximately $11.2 billion and stockholders' equity of approximately $1.8 billion.

Headlands Mortgage Company
1100 Larkspur Landing Circle, Suite 101
Larkspur, California 94939
(415) 461-6790

Headlands is a specialty mortgage banking company engaged in the business of originating, selling, securitizing and servicing mortgage loans secured by one- to four-family residences. Headlands was incorporated in California and commenced its mortgage banking business in 1986. As a specialty mortgage lender, Headlands' strategy is to focus on specialized mortgage loan products for primarily high credit quality borrowers where the mortgage loans fail to satisfy one or more of the standardized criteria (other than credit quality of the borrower) required for sale or exchange through governmental agencies or private mortgage conduits. As of December 31, 1998, Headlands had consolidated total assets of approximately $1.1 billion, total net loans held for sale of approximately $910.8 million and stockholders' equity of approximately $126.3 million.

Headlands' Reasons for the Merger (page 25)

Headlands shareholders will recognize a significant premium for their shares of Headlands common stock as a result of the merger, and will have the ability to participate in the future value and growth of GreenPoint. In addition, we believe that by combining our complementary products and abilities in the mortgage banking business with those of GreenPoint we will create a stronger mortgage banking competitor. As a result of the merger, GreenPoint will obtain a leadership position in an additional area of the specialty home finance business and the new Headlands will gain access to GreenPoint's capital and funding base.

Our Recommendations to Shareholders

Your Board of Directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" the proposal to approve the principal terms of the merger.

The Special Meeting of the Headlands Shareholders (page 18)

The special meeting of the Headlands shareholders will be held at Courtyard by Marriott, 2500 Larkspur Landing Circle, Larkspur, California, at 10:00 a.m. Pacific time on Tuesday, March 23, 1999. At the special meeting, you will be asked:

1. To approve the principal terms of the merger.

2. To act on any other items that may be submitted to a vote at the special meeting.

Record Date and Vote Required (page 19)

You can vote at the special meeting of Headlands' shareholders if you owned Headlands common stock at the close of business on February 12, 1999. You can cast one vote for each share of Headlands common stock that you owned on that date. In order to approve the merger, the holders of a majority of the shares of Headlands common stock outstanding on that date must vote in its favor. You can vote your shares by attending the special meeting of Headlands shareholders and voting in person or you can mark the enclosed proxy card with your vote, sign it and mail it in the enclosed return envelope. You can revoke your proxy as late as the date of the special meeting either by sending in a new proxy or by attending the meeting and voting in person.

The Merger (page 22)

We've attached the Agreement and Plan of Merger to this Proxy
Statement/Prospectus as Exhibit A. Please read the Agreement. It is the legal document that governs the merger.

Structure

The proposed combination calls for GF Acquisition Corp., a wholly owned subsidiary of GreenPoint, to merge with and into Headlands. Headlands will be the surviving corporation in the merger and will become a wholly owned subsidiary of GreenPoint. GreenPoint intends to contribute its interest in the surviving corporation to GreenPoint Bank, its wholly owned savings bank subsidiary, immediately after the merger.

Exchange of Shares (page 34)

As a Headlands shareholder, each of your shares of Headlands common stock (other than shares held by Headlands shareholders who properly demand and are entitled to dissenters' rights), will automatically become exchangeable for
0.62 shares of GreenPoint common stock. The total number of shares that you'll receive will therefore be equal to 0.62 times the number of shares of Headlands common stock that you own. GreenPoint, however, will not issue any fractional shares of GreenPoint common stock. Instead, you'll receive the value of any fractional share in cash, based on the average market value of GreenPoint's common stock for the five consecutive New York Stock Exchange trading days immediately preceding the date on which the merger is completed. For example, if you owned 10 shares of Headlands common stock, you will receive 6 whole shares of GreenPoint common stock and a check for the value of
0.2 shares of GreenPoint common stock. Following the merger, you will be entitled to exchange your certificates representing shares of Headlands common stock for certificates representing shares of GreenPoint common stock by sending your Headlands common stock share certificates, and a form that we will send you, to the exchange agent indicated on that form. The exchange agent will then send you the GreenPoint common stock share certificates to which you are entitled. For more information on how this exchange procedure works, see "The Merger--Exchange of Certificates; Fractional Shares" on page 33 of this Proxy Statement/Prospectus.

Comparative Per Share Market Prices (page 47)

Shares of Headlands are quoted on the Nasdaq National Market and shares of GreenPoint are listed on the New York Stock Exchange. On December 7, 1998, the last trading day before we announced the merger, Headlands common stock closed at $16.125 per share and GreenPoint common stock closed at $39.25 per share. On February 16, 1999, Headlands common stock closed at $18.56 per share and GreenPoint common stock closed at $31.25 per share.

Based on the 0.62 exchange ratio, the market value of the consideration that you will receive as a Headlands shareholder in the merger for each of your shares of Headlands common stock would have been $24.34 per share based on GreenPoint's closing stock price on December 7, 1998 and would have been $19.38 per share based on GreenPoint's closing stock price on February 16, 1999. Of course, the market price of GreenPoint and Headlands will fluctuate prior to the merger, while the exchange ratio is fixed, and therefore the market value of the merger consideration will fluctuate. You should obtain current stock price quotations for GreenPoint common stock and Headlands common stock. These quotations are available from a variety of sources, including, for example, your broker, major newspapers such as The Wall Street Journal and on the Internet.

Opinion of Financial Advisor (page 27)

NationsBanc Montgomery Securities LLC has delivered its opinion to the Headlands Board of Directors that as of the date of this Proxy
Statement/Prospectus the exchange ratio is fair to Headlands shareholders from a financial point of view. NationsBanc Montgomery's opinion is attached as Exhibit C to this Proxy Statement/Prospectus. We encourage you to read it carefully.

Stock Options (page 41)

Upon completion of the merger, options to acquire Headlands common stock granted under Headlands' stock option plan that are outstanding and unexercised immediately before completing the merger will become options to purchase GreenPoint common stock. The options will continue to be governed by the terms of Headlands' stock option plan, which will be assumed by GreenPoint. The number of shares of GreenPoint common stock subject to the new stock options, as well as the exercise price of those stock options, will be adjusted to account for the exchange ratio in the merger.

Conditions that Must be Satisfied to Complete the Merger (page 38)

In order to complete the merger, there are a number of conditions specified in the agreement and plan of merger that must be met that have not been met as of the date of this Proxy Statement/Prospectus. These conditions include:

1. Approval of the principal terms of the merger by a majority of the outstanding shares of Headlands common stock.

2. Receipt by each company of a legal opinion that on the day of the merger, for United States federal income tax purposes, the merger will be a reorganization and the Headlands shareholders who exchange their shares of Headlands common stock for GreenPoint common stock will not recognize any gain or loss as a result of the merger, except in connection with the payment of cash instead of fractional shares. These opinions will be subject to various limitations and we recommend that you read the more complete description of the tax consequences of the merger beginning on page 39 of this Proxy Statement/Prospectus.

3. Receipt by each company of a letter from its independent accountants that the merger will qualify for "pooling of interests" accounting treatment.

4. Approval by the New York Stock Exchange of the listing of the shares of GreenPoint common stock to be issued in the merger.

5. The absence of any injunction or legal restraint blocking the merger or any government proceedings trying to block the merger.

6. Receipt of required regulatory approvals and expiration of statutory waiting periods.

Where the law permits, GreenPoint or Headlands could decide to complete the merger even if one or more of these conditions hasn't been met. We can't be certain when (or if) the conditions to the merger will be satisfied or waived, or that the merger will be completed.

GreenPoint does not require any approval of its stockholders to complete the merger.

Regardless of whether the merger is completed, we will each pay our own fees and expenses, except that we will each pay one-half of the costs and expenses incurred in printing and mailing this Proxy Statement/Prospectus and the registration fee that we have paid to the Securities and Exchange Commission, and GreenPoint will pay the expenses incurred in certain regulatory filings.

Termination of the Agreement and Plan of Merger; Expenses (pages 38 and 39)

We can agree at any time to terminate the agreement and plan of merger without completing the merger, even if the Headlands shareholders have already approved it. Also, either of us can decide, without having to get the other's consent, to terminate the agreement if:

1. The other party materially breaches the agreement (and doesn't promptly correct the breach).

2. The merger hasn't been completed by July 31, 1999, unless the failure to complete the merger by that time is the fault of the party that wants to terminate the agreement.

3. Any governmental authority denies an approval that we need to complete the merger, and the denial is final and non-appealable.

4. The Headlands shareholders fail to approve the merger.

Waiver and Amendment (page 39)

We can agree to amend the agreement and plan of merger, and each of us can waive our right to require the other party to adhere to the terms and conditions of the agreement, where the law allows. However, we may not do so after the Headlands shareholders approve the merger if the amendment or waiver reduces the consideration that will be received by Headlands shareholders unless the Headlands shareholders approve the amendment or waiver.

Accounting Treatment (page 40)

We expect the merger to qualify as a "pooling of interests." This means that for accounting and financial reporting purposes, we will treat our companies as if they had always been one company.

Regulatory Approvals (page 46)
We are required to make certain filings with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules of the U.S. Federal Trade Commission. We have made the required filings; the waiting period on one filing received early termination on February 5, 1999, and the waiting period on a second filing is currently scheduled to expire on March 13, 1999. Federal or state regulatory authorities can act at any time to challenge the proposed merger if any of them believe that it poses antitrust problems. We do not have any reason to believe that the merger will be challenged on those grounds, although there can be no assurance that a challenge won't be made or, if a challenge is made, what the result will be.

Stock Option Agreement (page 41)

Headlands, as a condition to GreenPoint's entering into the agreement and plan of merger, entered into a stock option agreement granting GreenPoint an irrevocable option to purchase shares of Headlands common stock under certain circumstances. The companies entered into this stock option agreement in order to increase the likelihood that we would complete the merger. The stock option agreement could discourage other companies from trying or proposing to combine with Headlands before we complete the merger.

The stock option agreement, if it became exercisable, would permit GreenPoint to acquire up to 3,929,580 shares of Headlands common stock (19.9% of the Headlands common stock outstanding on the day prior to the day on which we entered into the stock option and merger agreements) at an exercise price of $16.125 per share (the closing price of Headlands common stock on the day prior to the day on which we entered into the agreements). In addition to the option to purchase Headlands common stock, under certain circumstances the person holding the option (or the person holding shares purchased under the option) may require Headlands to repurchase the option and/or any option shares previously purchased under the option, at a pre-determined price. GreenPoint could also surrender the option and any option shares purchased under the option at a pre-determined price under certain circumstances.

GreenPoint cannot exercise its option unless certain events occur. These events are business combinations involving Headlands (other than the merger discussed here) and certain related activities such as a merger or the sale of a substantial amount of the assets or stock of Headlands. Neither of us knows of any event that has occurred as of the date of this Proxy Statement/Prospectus that would permit GreenPoint to exercise its option.

Support Agreements (page 20)

Mr. Paul and certain other members of the Board of Directors of Headlands and their affiliates have entered into agreements with GreenPoint to support the merger. The people that entered into these support agreements agreed, among other things, to vote all of the shares of Headlands common stock that they have the ability to vote in favor of the merger. On the date that these individuals entered into the support agreements, they had the ability to direct the voting of shares constituting 53.1% of the Headlands Common Stock on matters such as the Merger. The support agreements can be terminated when the merger is completed or the agreement and plan of merger is terminated.

Board of Directors and Management Following the Merger (page 47)

GreenPoint Board of Directors. If the merger is completed, Mr. Paul will become a member of the GreenPoint Board of Directors.

Management. If the merger is completed, Mr. Paul will also join GreenPoint's management as a Vice Chairman, and he will continue to serve in his present position with Headlands. The current executives of Headlands will be the initial executives of Headlands following the merger. Certain of those executives have entered into employment agreements with GreenPoint that will become effective when the merger is completed, including Mr. Paul, Gilbert J. MacQuarrie (Executive Vice President, Chief Financial Officer and Secretary of Headlands), Becky S. Poisson (Executive Vice President, Operations of Headlands), and Steven M. Abreu (Executive Vice President, Production and Secondary Marketing of Headlands).

Interests of Other People in the Merger that are Different from Yours (page 44)

Some of Headlands directors and officers have interests in the merger that are different from yours. These interests exist because some of our officers and directors have entered into agreements with GreenPoint providing for their employment by GreenPoint following the merger and for service on the GreenPoint Board of Directors (in Mr. Paul's case only) following the merger. In addition, the approval of the merger by the Headlands shareholders will be considered a "change of control" under Headlands' stock option plan, and therefore the restrictions on exercising the stock options held by our officers and directors will go away, even if they would otherwise have gone away at a later time. The total number of stock options held by all directors and officers of Headlands that will become exercisable earlier than they would have because of the merger is 606,000. Mr. Paul has entered into an agreement with GreenPoint that will become effective when the merger is completed giving him additional benefits in the event of a change in control of GreenPoint. In addition, GreenPoint will indemnify and provide liability insurance for the members of Headlands' Board of Directors and its officers pursuant to the merger agreement. The Headlands Board of Directors was aware of these interests and took them into account in approving the agreement and plan of merger. Additional information regarding these interests is located under "The Merger--Interests of Certain Persons in the Merger" beginning on page 44 of this Proxy Statement/Prospectus.

Dissenters' Rights (page 68)

Under California law, you may have the right to dissent from the merger and to have the appraised fair market value of your shares of Headlands common stock paid to you in cash. You have the right to seek appraisal of the value of your Headlands shares and be paid the appraised value if all of the following conditions exist:

1. You deliver to Headlands, before the vote is taken at the special meeting, a written demand for payment of your shares of Headlands common stock.

2. The holders of at least 5% of the total number of shares of Headlands common stock (including you) make the required written demand.

3. You vote against the merger.

4. You otherwise comply with the provisions governing dissenters' rights under California law.

If you dissent from the merger and the previously outlined conditions are met, your shares of Headlands common stock will not be exchanged for shares of GreenPoint common stock in the merger, and your only right will be to receive the appraised value of your shares in cash. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote "FOR" the merger and a waiver of your dissenters' rights.

For more detailed information about your rights under California law, see "Additional Information--Dissenters' Appraisal Rights" on page 68.

Certain Federal Income Tax Consequences (page 39)

We expect that for United States federal income tax purposes, your exchange of shares of Headlands common stock for shares of GreenPoint common stock generally will not cause you to recognize any gain or loss. However, you will have to recognize gain in connection with any cash received instead of fractional shares.

Our obligation to complete the merger is conditioned on our receipt of legal opinions about the federal income tax treatment of our companies and our stockholders. These opinions won't bind the Internal Revenue Service, which could take a different view.

This tax treatment may not apply to certain Headlands shareholders, including those shareholders who dissent from the merger. Determining the actual tax consequences of the merger to you can be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences.

Certain Differences in the Rights of Stockholders (page 57)

The rights of Headlands shareholders are currently governed by the General Corporation Law of the State of California, Headlands' Articles of Incorporation and Headlands' Amended and Restated Bylaws. Upon completion of the merger, you will become stockholders of GreenPoint, and your rights will be governed by the General Corporation Law of the State of Delaware, GreenPoint's Certificate of Incorporation, as amended, and GreenPoint's Bylaws. The significant differences between your rights as stockholders of GreenPoint and your rights as Headlands shareholders are discussed in more detail on page 57 of this Proxy Statement/Prospectus.

Recent Developments

  The following table shows summarized unaudited financial data for our companies at or for the year ended December 31, 1998. We expect to incur restructuring and merger-related expenses as a result of combining our companies. We also anticipate that the merger will provide the combined company with financial benefits, including reduced operating expenses and greater opportunities to earn revenue. However, none of these anticipated expenses or benefits have been factored into the selected financial data presented below, nor has the data been audited.

              Selected Financial Data of GreenPoint and Headlands
                   (In thousands, except per share amounts)

                                                      As of or for the year
                                                        ended December 31,
                                                               1998
                                                      ----------------------
                                                      GreenPoint  Headlands
                                                      ----------- ----------
                                                           (unaudited)
Income Data (thousands)
  Net interest income................................ $   483,693 $   25,839
  Provision for loan losses..........................      13,835      5,373
  Non-interest income................................      75,180    133,584
  Non-interest expense...............................     303,101    102,387
  Income tax expense.................................      92,403     21,699(1)
                                                      ----------- ----------
  Net income......................................... $   149,534 $   29,964(1)
                                                      =========== ==========
End of Period Balance Sheet Items (thousands)
  Assets............................................. $13,970,344 $1,052,801
  Total net loans....................................   9,940,531    910,830
  Deposits...........................................  11,173,115        --
  Long term debt.....................................     399,599        --
  Shareholders' equity...............................   1,796,267    126,309
Per Share Data
  Basic earnings per share........................... $      1.99 $     1.56
  Diluted earnings per share......................... $      1.92 $     1.54
  Cash dividends declared............................ $      0.64 $      --
  Book value, end of period.......................... $     21.51 $     6.30
Shares Outstanding (thousands)
  Average--diluted(2)................................      77,821     19,455

-------
(1) Prior to the closing of Headlands' initial public offering, Headlands was treated as an S corporation for federal and state income tax purposes. The income tax expense and net income information of Headlands are pro forma presentations reflecting the provision for income taxes as if Headlands had always been fully subject to federal and state taxes as a C corporation at the tax rate effective for the period presented (42%).
(2) Average diluted shares includes all options issued under applicable stock option plans and is calculated using the treasury stock method in accordance with SFAS No. 128.

              CERTAIN COMPARATIVE PER SHARE DATA AND SHARE PRICES

  The following table shows information about our income per share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods.

  We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method known as "pooling of interests" accounting). The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the exchange ratio of 0.62. We present this information to reflect the fact that Headlands shareholders will receive 0.62 of a share of GreenPoint's common stock for each share of Headlands common stock exchanged in the merger. We expect that we will incur reorganization and restructuring expenses as a result of the merger. These expenses cannot be estimated at this time and therefore are not included in the pro forma financial statements. We also anticipate that the merger will provide GreenPoint with financial benefits that include cost savings and the opportunity to earn more revenue, but the pro forma information doesn't take into account any of these expenses or revenues. The pro forma information, while helpful in illustrating the financial characteristics of the new company, doesn't attempt to predict or suggest future results.

  The information in the following table is based on the historical financial information that we've presented in our prior Securities and Exchange Commission filings. We have incorporated this material into this document by reference. See "Additional Information--Where You Can Find More Information" on page 70.

                                              At or for the   At or for the
                                               nine months     years ended
                                                  ended        December 31,
                                              September 30, ------------------
                                                  1998       1997  1996  1995
                                              ------------- ------ ----- -----
GreenPoint Common Stock(1)
Net Income per common share--basic:
  Historical.................................    $ 1.59     $ 1.96 $1.56 $1.16
  Pro forma combined for the merger(2):            1.47       2.02  1.52  1.10
Net Income per share--diluted(3):
  Historical.................................    $ 1.53     $ 1.86 $1.51 $1.14
  Pro forma combined for the merger(2).......      1.42       1.93  1.48  1.09
Cash dividends declared per common share(4):
  Historical.................................    $ 0.48     $ 0.50 $0.40 $0.40
  Pro forma combined for the merger(2):            0.41       0.43  0.35  0.35
Book value per share as of end of period(5):
  Historical.................................    $21.40     $17.00
  Pro forma combined for the merger(2):           19.92      16.02
Headlands Common Stock
Pro forma net income per common share--
 basic(6):
  Historical.................................    $ 0.43     $ 1.60 $0.76 $0.30
  Equivalent Pro forma(7):                         0.91       1.25  0.94  0.68
Pro forma net income per common share--
 diluted(3)(6):
  Historical.................................    $ 0.43     $ 1.60 $0.76 $0.30
  Equivalent Pro forma(7)....................      0.88       1.20  0.92  0.68
Cash dividends declared per common share:
  Historical.................................       --         --    --    --
  Equivalent Pro forma(7):                         0.25       0.27  0.22  0.22
Book value per common share as of end of
 period(6):
  Historical.................................    $ 6.14     $ 4.73
  Equivalent Pro forma(7):...................     12.35       9.93

--------
(1) Adjusted for a 2-for-1 stock split on March 4, 1998.
(2) GreenPoint will account for the Merger using the "pooling of interests" method of accounting.
(3) Net income per share--diluted and pro forma net income per common share-- diluted are based on average diluted shares, which includes options issued under applicable stock option plans and is calculated using the treasury stock method in accordance with SFAS No. 128.
(4) Pro forma cash dividends represent historical cash dividends of GreenPoint and Headlands, divided by pro forma weighted average common shares.
(5) Book value per common share is based on total period-end stockholders' equity.
(6) Prior to the closing of Headlands' initial public offering, Headlands was treated as an S corporation for federal and state income tax purposes. The pro forma presentation reflects the provision for income taxes as if Headlands had always been fully subject to federal and state taxes as a C corporation at the tax rates effective for the periods presented (41% for 1995 through 1998).
(7) Headlands pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by an assumed exchange ratio of 0.62.

        SELECTED HISTORICAL FINANCIAL DATA OF GREENPOINT FINANCIAL CORP.

  In the table below, we provide you with selected historical financial data of GreenPoint. We prepared this data using the consolidated financial statements of GreenPoint. When you read this selected historical consolidated financial data, it is important that you read the footnotes set forth below the financial data. You should also read the historical financial statements and accompanying notes that GreenPoint has included in its Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the period ended September 30, 1998. You can obtain these reports by following the instructions we provide in this Proxy Statement/Prospectus under "Additional Information--Where You Can Find More Information" on page 70.

  It is also important that you read the unaudited pro forma combined condensed financial information and accompanying notes that we have included in this Proxy Statement/Prospectus under "Financial Information" on page 74.

  The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the actual financial results achieved by GreenPoint during the 1998 fiscal year.

                  GreenPoint Financial Corp. and Subsidiaries
                       Selected Historical Financial Data
                    (In thousands, except per share amounts)

                                Nine Months                                                          Six
                                   Ended                                                            Months      Year
                               September 30,                 Year Ended December 31,                Ended      Ended
                          ----------------------- ---------------------------------------------- December 31, June 30,
                             1998        1997        1997        1996        1995        1994        1993       1993
                          ----------- ----------- ----------- ----------- ----------- ---------- ------------ --------
Income Data:
Net interest income.....  $   361,672 $   358,398 $   474,975 $   446,487 $   350,738 $  337,516  $  158,373  $303,174
Provision for loan
 losses.................        9,896      14,837      18,885      15,675       9,494     32,306      25,324    63,565
Non-interest income.....       39,032      43,065      56,283      56,938      35,787     27,067      16,211    32,986
Non-interest expense....      202,368     203,541     270,286     263,245     178,584    121,403      51,823    99,702
Income taxes............       71,941      72,192      94,439      92,054      90,978     97,951      41,188    83,690
                          ----------- ----------- ----------- ----------- ----------- ----------  ----------  --------
Income before cumulative
 effect of changes in
 accounting principles,
 net of tax.............      116,499     110,893     147,648     132,451     107,469    112,923      56,249    89,203
                          ----------- ----------- ----------- ----------- ----------- ----------  ----------  --------
Cumulative effect of
 changes in accounting
 principles, net of tax
 (1)....................          --          --          --          --          --         --          --     (5,254)
                          ----------- ----------- ----------- ----------- ----------- ----------  ----------  --------
Net income..............  $   116,499 $   110,893 $   147,648 $   132,451 $   107,469 $  112,923  $   56,249  $ 83,949
                          =========== =========== =========== =========== =========== ==========  ==========  ========
End of Period Balance
 Sheet:
Total assets............  $13,612,611 $13,093,985 $13,083,518 $13,325,585 $14,670,463 $6,955,044  $7,377,072       --
Total net loans.........    9,981,617   8,495,104   8,801,159   7,299,096   6,033,700  5,605,187   5,442,339       --
Securities sold under
 agreements to
 repurchase.............      100,000      91,491     106,149      89,500         --         --          --        --
Deposits................   10,851,536  11,035,921  10,972,978  11,452,266  12,898,323  5,223,526   5,650,435       --
Long term debt..........      399,588     399,541     399,552         --          --         --          --        --
Stockholders' equity....    1,792,301   1,268,776   1,269,603   1,459,803   1,551,317  1,521,192     786,275       --
Per Share Data (2)(3):
Net income--basic.......  $      1.59 $      1.44 $      1.96 $      1.56 $      1.16 $     1.12         --        --
Net Income--diluted(4)..         1.53        1.37        1.86        1.51        1.14       1.11         --        --
Cash dividends
 declared...............         0.48        0.38        0.50        0.40        0.40       0.30         --        --
Book value, end of
 period.................        21.40       16.82       17.00       17.39       17.12      16.16         --        --
Shares Outstanding:
Average--basic..........       73,262      76,829      75,333      85,145      92,539     93,730         --        --
Average--diluted(4).....       76,049      80,870      79,331      87,817      93,938     94,546         --        --

-------
(1)Reflects changes due to the adoption of SFAS Nos. 106 and 112.
(2) Per share data has been restated to reflect the impact of a 2-for-1 split of GreenPoint's common stock on March 4, 1998.
(3) Per share data is for the period subsequent to GreenPoint's initial public offering on January 28, 1994.
(4) Net income--diluted is based on average diluted shares, which includes all options issued under GreenPoint's stock option plans and is calculated using the treasury stock method in accordance with SFAS No. 128.

                       SELECTED HISTORICAL FINANCIAL DATA
                         OF HEADLANDS MORTGAGE COMPANY

  In the table below, we provide you with selected historical financial data of Headlands. We prepared this data using the consolidated financial statements of Headlands. When you read this selected historical consolidated financial data, it is important that you read the footnotes set forth below the financial data. You should also read the historical financial statements and accompanying notes that Headlands has included in its Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Report on Form 10-Q for the period ended September 30, 1998. You can obtain these reports by following the instructions we provide in this Proxy Statement/Prospectus under "Additional Information--Where You Can Find More Information" on page 70.

  It is also important that you read the unaudited pro forma combined condensed financial information and accompanying notes that we have included in this Proxy Statement/Prospectus under "Financial Information" on page 74.

  The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the actual financial results achieved by Headlands during the 1998 fiscal year.

                  Headlands Mortgage Company and Subsidiaries

                 Selected Historical Pro Forma Financial Data
                   (In thousands, except per share amounts)

                          Nine Months Ended
                            September 30,             Year Ended December 31,
                          ----------------- -------------------------------------------
                            1998     1997     1997     1996     1995    1994     1993
                          -------- -------- -------- -------- -------- ------- --------
Income Data:
Net interest income ....  $ 18,377 $  8,826 $ 12,524 $  5,624 $  1,814 $ 2,709 $  1,797
Provision for loan
 losses.................     4,474    2,359    3,588    3,641    3,113     660    1,847
Non-interest income.....   106,368   68,471   82,906   53,632   38,402  34,361   59,735
Non-interest expense....    74,178   36,659   53,220   37,315   29,880  35,090   34,450
Income taxes related to
 earnings...............    21,313    1,342    1,354      640      252      50      568
Income taxes related to
 S corporation
 conversion.............    18,488      --       --       --       --      --       --
                          -------- -------- -------- -------- -------- ------- --------
Net income..............  $  6,292 $ 36,937 $ 37,268 $ 17,660 $  6,971 $ 1,270 $ 24,667
                          ======== ======== ======== ======== ======== ======= ========
Pro Forma Information:
Income before income
 taxes..................    46,093   38,279   38,622   18,300    7,223   1,320   25,235
Provision for pro forma
 income taxes(1)........    37,847   16,077   16,221    7,686    3,034     541   10,599
                          -------- -------- -------- -------- -------- ------- --------
Pro forma net
 income(1)..............  $  8,246 $ 22,202 $ 22,401 $ 10,614 $  4,189 $   779 $ 14,636
                          ======== ======== ======== ======== ======== ======= ========
End of Period Balance
 Sheet Items:
Total assets............  $961,739 $348,496 $737,805 $288,990 $147,432 $98,730 $349,198
Total net loans.........   862,851  263,122  651,904  238,865   98,164  76,409  322,540
Notes payable and
 securities sold under
 agreements to
 repurchase.............   791,595  264,382  651,631  251,013   91,234  76,278  307,566
Stockholders' equity....   122,791   66,080   66,531   29,144   25,874  18,904   26,901
Per Share Data:
Net income--basic.......  $   0.33 $   2.63 $   2.66 $   1.26 $   0.49 $  0.09 $   1.76
Net income--diluted(2)..      0.33     2.63     2.66     1.26     0.49    0.09     1.76
Pro forma net income--
 basic(1)...............      0.43     1.59     1.60     0.76     0.30    0.06     1.05
Pro forma net income--
 diluted(1)(2)..........      0.43     1.59     1.60     0.76     0.30    0.06     1.05
Cash Dividends
 declared...............       --       --       --       --       --      --       --
Book value, end of
 period.................      6.14     4.71     4.73     2.08     1.85    1.35     1.92
Shares Outstanding:
Average--basic..........    18,945   14,000   14,000   14,000   14,000  14,000   14,000
Average--diluted(2).....    19,240   14,006   14,010   14,000   14,000  14,000   14,000

-------
(1) Prior to the closing of Headlands' initial public offering, Headlands was treated as an S corporation for federal and state income tax purposes. The pro forma presentation reflects the provision for income taxes as if Headlands had always been fully subject to federal and state taxes as a C corporation at the tax rates effective for the periods presented (41% for 1994; 42% for 1993 and 1995 through 1998).
(2) Net income--diluted and pro forma net income--diluted are based on average diluted shares, which includes all options issued under Headlands' stock option plan and is calculated using the treasury stock method in accordance with SFAS No. 128.

                   SELECTED PRO FORMA COMBINED FINANCIAL DATA

  The following unaudited selected pro forma financial data combines GreenPoint's historical results with Headlands' historical results using pooling of interests accounting, in each case as of or for the nine months ended September 30, 1998 and 1997 and as of or for the years ended December 31, 1997, 1996 and 1995. The unaudited pro forma condensed combined statements of income information gives effect to the merger as if it had occurred on January 1, 1995. The unaudited pro forma condensed combined balance sheet information gives effect to the merger as if it occurred on the date of the information presented.

  It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the merger had been completed on those dates. It is also important to remember that this information does not necessarily reflect future financial performance if the merger actually occurs.

  Please see "Financial Information" on page 74 of this Proxy
Statement/Prospectus for a more detailed explanation of this analysis.

                  Selected Unaudited Pro Forma Financial Data

                       GreenPoint and Headlands Combined
                    (In thousands, except per share amounts)

                            Nine Months Ended
                              September 30,            Year Ended December 31,
                         ----------------------- -----------------------------------
                            1998        1997        1997        1996        1995
                         ----------- ----------- ----------- ----------- -----------
Income Data:
Net interest income..... $   380,050 $   367,224 $   487,499 $   452,111 $   352,552
Provision for loan
 losses.................      14,370      17,196      22,473      19,316      12,607
Non-interest income.....     145,399     111,536     139,189     110,571      74,189
Non-interest expense....     276,546     240,200     323,506     300,561     208,464
Income taxes related to
 earnings...............      93,254      73,534      95,793      92,694      91,230
Income taxes related to
 S corporation
 conversion.............      18,488         --          --          --          --
                         ----------- ----------- ----------- ----------- -----------
Net income.............. $   122,791 $   147,830 $   184,916 $   150,111 $   114,440
                         =========== =========== =========== =========== ===========
Pro Forma Information:
Income before income
 taxes.................. $   234,533 $   221,364 $   280,709 $   242,805 $   205,670
Provision for pro forma
 income taxes...........     109,788      88,269     110,660      99,740      94,012
                         ----------- ----------- ----------- ----------- -----------
Pro forma net income.... $   124,745 $   133,095 $   170,049 $   143,065 $   111,658
                         =========== =========== =========== =========== ===========
End of Period Balance
 Sheet Data:
Assets.................. $14,574,350 $13,442,481 $13,821,323 $13,614,575 $14,817,895
Total net loans.........  10,844,468   8,758,226   9,423,063   7,538,148   6,131,864
Deposits................  10,851,536  11,035,921  10,972,978  11,452,266  12,898,323
Notes payable and
 securities sold under
 agreements to
 repurchase.............     891,595     355,873     757,780     340,513      91,234
Long-term debt..........     399,588     399,541     399,552         --          --
Stockholders' equity....   1,915,092   1,334,856   1,336,134   1,488,947   1,577,191
Per share Data:
Net income--basic(1).... $      1.44 $      1.73 $      2.20 $      1.60 $      1.13
Net income--diluted.....        1.40        1.65        2.10        1.56        1.12
Pro forma net income--
 basic(1)...............        1.47        1.56        2.02        1.52        1.10
Pro forma net income--
 diluted................        1.42        1.49        1.93        1.48        1.09
Cash Dividends
 declared...............        0.48        0.38        0.50        0.40        0.40
Book value, end of
 period.................       19.92       15.87       16.02       16.07       15.89
Shares Outstanding:
Average--basic..........      85,008      85,509      84,013      93,825     101,219
Average--diluted(1).....      87,978      89,554      88,018      96,496     102,617

--------
(1) Net income--diluted is based on average diluted shares, which includes all options issued under Headlands and GreenPoint's stock option plans and is calculated using the treasury stock method in accordance with SFAS No. 128.

                             INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
Acquisition Proposal.......................................................  37
Acquisition Transaction....................................................  42
Agent......................................................................  66
Bank.......................................................................  49
BHCA.......................................................................  49
BIF........................................................................  53
Business Combination.......................................................  61
Cash EPS...................................................................  31
CGCL.......................................................................  19
Change in Control Agreement................................................  45
Code.......................................................................  23
Continuation Period........................................................  45
Demand.....................................................................  68
DGCL.......................................................................  22
Dissenting Shares..........................................................  22
DPC Shares.................................................................  22
Effective Date.............................................................  23
Effective Time.............................................................  20
Engagement Letter..........................................................  27
Excess Shares..............................................................  56
Exchange Act...............................................................  29
Exchange Agent.............................................................  34
Exchange Ratio.............................................................  22
Exercise Termination Event.................................................  43
FDIC.......................................................................  51
FICO.......................................................................  54
FNMA.......................................................................  49
FRB........................................................................  51
GAAP.......................................................................  29
GCC........................................................................  49
GPMC.......................................................................  49
GreenPoint.................................................................  18
GreenPoint Board...........................................................  22
GreenPoint Bylaws..........................................................  22
GreenPoint Certificate.....................................................  22
GreenPoint Common Stock....................................................  22
GreenPoint Indemnitee......................................................  65
GreenPoint Interested Stockholder..........................................  62
GreenPoint Preferred Stock.................................................  56
GreenPoint Stockholders....................................................  25
Headlands..................................................................  18
Headlands Articles.........................................................  19
Headlands Board............................................................  18
Headlands Bylaws...........................................................  19
Headlands Common Stock.....................................................  18
Headlands Shareholder......................................................  18

                                                                            Page
                                                                            ----
Headlands Special Meeting..................................................  18
Headlands Stock Option.....................................................  23
Highly Valued Thrifts......................................................  29
HMSI.......................................................................  42
Holder.....................................................................  43
HSR Act....................................................................  46
HUD........................................................................  55
Initial Triggering Event...................................................  42
Interested Stockholder.....................................................  61
Interim Dividends..........................................................  33
IRS........................................................................  40
Limit......................................................................  60
Listed Termination.........................................................  43
LTM........................................................................  29
Market/Offer Price.........................................................  43
Merger.....................................................................  18
Merger Agreement...........................................................  18
Merger Consideration.......................................................  22
Merger Sub.................................................................  18
NationsBanc Montgomery.....................................................  24
Notice of Approval.........................................................  68
NYSE.......................................................................  47
Option.....................................................................  41
Option Repurchase Price....................................................  43
Option Shares..............................................................  43
Owner......................................................................  43
Proceeding.................................................................  65
Record Date................................................................  19
Regional Thrifts...........................................................  29
Reigle-Neal................................................................  54
Reported EPS...............................................................  31
Repurchase Event...........................................................  43
Rules......................................................................  60
SAIF.......................................................................  53
SEC........................................................................  19
Securities Act.............................................................  23
State Banking Laws.........................................................  51
Stock Option Plan..........................................................  23
Stock Option Agreement.....................................................  41
Subsequent Triggering Event................................................  42
Support Agreements.........................................................  20
Supporting Shareholders....................................................  20
Surviving Company..........................................................  22
Tier 1.....................................................................  52
Tier 2.....................................................................  52
Trust Account Shares.......................................................  22

                 THE SPECIAL MEETING OF HEADLANDS SHAREHOLDERS

General

  This Proxy Statement/Prospectus is first being mailed to each holder ("Headlands Shareholder") of common stock (the "Headlands Common Stock"), no par value, of Headlands Mortgage Company ("Headlands") on or about February 22, 1999, and is accompanied by the notice of the special meeting of Headlands Shareholders (the "Headlands Special Meeting") and a form of proxy that is being solicited by the Board of Directors of Headlands (the "Headlands Board") for use at the Headlands Special Meeting, to be held on Tuesday, March 23, 1999, at 10:00 a.m., Pacific time, at Courtyard by Marriott, 2500 Larkspur Landing Circle, Larkspur, California, and at any adjournments or postponements thereof.

Matters to be Considered

  The purpose of the Headlands Special Meeting is to take action with respect to the approval of the principal terms of the proposed merger (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of December 8, 1998, by and among GreenPoint Financial Corp. ("GreenPoint"), GF Acquisition Corp. ("Merger Sub") and Headlands (the "Merger Agreement") and on such other matters as may be properly submitted to a vote at the Headlands Special Meeting. Headlands Shareholders may also be asked to vote upon a proposal to adjourn or postpone the Headlands Special Meeting, which adjournment or postponement could be used for the purpose, among others, of allowing additional time for soliciting additional votes to approve the principal terms of the Merger pursuant to the Merger Agreement.

Proxies

  The accompanying form of proxy is for use at the Headlands Special Meeting if a Headlands Shareholder will be unable, or does not wish, to attend in person. The proxy may be revoked by the Headlands Shareholder at any time before it is exercised by submitting to the Secretary of Headlands written notice of revocation or a properly executed proxy of a later date or attending the Headlands Special Meeting and electing to vote in person. Written notices of revocation, later-dated proxies and other communications with respect to the revocation of Headlands proxies should be addressed to Headlands Mortgage Company, 1100 Larkspur Landing Circle, Suite 101, Larkspur, California 94939,
Attention: Gilbert MacQuarrie, Secretary. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If no specification is made, the proxies will be voted in favor of approval of the principal terms of the proposed merger pursuant to the Merger Agreement. The Headlands Board is unaware of any other matters that may be presented for action at the Headlands Special Meeting. If other matters do properly come before the Headlands Special Meeting, however, it is intended that shares represented by proxies in the accompanying form will be voted or not voted by the persons named in the proxies in their discretion, provided that no proxy that is voted against approval of the principal terms of the Merger will be voted in favor of any adjournment or postponement of the Headlands Special Meeting that is made for the purpose of soliciting additional proxies.

Solicitation of Proxies

  The entire cost of soliciting the proxies from the Headlands Shareholders will be borne by Headlands; provided, however, that GreenPoint and Headlands have each agreed to pay one-half of the printing and mailing costs of this Proxy Statement/Prospectus and related materials and fees paid to the Securities and Exchange Commission (the "SEC"). In addition to the solicitation of the proxies by mail, Headlands will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of Headlands Common Stock and secure their voting instructions, if necessary. Headlands will reimburse such record holders for their reasonable expenses in so doing. If necessary, Headlands may use its regular employees, who will not be specially compensated, to solicit proxies from Headlands Shareholders, either personally or by telephone, telegram, facsimile or special delivery letter.

Record Date and Voting Rights

  Pursuant to the provisions of the General Corporation Law of the State of California (the "CGCL"), the Amended and Restated Bylaws of Headlands (the "Headlands Bylaws") and the rules of the Nasdaq National Market, February 12, 1999 has been fixed as the record date for determining the Headlands Shareholders entitled to notice of and to vote at the Headlands Special Meeting (the "Record Date"). Accordingly, only Headlands Shareholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Headlands Special Meeting. At the close of business on the Record Date, there were 19,785,471 shares of Headlands Common Stock outstanding held by approximately 1,100 holders of record. The presence, in person or by proxy, of shares of Headlands Common Stock representing a majority of such shares outstanding and entitled to vote on the Record Date is necessary to constitute a quorum at the Headlands Special Meeting. Each share of Headlands Common Stock outstanding on the Record Date entitles its holder to one vote.

  Shares of Headlands Common Stock held by Headlands Shareholders present in person at the Headlands Special Meeting but not voting, and shares of Headlands Common Stock for which Headlands has received proxies but with respect to which holders of such shares have abstained, will be counted as present at the Headlands Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of Headlands Common Stock in nominee or "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted upon at the Headlands Special Meeting without specific instructions from such customers. Since, as described below, the affirmative vote of the holders of all outstanding shares of Headlands Common Stock is required to approve the principal terms of the Merger, broker non-votes and absentions will have the effect of a vote against the Merger.

  Under the CGCL and the Articles of Incorporation of Headlands (the "Headlands Articles"), approval of the principal terms of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Headlands Common Stock entitled to vote at the Headlands Special Meeting. As described below under "Support Agreements," Mr. Paul and certain other members of the Headlands' Board of Directors and their affiliates have agreed to vote shares of Headlands Common Stock constituting a majority of the outstanding shares of Headlands Common Stock in favor of the Merger.

  Abstentions from voting and broker non-votes will have the same effect as votes against such approval. Accordingly, the Headlands Board urges Headlands Shareholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed, postage-paid envelope.

  As of the Record Date, directors and executive officers of Headlands beneficially owned approximately 7,574,613 shares of Headlands Common Stock, entitling them to exercise approximately 38.3% of the voting power of the Headlands Common Stock entitled to vote at the Headlands Special Meeting. Certain of such persons also have the ability to direct the voting of shares of Headlands Common Stock with respect to which they disclaim beneficial ownership for certain purposes under federal securities laws and, accordingly, the directors and executive officers of Headlands have the ability to direct the voting of approximately 53.1% of the voting power of the Headlands Common Stock entitled to vote at the Headlands Special Meeting. It is currently expected that each such person will vote the shares of Headlands Common Stock beneficially owned by him or her for approval of the principal terms of the Merger. In addition, as described below under "-- Support Agreements," Mr. Paul and certain other Headlands directors and their affiliates have executed support agreements pursuant to which they have agreed, among other things, to vote in favor of the Merger. As of the Record Date, no directors or executive officers of GreenPoint beneficially owned any shares of Headlands Common Stock.

  Additional information with respect to beneficial ownership of Headlands Common Stock by persons and entities owning more than 5% of such stock and more detailed information with respect to beneficial ownership of Headlands Common Stock by directors and executive officers of Headlands is incorporated by reference to the 1997 Annual Report on Form 10-K of Headlands. See "Additional Information--Where You Can Find More Information" on page 70.

Support Agreements

  Mr. Paul and certain other members of the Headlands Board and their affiliates ("Supporting Shareholders") entered into agreements with GreenPoint ("Support Agreements") immediately prior to the execution of the Merger Agreement. Pursuant to these agreements, such persons have agreed, among other things: (i) not to sell, agree to sell, or otherwise transfer or dispose of any shares of Headlands Common Stock owned by the Supporting Shareholder or over which such person has the authority to direct the voting unless such transfer or disposition would not adversely affect the ability of the Merger to be accounted for as a "pooling of interest"; (ii) to vote all of the shares of Headlands Common Stock owned by such Supporting Shareholder, or over which such Supporting Shareholder has the authority to direct the voting, at any meeting of Headlands Shareholders called to consider and vote to approve the principal terms of the Merger; and (iii) to not, directly or indirectly, solicit, encourage or facilitate any inquiries or proposals, or enter into any definitive agreement, with respect to, or initiate or participate in any negotiations or discussions with, any third party concerning any proposal related to an Acquisition Transaction (as hereinafter defined). Each Support Agreement terminates at the option of either party at any time after the earlier of the effective time of the Merger (the "Effective Time") or the termination of the Merger Agreement pursuant to its terms.

  Each Supporting Shareholder and the approximate number of shares of Headlands Common Stock over which such person has voting authority with respect to matters such as the Merger as of February 12, 1999 are as follows:

   Peter T. Paul(1)..................................................  8,820,100
   Daniel Paul.......................................................    840,000
   Gilbert J. MacQuarrie.............................................    841,289
   Becky S. Poisson..................................................        724
   Steven M. Abreu...................................................      5,000
                                                                      ----------
   All Supporting Shareholders as a Group............................ 10,507,113

--------
(1) Includes 2,100,000 shares with respect to which Mr. Paul has the authority to direct the voting of in certain circumstances, including the Merger, pursuant to a voting trust agreement.

Recommendation of the Headlands Board

  The Headlands Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. The Headlands Board believes that the Merger Agreement and the transactions contemplated thereby are in the best interests of Headlands and Headlands Shareholders and recommends that the Headlands Shareholders vote "FOR" approval of the principal terms of the Merger. See "The Merger--Recommendation of the Headlands Board and Reasons for the Merger."

                                   THE MERGER

  The following summary of the material terms and provisions of the Merger Agreement and the Stock Option Agreement (as defined herein) is qualified in its entirety by reference to the Merger Agreement and the Stock Option Agreement. The Merger Agreement is attached as Exhibit A to this Proxy Statement/Prospectus. The Stock Option Agreement is attached as Exhibit B to this Proxy Statement/Prospectus.

Description of the Merger

  The Board of Directors of GreenPoint (the "GreenPoint Board") and the Headlands Board have each unanimously approved the Merger Agreement, which provides for the merger of Merger Sub, a wholly owned subsidiary of GreenPoint, with and into Headlands at the Effective Time, with Headlands surviving the Merger and becoming a wholly-owned subsidiary of GreenPoint (sometimes referred to as the "Surviving Company"). Following the Merger, GreenPoint intends to contribute its interest in the Surviving Company to GreenPoint Bank (a wholly owned subsidiary of GreenPoint), which intends initially to hold Headlands as a separate operating subsidiary. GreenPoint may at any time change the method of effecting the combination with Headlands if and to the extent it deems such change to be desirable, provided that no such change (i) alters or changes the amount or kind of the consideration to be issued to Headlands Shareholders or holders of Headlands stock options in the Merger, (ii) adversely affects the tax treatment of Headlands Shareholders as a result of receiving the consideration to be paid in the merger (the "Merger Consideration"), or (iii) is reasonably likely to materially impede or delay consummation of the transactions contemplated by the Merger Agreement. Subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement and described more fully in "--Conditions to Consummation of the Merger; Termination," the Merger will become effective upon the filing of an agreement of merger and appropriate officers' certificates with the Secretary of State of the State of California and the filing of a certificate of merger with the Secretary of State of the State of Delaware, in each case in accordance with the CGCL and the General Corporation Law of the State of Delaware (the "DGCL"), respectively. The Headlands Articles and the Headlands Bylaws will continue to be the governing corporate documents of Headlands following the Merger but the rights of former Headlands Shareholders who receive shares of Common Stock, par value $0.01 per share, of GreenPoint ("GreenPoint Common Stock") in the Merger will be governed by the certificate of incorporation of GreenPoint, as amended (the "GreenPoint Certificate"), and the bylaws of GreenPoint (the "GreenPoint Bylaws") after the Effective Time, and the GreenPoint Certificate and the GreenPoint Bylaws will be the same immediately before and immediately after consummation of the Merger.

  At the Effective Time, automatically by virtue of the Merger and without any action on the part of any party or Headlands Shareholder, each share of Headlands Common Stock (excluding shares of Headlands Common Stock with respect to which dissenters' rights have been properly demanded in accordance with Chapter 13 of the CGCL ("Dissenting Shares"), or the shares held by Headlands or GreenPoint or any of their respective subsidiaries, in each case other than shares held in a fiduciary capacity ("Trust Account Shares") or in respect of a debt previously contracted ("DPC Shares")) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.62 shares (the "Exchange Ratio") of GreenPoint Common Stock. The Exchange Ratio is subject to potential adjustment if, before the Effective Time, the shares of GreenPoint Common Stock are changed into a different number or class of shares due to any stock split, stock dividend, recapitalization, reclassification or exchange or readjustment of shares or similar transactions with a record date occurring before the effective date of the Merger (the

"Effective Date"). Shares of Headlands Common Stock issued and outstanding immediately prior to the Effective Time will be canceled, and shares of GreenPoint Common Stock issued and outstanding immediately prior to the Effective Time will remain issued and outstanding after the Merger.

  The market price of GreenPoint Common Stock will fluctuate between the date of this Proxy Statement/Prospectus and the date on which the Merger is consummated and thereafter. Because the Exchange Ratio is fixed and the market price of GreenPoint Common Stock is subject to fluctuation, the value of the shares of GreenPoint Common Stock that holders of Headlands Common Stock will receive in the Merger may increase or decrease prior to the Merger. For further information concerning the historical market prices of GreenPoint Common Stock and Headlands Common Stock, see "Business and Management--Price Range of Common Stock and Dividends." No assurance can be given concerning the market price of GreenPoint Common Stock before or after the Effective Time.

  At the Effective Time, all employee and non-employee director stock options to purchase shares of Headlands Common Stock (each, a "Headlands Stock Option") that are then outstanding and unexercised will cease to represent rights to purchase shares of Headlands Common Stock and will be converted automatically into options to purchase shares of GreenPoint Common Stock, but such Headlands Stock Options will otherwise remain subject to the terms of Headlands' 1997 Executive and Non-Employee Director Stock Option Plan (the "Stock Option Plan") and the agreements evidencing grants thereunder and any other agreements between Headlands and an optionee, except that, from and after the Effective Time, (i) the number of shares of GreenPoint Common Stock purchasable upon exercise of a Headlands Stock Option will be equal to the number of shares of Headlands Common Stock purchasable under such Headlands Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole share, and (ii) the per share exercise price under each such Headlands Stock Option will be adjusted by dividing such exercise price by the Exchange Ratio, and rounding to the nearest cent. Notwithstanding the foregoing, each Headlands Stock Option that is intended to be an "incentive stock option" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) will be adjusted in accordance with the requirements of the Section 424 of the Code. In connection with the conversion of the Headlands Stock Options in the Merger, GreenPoint will (i) reserve for issuance a sufficient number of shares of GreenPoint Common Stock necessary to satisfy GreenPoint's obligations with respect to the Headlands Stock Options, and (ii) as soon as reasonably practicable after the Effective Time file a registration statement with respect to the sale of such GreenPoint Common Stock under the Securities Act of 1933, as amended (the "Securities Act") and use its reasonable best efforts to maintain the effectiveness of such registration statement and to maintain the current status of the prospectus contained in such registration statement for so long as such options remain outstanding.

  At the Effective Time, all shares of Headlands Common Stock held by Headlands, GreenPoint or by any of their subsidiaries, other than Trust
Account Shares or DPC Shares, will be canceled and will cease to exist, and no GreenPoint Common Stock or other consideration will be delivered in exchange for such shares. All shares of common stock, par value $0.01 per share, of Merger Sub will be converted into one share of Headlands Common Stock and thereafter cease to exist. All shares of GreenPoint Common Stock outstanding as of the Effective Time will remain outstanding. Dissenting Shares will not be converted into the right to receive, or be exchangeable for, GreenPoint Common Stock; instead, the holders of Dissenting Shares will be entitled to payment of the appraised value of the Dissenting Shares in accordance with
Article 13 of the CGCL. Notwithstanding the foregoing, if any holder of Dissenting Shares subsequently delivers a written withdrawal of such holder's demand for appraisal thereof, or if any such holder fails to establish such holder's entitlement to dissenters' rights under Article 13 of the CGCL, such holder will forfeit the right to appraisal and such shares will be deemed to have been converted into the right to receive, and to have become exchangeable for, the Merger Consideration. See "Additional Information-- Dissenters' Appraisal Rights."

Background of the Merger

  In May 1998, Mr. Charles Richardson, Executive Vice President, Corporate Development of GreenPoint, was invited to visit Headlands in California. In California, Mr. Richardson met with various members of Headlands' senior management, including Mr. Paul. During the course of his visit, Mr. Richardson indicated that GreenPoint might be interested in discussing the possibility of a strategic combination of GreenPoint and Headlands. Following these meetings, Mr. Paul informed Mr. Richardson that he viewed GreenPoint's business favorably, but he did not believe that Headlands needed to combine with another company at that time.

  On several occasions in July and August 1998, Mr. Paul met informally with Mr. Thomas Johnson, Chief Executive Officer of GreenPoint, and various members of GreenPoint's senior management to hold exploratory discussions regarding a possible business combination. During these informal meetings, Messrs. Johnson and Paul preliminarily determined that such a combination could be beneficial for each of GreenPoint and Headlands and their respective stockholders in view of the characteristics of the companies' businesses and franchises (including the companies' complementary mortgage banking franchises) and the accelerating trend toward consolidation in the mortgage banking industry and in the financial services industry generally.

  In August 1998, Headlands retained NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery") as its financial advisor and Sullivan & Cromwell and Tobin & Tobin as its legal advisors. In August, informal discussions continued regarding a potential business combination between the two companies and the potential terms and structure of such a transaction, but no definitive agreement concerning such terms was reached as a result of these preliminary meetings.

  In the middle of September, Messrs. Richardson and Paul and certain members of their senior management teams conducted more advanced discussions with respect to the terms of a potential transaction and jointly developed an outline of some of the key terms of such a potential business combination. During that time, GreenPoint hired Keefe, Bruyette & Woods Inc. as its financial advisor and Wachtell, Lipton, Rosen & Katz as its legal advisor. On September 27, 1998, GreenPoint and Headlands entered into a customary confidentiality agreement with respect to a potential business combination. From time to time, members of GreenPoint's and Headlands' managements advised certain members of the GreenPoint Board and the Headlands Board, respectively, of the status of such discussions.

  Thereafter, Messrs. Johnson and Richardson and other members of GreenPoint's senior management continued discussions with Mr. Paul and other members of Headlands' senior management concerning the proposed transaction. After a series of meetings held on November 23, 1998, Messrs. Johnson and Paul agreed upon the terms of the proposed transaction (including the Exchange Ratio), subject only to completion of mutually satisfactory due diligence by each party, agreement on certain administrative matters such as employment agreements for certain Headlands employees following completion of the proposed merger, and signing a definitive merger agreement. The parties completed their due diligence on December 5, 1998, to the satisfaction of each.

  At a special meeting of the Headlands Board on December 8, 1998, Mr. Paul and senior management of Headlands reviewed the reasons for and the potential benefits of the Merger in light of Headlands' due diligence review of GreenPoint's business. At the meeting, Headlands' legal advisors reviewed the terms of the Merger Agreement, the Support Agreements and the Stock Option Agreement and advised the members of the Headlands Board of the legal standards applicable to their consideration of the Merger Agreement and the Stock Option Agreement. Also at the meeting, Headlands' financial advisors made a presentation regarding GreenPoint and the financial terms and fairness, from a financial point of view, of the Exchange Ratio to holders of Headlands Common Stock. After discussion and consideration of the factors discussed under "--Recommendation of the Headlands Board and Reasons for the Merger," the members of the Headlands Board unanimously approved and authorized the execution of the Merger Agreement and the Stock Option Agreement.

  At a regularly scheduled meeting of the GreenPoint Board on the same date, Messrs. Johnson and Richardson reviewed the reasons for and the potential benefits of the Merger in light of GreenPoint's due diligence review of Headlands' business. At the meeting, GreenPoint's legal advisors reviewed the terms of the Merger Agreement, the Stock Option Agreement and the Support Agreements and advised the members of the GreenPoint Board of the legal standards applicable to their consideration of the Merger Agreement and the Stock Option Agreement. Also at the meeting, GreenPoint's financial advisors made a presentation regarding the financial terms and fairness, from a financial point of view, of the Exchange Ratio to GreenPoint. After discussion and consideration of the factors deemed relevant by the GreenPoint Board, the GreenPoint Board unanimously approved and authorized the execution of the Merger Agreement and the Stock Option Agreement.

  The Merger Agreement and the Stock Option Agreement were entered into on December 8, 1998.

Recommendation of the Headlands Board and Reasons for the Merger

  The Headlands Board believes that the Merger is fair to, and in the best interests of, Headlands and the Headlands Shareholders. Accordingly, the Headlands Board has unanimously approved the Merger Agreement and unanimously recommends that the Headlands Shareholders vote for the approval and adoption of the principal terms of the Merger pursuant to the Merger Agreement.

  In reaching its decision to approve the Merger Agreement and the Stock Option Agreement, the Headlands Board consulted with Headlands management, as well as with its financial and legal advisors, and considered a variety of factors, including the following:

    (i) the Headlands Board's familiarity with and review of Headlands' business, operations, financial condition and earnings on an historical and a prospective basis;

    (ii) the Headlands Board's review, based in part on presentations by its financial advisor and Headlands' management, of the business, operations, financial condition and earnings of GreenPoint on an historical and a prospective basis and of the combined company on a pro forma basis and the historical stock price performance of the GreenPoint Common Stock and the resulting relative interests of Headlands Shareholders and holders of GreenPoint Common Stock (the "GreenPoint Stockholders") in the common equity of the combined company;

    (iii) the presentation of NationsBanc Montgomery to the Headlands Board, the financial information reviewed by NationsBanc Montgomery at the meeting of the Headlands Board, and the opinion of NationsBanc Montgomery, rendered on December 8, 1998, that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered, and limitations on the analyses undertaken, the Exchange Ratio was fair from a financial point of view to Headlands Shareholders (see "--Opinion of Headlands' Financial Advisor");

    (iv) the terms of the Merger Agreement and the Merger, including the Exchange Ratio, noting that the indicated value of the Exchange Ratio was $24.34 as of December 7, 1998, reflecting a 51% premium for the holders of Headlands Common Stock based on the closing prices of GreenPoint Common Stock and Headlands Common Stock on that day, which was the last trading day prior to the approval of the Merger by the Headlands Board, and the indicated value-to-1998 consensus earnings and the indicated value-to-book value (as of September 30, 1998) multiples of approximately 13.45 and 3.91, respectively;

    (v) the strategic fit of Headlands' mortgage business with GreenPoint's existing mortgage and manufactured housing businesses, as well as the opportunities of the Headlands and GreenPoint mortgage sales forces to offer each other's products; and that the Merger would provide Headlands with a stronger capital and funding base and permit it to establish a strong broker distribution channel in the eastern half of the United States;

    (vi) the current and prospective economic and competitive environment facing the financial services industry generally, and Headlands in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competition;

    (vii) the Headlands Board's review, based in part on the presentations of NationsBanc Montgomery to the Headlands Board, of alternatives to the Merger for enhancing shareholder value, the range of possible values to Headlands Shareholders obtainable through implementation of such alternatives, and the timing and likelihood of actually achieving such value;

    (viii) the general impact that the Merger could be expected to have on the non-shareholder constituencies served by Headlands, including its customers, employees and communities;

    (ix) the expectation that the Merger would constitute a reorganization under Section 368(a) of the Code and that it would be accounted for as a pooling of interests for accounting and financial reporting purposes (see "--Federal Income Tax Consequences" and "--Accounting Treatment of the Merger");

    (x) based in part on the presentations by NationsBanc Montgomery, the anticipated cost savings, operating efficiencies and opportunities for revenue enhancement available to the combined company from the Merger, and the likelihood of the foregoing being achieved following consummation of the Merger;

    (xi) the fact that Mr. Paul would be appointed to the GreenPoint Board and would serve as a Vice Chairman of GreenPoint following the Effective Time, that the key members of Headlands' management would continue to serve in the same or similar roles with respect to Headlands' operations within GreenPoint following the Effective Time, and that Messrs. Paul, MacQuarrie, Abreu and Ms. Poisson, as well as certain other key members of Headlands' management would enter into employment agreements with GreenPoint to be effective as of the Effective Time and that the directors and officers of Headlands might be deemed to have interests in the Merger other than their interests generally as Headlands Shareholders (see "--Interests of Certain Persons in the Merger");

    (xii) the results of the due diligence investigation of GreenPoint conducted by Headlands' management; the Headlands Board's assessment, with the assistance of counsel, concerning the likelihood that GreenPoint would obtain all required regulatory approvals for the Merger (see "--Regulatory Matters"); and

    (xiii) the terms of the Stock Option Agreement, including the risk that the Stock Option Agreement might discourage third parties from offering to acquire Headlands by increasing the cost of such an acquisition, and the terms of the Support Agreements, which made it unlikely that a third party would offer to acquire Headlands, in each case with the recognition that the execution of the Stock Option Agreement and the Support Agreements was a condition to GreenPoint's willingness to enter into the Merger Agreement (see "--Stock Option Agreement" and "The Special Meeting of Headlands Shareholders--Support Agreements").

Opinion of Headlands' Financial Advisor

  General. Pursuant to an engagement letter dated August 27, 1998 (the "Engagement Letter"), the Headlands Board engaged NationsBanc Montgomery to advise Headlands regarding a potential sale of Headlands to GreenPoint. As part of its engagement, NationsBanc Montgomery agreed to render to the Headlands Board an opinion with respect to the fairness from a financial point of view of the consideration to be received by the Headlands Shareholders in a potential sale of Headlands to GreenPoint. NationsBanc Montgomery is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Headlands selected NationsBanc Montgomery to render the opinion on the basis of its experience and expertise and its reputation in the banking and investment communities.

  At a meeting of the Headlands Board on December 8, 1998, NationsBanc Montgomery delivered its oral opinion that the consideration to be received by the Headlands Shareholders pursuant to the Merger was fair to such shareholders from a financial point of view, as of the date of such opinion. NationsBanc Montgomery's oral opinion was subsequently confirmed in writing as of such date. No limitations were imposed by Headlands Board on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

  On the date hereof, NationsBanc Montgomery delivered its written opinion that the consideration to be received by the Headlands Shareholders pursuant to the Merger was fair to such shareholders from a financial point of view, as of the date of such opinion. No limitations were imposed by the Headlands Board on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its opinion.

  The full text of NationsBanc Montgomery's written opinion to the Headlands Board, dated as of the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered, and limitations of the review by NationsBanc Montgomery, is attached hereto as Exhibit C and is incorporated herein by reference. The following summary of the material aspects of

NationsBanc Montgomery's opinion is qualified in its entirety by reference to the full text of the opinion, which should be read carefully and in its entirety in connection with this Proxy Statement/Prospectus. NationsBanc Montgomery's opinion is directed to the Headlands Board, covers only the fairness from a financial point of view of the consideration to be received by the Headlands Shareholders as of the date of the opinion and does not constitute a recommendation to any Headlands Shareholder as to how such shareholder should vote at the Headlands Special Meeting with respect to the Merger, and statements to such effect are included in NationsBanc Montgomery's opinion. In furnishing such opinion, NationsBanc Montgomery does not admit that it is an expert with respect to the Registration Statement of which this Proxy Statement/Prospectus is part within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, nor does it admit that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

  In connection with its opinion dated the date hereof, NationsBanc Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to Headlands and GreenPoint, including the audited consolidated financial statements for the recent years and interim periods to December 31, 1998, and certain other relevant financial and operating data relating to Headlands and GreenPoint made available to NationsBanc Montgomery from published sources and, in the case of Headlands, from the internal records of Headlands; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Headlands Common Stock and GreenPoint Common Stock; (iv) compared Headlands and GreenPoint from a financial point of view with certain other companies in the mortgage banking and thrift industries which NationsBanc Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the mortgage banking industry which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Headlands certain information of a business and financial nature regarding Headlands furnished to NationsBanc Montgomery by them, including financial forecasts and related assumptions of Headlands; (vii) reviewed certain third party analysts' estimates regarding Headlands and GreenPoint; (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Headlands' counsel; and (ix) performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate.

  In connection with NationsBanc Montgomery's review, NationsBanc Montgomery did not assume any obligation independently to verify the foregoing information and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Headlands and GreenPoint provided to NationsBanc Montgomery by First Call and the management of Headlands, upon their advice and with Headlands' consent, NationsBanc Montgomery assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of First Call and the management of Headlands at the time of preparation as to the future financial performance of Headlands and that they provided a reasonable basis upon which NationsBanc Montgomery could form its opinion. NationsBanc Montgomery also assumed that there were no material changes in Headlands' or GreenPoint's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery. NationsBanc Montgomery relied on advice of counsel and independent accountants to Headlands as to all legal and financial reporting matters with respect to Headlands, the Merger and the Merger Agreement. NationsBanc

Montgomery also assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and all other applicable federal and state statutes, rules and regulations. NationsBanc Montgomery is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with Headlands' consent, that such allowances for GreenPoint were in the aggregate adequate to cover such losses. In addition, NationsBanc Montgomery did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Headlands or GreenPoint, nor was NationsBanc Montgomery furnished with any such appraisals. Headlands informed NationsBanc Montgomery, and NationsBanc Montgomery assumed, that the Merger will be recorded as a "pooling of interests" under generally accepted accounting principles ("GAAP"). Finally, NationsBanc Montgomery's opinion was based on economic, monetary and market and other conditions as in effect on, and the information made available to NationsBanc Montgomery as of, the date of the opinion. Accordingly, although subsequent developments may effect its opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm its opinion.

  Set forth below is a brief summary of the material information presented by NationsBanc Montgomery to Headlands' Board of Directors on December 8, 1998 in connection with its opinion:

  Comparable Public Company Analysis: Based upon public and other available information, NationsBanc Montgomery analyzed the trading multiples of a comparison group of six publicly traded thrifts that, as of September 30, 1998, had total assets in excess of $5 billion, had a return on average equity in excess of 10% and whose stock price traded at or above 2.5x tangible book value ("Highly Valued Thrifts"). NationsBanc Montgomery also analyzed the trading multiples of four publicly traded thrifts located in either Connecticut, Massachusetts, New Jersey, New York or Rhode Island and that had a market capitalization in excess of $1 billion ("Regional Thrifts"). The multiples that were analyzed were price to book value, price to tangible book value, price to latest twelve months ("LTM") earnings, price to 1998 estimated earnings, price to 1999 estimated earnings, price to LTM cash earnings, price to 1998 estimated cash earnings, price to 1999 estimated cash earnings, premium to deposits, and market capitalization to total assets. The median values of these multiples were then multiplied by GreenPoint's current values as of September 30, 1998. This analysis indicated that GreenPoint's current Common Stock price should range from $15.43 to $45.86 per share. Based on the closing price of GreenPoint Common Stock on December 7, 1998 of $39.25 per share, the price of GreenPoint Common Stock is trading in-line with its peer groups.

  NationsBanc Montgomery also analyzed the trading multiples of a comparison group of four publicly traded prime mortgage banks. The multiples that were analyzed were price to book value, price to tangible book value, price to adjusted tangible book value, price to LTM earnings, price to 1998 estimated earnings and price to 1999 estimated earnings. The median values of these multiples were then multiplied by Headlands' current values as of September 30, 1998. This analysis indicated that Headlands' current Common Stock price should range from $16.95 to $27.32 per share. GreenPoint's offer of $24.34 per share is in-line with these values.

  Discounted Cash Flow Analysis: Using a discounted cash flow analysis, NationsBanc Montgomery calculated a range of theoretical per share values for the GreenPoint based on the net present value of: (i) annual dividend income, defined as excess equity above a 6% tangible equity to assets ratio; and (ii) a terminal value for Headlands in 2003 calculated based upon a multiple of net income. The projected financial data for Headlands for 1999 through 2003 utilized by NationsBanc Montgomery in this analysis assumed that GreenPoint increased it's total assets by 5% per annum and its cash earnings by 13.0% per annum. NationsBanc Montgomery calculated the range of net present values per share for Headlands based on a range of discount rates of 11.0% to 15% and a range of terminal value multiples of forecasted 2003 earnings of 9.0x to 13.0x. Utilizing a more narrow range of discount rates of 11.0% and 13.4% and terminal multiples of 10.0x to 12.0x, this analysis yielded a range of estimated present values per share for GreenPoint of approximately $46.56 to $58.22, with a median value of $52.04. The closing price of GreenPoint Common Stock on December 7, 1998 was $39.25, a significant discount to the range of values implied by this analysis.

  Analysis of Selected Merger Transactions: NationsBanc Montgomery reviewed the consideration paid in selected categories of specialty finance transactions. Specifically, NationsBanc Montgomery reviewed selected specialty finance transactions from January 1, 1994 to December 7, 1998 involving mergers of specialty finance companies whose businesses closely resemble those of Headlands. For each transaction, NationsBanc Montgomery analyzed data illustrating, among other things, purchase price to book value, purchase price to tangible book value, purchase price to LTM earnings and purchase price to forward estimated earnings.

  A summary of the median multiples in the analysis is as follows:

                                             Price to     Price to     Price to
                           Price to Book   Tangible Book    LTM    Forward Estimated
 Transaction Categories   Value Per Share Value Per Share   EPS        Earnings
 ----------------------   --------------- --------------- -------- -----------------
 Median Values of
  Specialty Finance
  Transactions Announced
  Since January 1,
  1994..................       2.5x            4.1x        17.7x         12.7x

  A summary of the results of NationsBanc Montgomery's analysis of the multiples paid in the Merger is as follows:

                                             Price to     Price to     Price to
                           Price to Book   Tangible Book    LTM    Forward Estimated
                          Value Per Share Value Per Share Earnings     Earnings
                          --------------- --------------- -------- -----------------
Headlands / GreenPoint..       3.9x            3.9x        17.4x         12.2x

  Implied Valuation: NationsBanc Montgomery used the median values of specialty finance transactions announced since January 1, 1994 (described above) and applied the multiples paid in these transactions to Headlands' current values as of September 30, 1998. Specifically, NationsBanc Montgomery analyzed the premium to the seller's stock price one day prior to announcement, price to book value, price to tangible book value, price to LTM earnings and price to estimated forward earnings. This analysis indicated a range of values for Headlands' Common Stock of $15.55 to $25.73, with a median value of $24.82. GreenPoint's offer of $24.34 per share is in-line with these values.

  Premium Paid Analysis: NationsBanc Montgomery used a group of 18 financial services transactions since January 1, 1997 with transaction value greater than $250 million and less than $750 million where pricing information was available to analyze premiums paid compared to the seller's stock price at various times prior to the announcement of the acquisition. The figures produced (i) a median premium to the seller's stock price one month prior to announcement of 31.8%;
(ii) a median premium to the seller's stock price six days prior to announcement of 24.2%; and (iii) a median premium to the seller's stock price the day prior to announcement of 21.8%.

  In comparison, GreenPoint's offer of $24.34 exceeded the price of Headlands Common Stock one month prior to the announcement by 65.7%, Headlands' Common Stock price six days prior to the announcement by 50.3% and Headlands' Common Stock price one day prior to the announcement by 50.9%.

  No other company or transaction used in a comparable company or comparable transactions analysis as a comparison is identical to Headlands or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgements concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Headlands and the Merger are being compared.

  Contribution Analysis: NationsBanc Montgomery analyzed the contribution of each of Headlands and GreenPoint to, among other things, tangible equity, adjusted tangible equity (defined as tangible common equity less mortgage servicing rights plus deferred tax liability associated with mortgage servicing rights), and total assets for the period ending September 30, 1998, estimated GAAP and cash earnings for the calendar years ending December 31, 1998 and 1999, and estimated loan origination volume for the year ended December 31, 1999 of the pro forma combined companies. This analysis showed, among other things, that based on pro forma combined balance sheets for Headlands and GreenPoint at September 30, 1998, Headlands would have contributed approximately 14% of the tangible equity, 14% of the adjusted tangible equity and 7% of the total assets. The pro forma projected income statements for the periods ending December 31, 1998 and 1999 showed that Headlands would contribute approximately 18% and 17%, of the net income in 1998 and 1999, respectively, and 12% and 12%, of the cash net income in 1998 and 1999, respectively. The pro forma projected loan volume for the period ending December 31, 1999 showed that Headlands would contribute approximately 37% of the total loan origination volume. Based on an exchange ratio of 0.62 shares of GreenPoint Common Stock for each share of Headlands Common Stock, Headlands Shareholders would own approximately 12.0% of the combined companies based on common shares outstanding at September 30, 1998.

  Pickup Analysis: In performing the pickup analysis, NationsBanc Montgomery analyzed the exchange ratio of 0.62 shares of GreenPoint Common Stock for each share of Headlands Common Stock based on Headlands' and GreenPoint's stock prices and applied it to the pro forma book value per share and the pro forma estimated 1999 cash earnings per share. This analysis showed, among other things, that Headlands Shareholders would receive a book value of $11.06 per share, or a 77.8% increase from Headlands' current book value per share of $6.22 and estimated 1999 cash earnings per share of $2.20 per share, or a 10.2% increase from Headlands' current estimated 1999 cash earnings per share of $2.00.

  In addition, based upon GreenPoint's dividend per share of $0.64 and the exchange ratio of 0.62, Headlands will receive a dividend of $0.40 per share. Headlands does not currently pay a dividend.

  Pro Forma Earnings Accretion/Dilution Analysis: Using earnings estimates and projected growth rates for Headlands and GreenPoint provided by First Call, NationsBanc Montgomery compared estimated reported earnings per share ("Reported EPS") and estimated cash earnings per share ("Cash EPS") of GreenPoint Common Stock on a stand-alone basis to the Reported EPS and Cash EPS of the Common Stock for the pro forma combined company for the calendar year ending December 31, 1999. NationsBanc Montgomery noted that the Merger would result in dilution of 0.9% to GreenPoint's Cash

EPS for the year ending December 31, 1999 and accretion of 5.6% to GreenPoint's Reported EPS for the year ending December 31, 1999. For the purpose of this analysis, NationsBanc Montgomery assumed that GreenPoint realized $5.6 million of pre-tax cost savings in 1999. These estimates were used for purposes of this analysis only and are not necessarily indicative of expected results or plans of GreenPoint, Headlands, or the combined institution. Additionally, this analysis did not incorporate any revenue enhancements.

  Earnings Growth Analysis: Using a 13.1x terminal multiple (the median price to 1999 estimated earnings multiple of prime mortgage banks) and a 17.2% discount rate (formula used for small company stocks as determined by Ibbotson Associates), NationsBanc Montgomery determined that Headlands would have to achieve an average annual earnings growth rate of 17.8% through the year 2003 in order to obtain a present value stock price of $24.34. First Call's estimated stand-alone earnings growth rate for Headlands through the year 2003 is 12.5%.

  Component Valuation: NationsBanc Montgomery performed a component valuation of Headlands' Common Stock, which estimated values for Headlands' mortgage origination operations, its servicing portfolio and its tangible book value. The financial information used for this analysis was as of September 30, 1998. As part of this analysis, NationsBanc Montgomery estimated the after-tax value of Headlands' servicing portfolio based on current market values for servicing rights with similar characteristics to Headlands' servicing portfolio. NationsBanc Montgomery also estimated the value of Headlands' origination operations based on a discounted cash flow valuation basis. In addition, NationsBanc Montgomery also estimated the tangible book value of Headlands by subtracting intangibles and originated mortgage servicing rights from its common equity. This analysis resulted in an implied range of value for Headlands Common Stock ranging from $12.97 to $16.84 per share.

  The summary set forth above does not purport to be a complete description of the presentation by NationsBanc Montgomery to the Headlands Board or of the analyses performed by NationsBanc Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Headlands Board. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of various valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of Headlands or the combined companies.

  In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Headlands or GreenPoint. The analyses performed by NationsBanc Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of the fairness of the consideration to be received by the holders of Headlands' Common Stock in the Merger and were provided to the Headlands Board in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. The forecasts used by NationsBanc Montgomery in certain of its analyses are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those contemplated in such forecasts.

  As described above under "--Recommendation of the Headlands Board and Reasons for the Merger," NationsBanc Montgomery's opinion and presentation to Headlands' Board were among the many factors taken into consideration by Headlands' Board in making its determination to approve the Merger Agreement.

  Pursuant to the Engagement Letter, Headlands paid NationsBanc Montgomery a cash introduction fee of $75,000 and a fee of $250,000 upon the signing of a definitive agreement. Based on the current transaction value, NationsBanc Montgomery will receive an additional fee of approximately $3,470,000 upon the closing of the Merger. Accordingly, a significant portion of NationsBanc Montgomery's fee is contingent upon the closing of the Merger. Headlands has also agreed to reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses, including reasonable fees and disbursements for NationsBanc Montgomery's legal counsel and other experts retained by NationsBanc Montgomery. Pursuant to a separate letter agreement, Headlands has agreed to indemnify NationsBanc Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

  In the ordinary course of its business, NationsBanc Montgomery actively trades the equity securities of Headlands and GreenPoint for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. NationsBanc Montgomery has also acted as an underwriter in connection with offerings of securities of Headlands and GreenPoint and performed various investment banking services for Headlands and GreenPoint.

Effective Date

  Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on (i) the fifth business day to occur after the last of the conditions set forth in the Merger Agreement has been satisfied or waived (or, at the election of GreenPoint, on the last business day of the month in which such day occurs or, if such last business day occurs on one of the last five business days of such month, on the last business day of the succeeding month), or (ii) such date as GreenPoint and Headlands mutually agree upon. Subject to the foregoing, it is currently anticipated that the Merger will be consummated in the first quarter of 1999, although there can be no assurances that the Merger will be consummated during that time. Regardless of when the Merger is consummated, Headlands Shareholders should not assume or expect that the Effective Date will precede the record date for any dividend on GreenPoint Common Stock for that quarter so as to enable such stockholders to receive such dividend. However, if GreenPoint elects to have the Effective Date occur after the fifth business day to occur after satisfaction or waiver of the last of the conditions set forth in the Merger Agreement, any dividend or other distribution for which the record date occurs during such period ("Interim Dividends") will be paid to the former Headlands Shareholders upon the exchange of the certificates formerly representing shares of Headlands Common Stock in accordance with the procedures discussed below under "--Exchange of Certificates; Fractional Shares." The Board of Directors of either GreenPoint or Headlands may terminate the Merger Agreement if the

Effective Date does not occur on or before July 31, 1999. See "--Exchange of Certificates; Fractional Shares", "--Conduct of Business Pending Consummation of the Merger and Other Agreements" and "--Conditions to Consummation of the Merger; Termination."

Exchange of Certificates; Fractional Shares

  At or prior to the Effective Date, GreenPoint will cause certificates representing the shares of GreenPoint Common Stock and cash in lieu of fractional shares or in respect of any dividends or distributions that the former Headlands Shareholders are entitled to receive under the Merger Agreement to be deposited with ChaseMellon Shareholder Services L.L.C., as exchange agent (the "Exchange Agent"), for the benefit of the holders of certificates of Headlands Common Stock.

  Within five business days of the Effective Date, GreenPoint will send or cause to be sent to each holder of record of Headlands Common Stock as of the Effective Date transmittal materials for use in exchanging all of such holder's certificates representing Headlands Common Stock for a certificate or certificates representing the GreenPoint Common Stock to which such holder is entitled and a check for such holder's fractional share interest and any dividends to which such holder is entitled, as appropriate. The transmittal materials will contain information and instructions with respect to the surrender and exchange of such certificates.

  Headlands Shareholders should not send in their certificates with the enclosed proxy card and they should not send their certificates to the Exchange Agent until they receive and complete the letter of transmittal form and instructions.

  Upon surrender of the certificates for Headlands Common Stock registered in the name of a holder of such certificates (or indemnity satisfactory to GreenPoint and the Exchange Agent if any of such certificates are lost, stolen or destroyed), together with a properly completed letter of transmittal, the Exchange Agent will mail to such holder a certificate or certificates representing the number of shares of GreenPoint Common Stock to which such holder is entitled, together with any undelivered dividends or distributions in respect of such shares and, where applicable, a check for any fractional share interest (in each case, without interest).

  All GreenPoint Common Stock issued to the holders of Headlands Common Stock pursuant to the Merger will be deemed issued as of the Effective Date. After the Effective Time, former holders of record of Headlands Common Stock will be entitled to vote at any meeting of the holders of GreenPoint Common Stock that number of shares of GreenPoint Common Stock into which their shares of Headlands Common Stock have been converted, regardless of whether they have surrendered their Headlands Common Stock certificates. Until the certificates representing shares of Headlands Common Stock are surrendered for exchange after the Effective Time, holders of such certificates will accrue but will not be paid dividends or other distributions declared after the Effective Time (or Interim Dividends) with respect to GreenPoint Common Stock into which their shares have been converted. When such certificates are surrendered, any unpaid dividends or other distributions will be paid, without interest. After the Effective Time, there will be no transfers on the stock transfer books of Headlands of shares of Headlands Common Stock.

  The Merger Agreement provides that each of Headlands and GreenPoint will use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" (as defined in the Securities Act) of Headlands to execute an agreement restricting the disposition of such affiliate's shares of Headlands Common Stock and GreenPoint Common

Stock. The Merger Agreement further provides that although shares of Headlands Common Stock held by an affiliate of Headlands will automatically be converted into GreenPoint Common Stock on the Effective Date, such shares will not be physically exchanged for GreenPoint Common Stock until GreenPoint receives such an agreement.

  No fractional shares of GreenPoint Common Stock will be issued to any holder of Headlands Common Stock upon consummation of the Merger. For each fractional share that would otherwise be issued, GreenPoint will pay cash in an amount equal to such fraction multiplied by the average of the closing sale prices of GreenPoint Common Stock on the NYSE as reported by The Wall Street Journal for the five trading days immediately preceding the Effective Date. No interest will be paid or accrued on the cash in lieu of fractional shares payable to holders of such certificates.

  None of GreenPoint, Headlands nor any other person will be liable to any former holder of Headlands Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  If a certificate for Headlands Common Stock has been lost, stolen or destroyed, the Exchange Agent will issue the consideration properly payable in accordance with the Merger Agreement upon receipt of appropriate evidence as to such loss, theft or destruction, appropriate evidence as to the ownership of such certificate by the claimant, and appropriate and customary indemnification.

Representations and Warranties

  The Merger Agreement contains representations and warranties of Headlands as to, among other things: corporate organization; capitalization; subsidiaries; power and authority to enter into the Merger Agreement and the Stock Option Agreement; regulatory approvals; litigation; absence of violation of organizational documents or contracts; reports to regulators; financial statements; regulatory matters; compliance with laws; certain material contracts; broker's fees; employment, compensation and benefits matters; approval for purposes of takeover laws and absence of dissenters' rights; environmental matters; tax matters; risk management instruments; books and records; insurance; accounting treatment of the Merger; mortgage banking business and securitizations; absence of material adverse change; Year 2000 compliance; and transactions with related parties.

  The Merger Agreement also contains representations and warranties of GreenPoint with respect to itself and Merger Sub as to, among other things: corporate organization; capitalization; power and authority to enter into the Merger Agreement and the Stock Option Agreement; absence of violation of organizational documents or contracts; compliance with laws; regulatory approvals; regulatory matters; litigation; broker's fees; tax and accounting treatment of the Merger; reports to regulators; financial statements; absence of material adverse change; and Year 2000 compliance.

Conduct of Business Pending Consummation of the Merger and Other Agreements

  Business Pending Consummation of the Merger. Headlands has agreed in the Merger Agreement to refrain from taking certain actions relating to its operations pending consummation of the Merger without the prior written consent of GreenPoint except as otherwise permitted in the Merger Agreement. These actions include, without limitation: (i) conducting the business of Headlands other than in the ordinary and usual course or failing to use reasonable efforts to preserve Headlands' business organizations, assets and relationships, or taking any action reasonably likely to have an adverse effect upon Headlands' ability to perform its obligations under the Merger Agreement;
(ii) issuing any additional shares of Headlands Common Stock, or permitting any additional shares of Headlands Common Stock to become subject to new grants of employee or director stock options, or similar stock-based employee rights;
(iii) (a) declaring or paying any dividend on shares of Headlands Common Stock or (b) adjusting, reclassifying or acquiring any shares of Headlands' capital stock; (iv) entering into, amending or renewing any employment, consulting, severance or similar agreement with any director, officer or employee, or granting any salary or wage increase or increasing any employee benefit, except
(a) for normal individual compensation increases in the ordinary course of business consistent with past practice and certain bonus payments, (b) for changes required by applicable law, or (c) to satisfy existing contractual obligations; (v) entering into, establishing, adopting or amending (except (a) as required by applicable law or (b) to satisfy existing obligations) any employee benefit, incentive or welfare contract, plan or arrangement, in respect of any director, officer or employee, or taking any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder; (vi) encumbering or disposing of or discontinuing any of its assets, business or properties except in a transaction that is not material to Headlands or selling, assigning or otherwise transferring any rights to service loans other than servicing rights in respect of loans on a retail basis or, in certain instances, on a wholesale basis; (vii) acquiring all or any portion of, the assets, business, deposits or properties of any other entity except in a transaction that is not material to Headlands, or acquiring any servicing right in a "bulk" transaction; (viii) amending the Headlands Articles or the Headlands Bylaws; (ix) implementing or adopting any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles; (x) entering into, terminating, amending or modifying any material contract; (xi) settling any claim, action or proceeding, except for those involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Headlands; (xii) knowingly taking any action that would (a) prevent or impede the Merger from qualifying (1) for pooling of interests accounting treatment or (2) as a reorganization within the meaning of Section 368(a) of the Code, or (b) result in (1) any of its representations and warranties set forth in the Merger Agreement being untrue in any material respect at any time at or prior to the Effective Date, (2) any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or (3) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law; (xiii) except as required by applicable law, (a) implementing or adopting any material change in Headlands' interest rate or other risk management policies, procedures or practices, (b) failing to follow Headlands' existing policies or practices with respect to managing exposure to interest rate and other risk, (c) failing to use commercially reasonable means to avoid any material increase in Headlands' aggregate exposure to interest rate risk or (d) altering underwriting, origination or warehousing policies; (xiv) incurring any indebtedness for borrowed money other than in the ordinary course of business; (xv) making, renewing, increasing or purchasing any loan, lease, advance or other extension of credit except in the ordinary course of business consistent with past practice or loans or advances as to which Headlands has an existing legally binding obligation to make; and (xvi) agreeing or committing to do any of the foregoing.

  GreenPoint has agreed in the Merger Agreement to refrain from taking certain actions relating to its operation pending consummation of the Merger without the prior written consent of Headlands except as otherwise permitted in the Merger Agreement. These actions include, without limitation: (i) declaring or paying any extraordinary dividends on shares of GreenPoint Common Stock other than increases in the quarterly dividend rate payable on GreenPoint Common Stock in the ordinary course consistent with past practice; (ii) knowingly taking any action that would (a) prevent or impede the Merger from qualifying (1) for pooling of interests accounting treatment or (2) as a reorganization within the meaning of Section 368(a) of the Code, or (b) result in (1) any of its representations and warranties set forth in the Merger Agreement being untrue in any material respect at any time at or prior to the Effective Date, (2) any of the conditions to the Merger set forth in the Merger Agreement not being satisfied or (3) a material violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law; (iii) amending the GreenPoint Certificate in a manner that changes the GreenPoint Common Stock or the governing documents of Merger Sub; and (iv) agreeing or committing to do any of the foregoing.

  Other Agreements. In the Merger Agreement, Headlands agreed not to solicit or encourage any inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information or participate in any negotiations with any person relating to, an "Acquisition Proposal," subject to compliance by the Headlands Board of Directors with its fiduciary duties. As used in the Merger Agreement, "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Headlands or its subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Headlands or its subsidiaries (other than the proposed transaction between GreenPoint and Headlands).

  Headlands and GreenPoint each has agreed to use its reasonable best efforts to take all actions and do all things necessary or desirable in order to permit consummation of the Merger as promptly as practicable. The Merger Agreement also contains certain other agreements of the parties, including:
(i) granting to the other party reasonable access to information and personnel and maintaining the confidentiality of supplied information; (ii) consulting with respect to loan, litigation, risk management, accounting and real estate valuation policies and practices and, with respect to Headlands, making such modifications to such policies and practices as may be mutually agreed upon;
(iii) GreenPoint agreed to use its reasonable best efforts to have the GreenPoint Common Stock being issued in the Merger listed on the New York Stock Exchange, subject to official notice of issuance; (iv) GreenPoint and Headlands agreed to cooperate and use their respective reasonable best efforts to prepare and file all documents, and to obtain all permits, consents, approvals and authorizations of all third parties and governmental authorities necessary to consummate the Merger and related transactions; (v) GreenPoint agreed to indemnify and provide insurance for directors and officers of Headlands as discussed under "--Indemnification; Directors' and Officers' Insurance"; (vi) GreenPoint will continue to provide Headlands' employees with comparable employee benefits following the Merger as they had prior to the Merger and will honor vested benefits existing as of the date of the Merger Agreement; (vii) GreenPoint agreed to cause Peter T. Paul to be appointed to the GreenPoint Board and to become a Vice Chairman of GreenPoint; (viii) GreenPoint agreed to publish combined financial results after the effective time of the Merger for purposes related to pooling of interests restrictions on the shares of GreenPoint Common Stock received by affiliates of Headlands; and (ix) Headlands agreed to suspend its 1998 Employee Stock Purchase Plan after December 31, 1998.

Indemnification; Directors' and Officers' Insurance

  The Merger Agreement provides that for the six-year period following the Effective Date, GreenPoint will indemnify the directors and officers of Headlands holding such positions on or prior to the Effective Date against certain liabilities to the extent such persons could have been indemnified under the laws of the State of California, the Headlands Articles and the Headlands Bylaws as in effect on the date of the Merger Agreement.

  In addition, GreenPoint agreed in the Merger Agreement to maintain Headlands' directors' and officers' liability insurance policy existing as of the date of the Merger Agreement (or substitute therefor a directors' and officers' liability insurance policy containing terms with respect to coverage or amount no less favorable than such policy) for persons who were covered by such policy on the date of the Merger Agreement for a period of six years after the Effective Date at an annual cost not to exceed 150 percent of the current amount expended by Headlands to maintain such policy.

Certain Other Matters Relating to the Merger

  The Merger Agreement provides for GreenPoint to cause Peter T. Paul to be appointed as a director to the GreenPoint Board as of the Effective Date. Pursuant to his employment agreement with GreenPoint, Mr. Paul's position on the GreenPoint Board will be conditioned on his continued employment by GreenPoint.

Conditions to Consummation of the Merger; Termination

  Consummation of the Merger is subject, among other things, to: (i) approval of the Merger Agreement by the requisite vote of the Headlands Shareholders;
(ii) receipt of the regulatory approvals referred to above without any requirements, restrictions or conditions that would, following the Effective Date, have a material adverse effect on the Surviving Company; (iii) no court or governmental or regulatory authority having taken any action which enjoins or prohibits the Merger; (iv) receipt by Headlands of the opinion of Sullivan & Cromwell and by GreenPoint of the opinion of Wachtell, Lipton, Rosen & Katz, each dated as of the Effective Date, and to the effect that the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code and that no gain or loss will be recognized by Headlands Shareholders who receive shares of GreenPoint Common Stock in exchange for their shares of Headlands Common Stock, except with respect to cash received in lieu of fractional share interests; and (v) the GreenPoint Common Stock having been approved for listing on the NYSE, subject to official notice of issuance.

  Consummation of the Merger is also subject to the satisfaction or waiver of various other conditions specified in the Merger Agreement, including, among others: (i) the delivery by Headlands and GreenPoint, each to the other, of certificates executed by certain of their respective executive officers as to compliance with the Merger Agreement; and (ii) the receipt by GreenPoint and Headlands of letters from their respective independent certified public accountants, dated as of or shortly prior to the Effective Date to the effect that the Merger, including the transactions contemplated by the Merger Agreement and other agreements between the parties to the Merger Agreement related thereto, qualifies for pooling of interests accounting treatment.

  The Merger Agreement provides that, whether before or after the Headlands Special Meeting and notwithstanding the approval of the Merger Agreement by the Headlands Shareholders, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date: (i) by mutual consent of GreenPoint and Headlands; or (ii) by either the Board of Directors of GreenPoint or the Headlands Board (a) if the Headlands Shareholders fail to approve the Merger Agreement or any required regulatory approval is denied, (b) in the event of a material breach by the other party of any representation, warranty or covenant contained in the Merger Agreement, which breach is not cured after 30 days' written notice thereof is given to the party committing such breach, or (c) if the Merger is not consummated on or before July 31, 1999.

Waiver; Amendment

  Prior to the Effective Date, any provision of the Merger Agreement may be:
(i) waived by the party benefited by the provision; or (ii) amended or modified at any time by an agreement in writing among the parties executed in the same manner as the Merger Agreement, provided that after approval by the Headlands Shareholders of the principal terms of the Merger, the Merger Agreement may not be amended if it would violate the CGCL or reduce the consideration to be received by the Headlands Shareholders in the Merger.

Expenses

  All expenses incurred by or on behalf of the parties in connection with the Merger Agreement and the transactions contemplated thereby shall be borne by the party incurring the same, except that printing expenses and the SEC fee for filing the Registration Statement containing this Proxy Statement/Prospectus will be shared equally by GreenPoint and Headlands and GreenPoint will bear fees in connection with certain regulatory filings.

Federal Income Tax Consequences

  The following is a summary of the material anticipated United States federal income tax consequences of the Merger to Headlands Shareholders, who hold such stock as a capital asset. The summary is based on the Code, Treasury regulations thereunder, and administrative rulings and court decisions in effect as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the consequences of the Merger and, in particular, may not address United States federal income tax considerations applicable to stockholders subject to special treatment under United States federal income tax law (including, for example, non-United States persons, certain financial institutions, dealers in securities, traders in securities that elect a mark-to-market method of accounting, tax-exempt entities, holders who acquired their shares of GreenPoint Common Stock or Headlands Common Stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold GreenPoint Common Stock or Headlands Common Stock as part of a hedge, straddle or conversion transaction). In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws.

  Headlands Shareholders are urged to consult their tax advisors regarding the tax consequences of the Merger to them.

  General. In connection with the filing of the Registration Statement, GreenPoint has received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to GreenPoint, and Headlands has received an opinion of Sullivan & Cromwell, counsel to Headlands, each dated the date hereof, and each addressing the United States federal income tax consequences of the Merger described below. Such opinions have been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the expected state of facts at the Effective Time. In rendering these opinions, Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell have required and relied upon factual representations contained in certificates of officers of GreenPoint, Merger Sub and Headlands (subject to the limitations set forth above). The opinions are each to the effect that, for United States federal income tax purposes:

    (i) The Merger will constitute a reorganization within the meaning of
  Section 368(a) of the Code; and

    (ii) No gain or loss will be recognized by Headlands Shareholders who receive shares of GreenPoint Common Stock in exchange for shares of Headlands Common Stock in the Merger, except with respect to cash received in lieu of a fractional share interest in GreenPoint Common Stock.

  The respective obligations of GreenPoint and Headlands to consummate the Merger are conditioned upon the receipt of a further similar opinion of Wachtell, Lipton, Rosen & Katz and Sullivan & Cromwell, respectively, each to be dated the Effective Date. None of the tax opinions to be delivered to the parties in connection with the Merger as described herein are binding on the Internal Revenue Service (the "IRS") or the courts, and the parties do not intend to request a ruling from the IRS with respect to the Merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions reflected in such opinions or that a court will not sustain such challenge.

  In the event that Headlands Shareholders have the right to dissent from the Merger and to demand and obtain payment of the "fair market value" of their shares in cash, the receipt of a cash payment in respect of Dissenting Shares will be a taxable event for United States federal income tax purposes, and any such stockholder should consult his or her tax advisor with respect to the tax impact of such a cash payment in his or her individual situation. Based upon the current ruling position of the IRS, cash received by a Headlands Shareholder in lieu of a fractional share interest in GreenPoint Common Stock will be treated as received in redemption of such fractional share interest, and a Headlands Shareholder should generally recognize capital gain or loss for United States federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the share of Headlands Common Stock allocable to such fractional share interest. Such gain or loss should be long-term capital gain or loss if the holding period for such share of Headlands Common Stock is greater than one year at the Effective Time. In the case of an individual Headlands Shareholder, such capital gain will be taxed at a maximum rate of 20% if such Headlands Shareholder's holding period is more than one year. The holding period of a share of GreenPoint Common Stock received in the Merger (including a fractional share interest deemed received and redeemed as described above) will include the holder's holding period in the Headlands Common Stock surrendered in exchange therefor.

Accounting Treatment of the Merger

  It is anticipated that the Merger will be accounted for as a "pooling of interests" transaction under GAAP. Under such method of accounting, the book value of the assets, liabilities and stockholders' equity of each of Headlands and GreenPoint, as reported on its respective consolidated balance sheet, will be carried over to the consolidated balance sheet of the combined company and no goodwill will be created. The combined company will be able to include in its consolidated income the consolidated income of both companies for the entire fiscal year in which the Merger occurs; however, certain expenses incurred to effect the Merger must be treated as current charges against income rather than adjustments to the balance sheet.

  The unaudited pro forma information included in this Proxy Statement/Prospectus reflects the Merger using the pooling of interests method of accounting. See "Summary--Certain Comparative Per Share Data and Share Prices", "Summary--Selected Financial Data of GreenPoint and Headlands," and "Financial Information--Unaudited Pro Forma Combined Condensed Balance Sheet."

  To conform to the provisions of Staff Accounting Bulletin 96, "Treasury Stock Acquisitions Following Consummation of a Business Combination Accounted for as a Pooling of Interests," GreenPoint has terminated its share purchase program. Under the pooling of interests method of accounting, repurchased shares, if considered "tainted" under applicable accounting principles, combined with intercorporate common stock holdings, fractional shares in lieu of which cash is issued and Dissenting Shares, must be less than 10 percent of the shares expected to be issued in the Merger. GreenPoint expects to meet this 10 percent de minimis test by the Effective Time. However, in order to meet this test, GreenPoint expects to issue approximately 1.7 million shares in a transaction exempt from the registration requirements of the Securities Act.

  It is a condition to consummation of the Merger that GreenPoint and Headlands receive a letter from their respective independent accountants to the effect that the Merger will be accounted for as a pooling of interests. See "--Conditions to Consummation of the Merger; Termination."

Federal Securities Laws Consequences; Resale Restrictions

  All shares of GreenPoint Common Stock received by Headlands Shareholders in the Merger will be freely transferable under the Securities Act, except shares of GreenPoint Common Stock received by persons who are deemed to be "affiliates" of Headlands under the rules and regulations of the Securities Act at the time of the Special Meeting may be resold by them only in transactions permitted by Rule 145 of the rules and regulations of the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Headlands for such purposes generally include individuals or entities that control, are controlled by or are under common control with Headlands and generally include certain officers, directors and significant Headlands Shareholders. The Merger Agreement requires Headlands to use its reasonable best efforts to cause each of such affiliates to execute a written agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of GreenPoint Common Stock issued to such person in the Merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

  This Proxy Statement/Prospectus does not cover any resales of the GreenPoint Common Stock to be received by the Headlands Shareholders upon consummation of the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale.

Stock Option Agreement

  As an inducement and condition to GreenPoint's willingness to enter into the Merger Agreement, Headlands entered into the Stock Option Agreement with GreenPoint. Pursuant to the stock option agreement (the "Stock Option Agreement"), Headlands granted the option (the "Option") to GreenPoint to purchase up to 19.9 percent of the issued and outstanding shares of Headlands Common Stock for a purchase price of $16.125 per share, subject to adjustment in certain circumstances. The purchase of any shares of Headlands Common Stock pursuant to the Option is subject to compliance with applicable law, including the receipt of any necessary approval under the BHCA.

  Subject to applicable law and regulatory restrictions, GreenPoint may exercise the Option, in whole or in part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that written notice of such exercise as required by the Stock Option Agreement is provided within six months following such Subsequent Triggering Event (or such later period as provided in the Stock Option Agreement).

  As defined in the Stock Option Agreement, "Initial Triggering Event" means any of the following events or transactions occurring on or after the date of signing the Stock Option Agreement:

    (i) Headlands or Headlands Mortgage Securities, Inc., a wholly owned subsidiary of Headlands ("HMSI"), without having received GreenPoint's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person or the Headlands Board shall have recommended that the Headlands Shareholders approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of the Stock Option Agreement, "Acquisition Transaction" means (x) a merger or consolidation, or any similar transaction, involving Headlands or HMSI, (y) a purchase, lease or other acquisition of all or any substantial part of the assets of Headlands or HMSI, or (z) a purchase or other acquisition of securities representing ten percent or more of the voting power of Headlands or HMSI;

    (ii) any person (other than GreenPoint) shall have acquired beneficial ownership or the right to acquire beneficial ownership of ten percent or more of the outstanding shares of Headlands Common Stock;

    (iii) the Headlands Shareholders shall have voted and failed to approve the Merger Agreement at the Special Meeting, or the Special Meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to the Special Meeting (or if the Special Meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than GreenPoint) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

    (iv) the Headlands Board shall have withdrawn or modified in any manner adverse in any respect to GreenPoint its recommendation that the Headlands Shareholders approve the transactions contemplated by the Merger Agreement, or Headlands or HMSI shall have authorized, recommended or proposed an agreement to engage in an Acquisition Transaction with any person (other than GreenPoint);

    (v) any person (other than GreenPoint) shall have made a bona fide proposal to Headlands or Headlands' Shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

    (vi) any person (other than GreenPoint) shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction;

    (vii) Headlands shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach GreenPoint would be entitled to terminate the Merger Agreement; or

    (viii) any person (other than GreenPoint) shall have filed an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority for approval to engage in an Acquisition Transaction.

  As defined in the Stock Option Agreement, "Subsequent Triggering Event" means any of the following events or transactions occurring after the date of signing the Stock Option Agreement:

    (i) the acquisition by any person (other than GreenPoint) of beneficial ownership of 20% or more of the then outstanding Headlands Common Stock; or

    (ii) the occurrence of an Initial Triggering Event described above, except that the percentage referred to in clause (z) of subparagraph (i) thereof shall be 20%.

  As defined in the Stock Option Agreement, "Exercise Termination Event" means each of the following:

    (i) the Effective Time;

    (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event, except a termination (a) by GreenPoint due to a breach of the Merger Agreement by Headlands (unless such breach is not willful) or due to the Headlands Board failing to recommend the Merger Agreement to Headlands' stockholders, or (b) by GreenPoint or Headlands if Headlands' stockholders fail to approve the Merger Agreement (each, a "Listed Termination"); or

    (iii) the passage of 15 months (or such longer period as provided in the Stock Option Agreement) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination.

  Under applicable law, GreenPoint may be required to obtain the prior approval of the Federal Reserve Board prior to acquiring five percent or more of the issued and outstanding shares of Headlands Common Stock. Certain other regulatory approvals may also be required before such an acquisition could be completed.

  At any time after the occurrence of a Repurchase Event (as hereinafter defined) at the request of the holder of the option (the "Holder") or the owner of shares purchased under the Option (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in the Stock Option Agreement), Headlands must repurchase the Option and/or the shares of Headlands Common Stock purchased pursuant to the Option (the "Option Shares"), as applicable, from such Holder at a price (the "Option Repurchase Price") equal to the amount by which (i) the Market/Offer Price (as defined below) exceeds (ii) $16.125, multiplied by the number of shares for which the Option may then be exercised and from such Owner at a price equal to the Market/Offer Price multiplied by the number of shares designated for repurchase. The minimum aggregate repurchase price is $13.93 million.

  A "Repurchase Event" will be deemed to have occurred upon the occurrence of any of the following events or transactions after the date of the signing of the Stock Option Agreement:

    (i) the acquisition by any person (other than GreenPoint) of beneficial ownership of 50% or more of the then outstanding Headlands Common Stock; or

    (ii) the consummation of any Acquisition Transaction described in subparagraph (i) under the definition of Initial Triggering Event, except that the percentage referred to in clause (z) shall be 50%.

  As defined in the Stock Option Agreement, "Market/Offer Price" means the highest of

    (i) the price per share of Headlands Common Stock at which a tender or exchange offer therefor has been made;

    (ii) the price per share of Headlands Common Stock to be paid by any third party pursuant to an agreement with Headlands;

    (iii) the highest closing price for shares of Common Stock within the three month period immediately preceding the date the Holder gives notice of the required repurchase of the Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be; or

    (iv) in the event of a sale of all or any substantial part of Headlands' assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Headlands as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Headlands, divided by the number of shares of Headlands Common Stock outstanding at the time of such sale. In determining the Market/Offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Headlands.

  GreenPoint may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in the Stock Option Agreement), relinquish the Option (together with any Option Shares issued to and owned by GreenPoint) to Headlands in accordance with the terms of the Stock Option Agreement in exchange for a cash fee equal to $13.93 million (subject to adjustment if GreenPoint has previously purchased Option Shares).

  The Stock Option Agreement and the Option are intended to increase the likelihood that the Merger will be consummated according to the terms set forth in the Merger Agreement, and may be expected to discourage offers by third parties to acquire Headlands.

  To the knowledge of Headlands and GreenPoint, no event giving rise to exercise of the Option has occurred as of the date of this Proxy
Statement/Prospectus.

  The foregoing discussion is qualified in its entirety by reference to the Stock Option Agreement. A copy of the Stock Option Agreement is set forth as Exhibit B hereto, and reference is made thereto for the complete terms of the Stock Option Agreement and the Option.

Interests of Certain Persons in the Merger

  Certain members of Headlands' management and the Headlands Board may be deemed to have certain interests in the Merger that are in addition to their interests as Headlands Shareholders generally. The Headlands Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Employment Agreements. In connection with the execution of the Merger Agreement, GreenPoint entered into employment agreements with Mr. Paul, Gilbert
J. MacQuarrie, Becky S. Poisson, and Steven M. Abreu, as well as certain other employees of Headlands.

  Pursuant to Mr. Paul's employment agreement, Mr. Paul will become a member of GreenPoint's management as a Vice Chairman of GreenPoint and will be appointed as a director on the GreenPoint Board upon completion of the Merger. If Mr. Paul's employment with GreenPoint terminates, Mr. Paul will cease to be a director of GreenPoint. Mr. Paul's initial salary will consist of a base salary of $300,000 and a performance-based bonus with a target bonus amount of 75% of base salary and a maximum bonus amount of 150% of base salary. Under the terms of his employment agreement, Mr. Paul will be granted an option to purchase 75,000 shares of GreenPoint Common Stock (such option to vest over a period of three years following the Effective Date). The term of his employment agreement commences on the Effective Date and ends on the second anniversary of the Effective Date.

  Mr. Paul's employment agreement also provides that he will be eligible to participate in the benefit plans, programs and arrangements generally made available to him by GreenPoint from time to time on the terms and conditions thereof, including paid vacation, life insurance, health insurance, disability insurance and retirement benefits.

  Mr. Paul's employment agreement further provides that during its term, if his employment is terminated by GreenPoint without cause or if Mr. Paul terminates his employment for good reason, he will be paid the following amounts: (a) any earned and unpaid portion of his annual base salary through the date of termination, and (b) base salary for the period (the "Continuation Period") equal to the longer of (x) twelve months or (y) the number of months from the date of termination until the second anniversary of the Effective Date, as and when such amounts were otherwise payable in accordance with GreenPoint's normal payroll practice. In addition, during the Continuation Period (or, if earlier, the date he commences employment with a new employer), he will be entitled to continued health, life and disability insurance benefits on a similar basis as such benefits are generally provided to active employees of GreenPoint from time to time, including cost sharing.

  In addition, GreenPoint entered into a change in control agreement with Mr. Paul (the "Change in Control Agreement") that will become effective upon completion of the Merger. The Change in Control Agreement has a two-year term that is extended on an annual basis. Under the Change in Control Agreement, an amount is payable to Mr. Paul upon the occurrence of a change in control of GreenPoint (as defined in the Change in Control Agreement) followed at any time during the term of the Change in Control Agreement by the involuntary termination or certain voluntary terminations of Mr. Paul's employment, other than for cause. The termination payment consists of an amount equal to two times Mr. Paul 's base salary and annual bonus plus the amount of any contributions made to any employee benefit plan by GreenPoint on behalf of Mr. Paul for two years after termination of his employment. Payment in the event of a change in control may constitute an excess parachute payment under
Section 280G of the Code, resulting in the imposition of an excise tax (under
Section 4999 of the Code) on Mr. Paul and denial of the deduction for such excess amounts to GreenPoint. Mr. Paul's Change in Control Agreement provides that under such circumstances, his payment will be limited to the greater of
(i) all payments under the Change in Control Agreement less any excise taxes and (ii) one dollar less than the amount that would trigger any excise taxes.

  Pursuant to his employment agreement, Mr. Paul has agreed, during his employment and for two years thereafter, not to engage in or solicit any non-conforming mortgage banking business of the sort engaged in by GreenPoint and not to solicit employees whose employment relates or is related to GreenPoint's non-conforming mortgage banking business and who were employed as of the Effective Date or thereafter by Headlands, GreenPoint or its affiliates.

  The terms of the employment agreements of Messrs. MacQuarrie and Abreu and Ms. Poisson are substantially similar to the terms of Mr. Paul's employment agreement, although none of such persons will become a member of the GreenPoint Board or an officer of GreenPoint, none of such persons have entered into change in control agreements, and they will be compensated as follows: each will have an initial salary consisting of a base salary of $170,000 and a performance-based bonus with a target bonus amount of 60% of base salary (75% for Mr. Abreu) and a maximum bonus amount of 120% of base salary (150% for Mr. Abreu), and each will be granted an option to purchase 37,500 shares of GreenPoint Common Stock (such option to vest on the second anniversary of the Effective Date). In addition, such persons' agreements not to engage in similar businesses or solicit employees terminate one year after their employment with GreenPoint terminates.

  Stock Based Rights. Pursuant to the terms of Headland's 1997 Executive and Non-Employee Director Stock Option Plan, approval of the Merger by Headlands Shareholders will result in the stock options granted under such plan and not previously exercisable and vested becoming fully exercisable and vested. The total number of options held by all directors and officers of Headlands that will vest on an accelerated basis as a result of such shareholder approval is 606,000.

  Indemnification; Insurance. The Merger Agreement provides generally that for the six-year period following the Effective Date, GreenPoint will indemnify the directors and officers of Headlands holding such positions on or prior to the Effective Date against certain liabilities to the extent such persons could have been indemnified under the CGCL, the Headlands Certificate and the Headlands Bylaws as in effect on the date of the Merger Agreement. The Merger Agreement also provides that GreenPoint will maintain Headlands' directors' and officers' liability insurance policy existing as of the date of the Merger Agreement (or substitute therefor a directors' and officers' liability insurance policy containing terms with respect to coverage or amount no less favorable than such policy) for persons who were covered by such policy on the date of the Merger Agreement for a period of six years after the Effective Date at an annual cost not to exceed 150 percent of the current amount expended by Headlands to maintain such policy. See "--Indemnification; Directors' and Officers' Insurance."

Regulatory Matters

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Merger cannot be completed unless certain filings are made with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the expiration of certain waiting period requirements. On January 25, 1999, GreenPoint and Headlands submitted the required filings on behalf of their respective companies and on February 5, 1999, they each received notice that the applicable waiting period under the HSR Act had received early termination. GreenPoint and Mr. Paul also were required to submit filings under the HSR Act with respect to the shares being acquired by Mr. Paul in the Merger, and the applicable waiting period with respect to those filings is currently scheduled to terminate on March 13, 1999. Despite the early termination of one waiting period, and expected termination of the other, under the HSR Act, if federal or state regulatory or other governmental authorities believed that the proposed merger posed antitrust problems, any of them could still challenge the merger if they chose to do so. Neither Headlands nor GreenPoint has any reason to believe that the merger will be challenged by any such authority.

                            BUSINESS AND MANAGEMENT

Management and Operations After the Merger

  Management. GreenPoint intends initially to maintain Headlands as a separate operating subsidiary of its wholly owned banking subsidiary, GreenPoint Bank. The officers and employees of Headlands initially will continue in their pre-Merger roles with the Surviving Corporation following the Merger. There can be no assurances that GreenPoint will continue to hold the Surviving Corporation as a separate subsidiary and GreenPoint could, among other things, merge Headlands with and into GreenPoint Bank's wholly-owned subsidiary, GreenPoint Mortgage Corp., a national home mortgage banking company.

  As discussed under "The Merger--Certain Other Matters Relating to the Merger," Peter T. Paul, Chairman, Chief Executive Officer and President of Headlands will be appointed as a member of the GreenPoint Board upon consummation of the Merger and will become a member of GreenPoint's management as a Vice Chairman of GreenPoint.

  Operations. While there can be no assurances that the business and financial goals of GreenPoint and Headlands can be achieved following the Merger, it is currently expected that the Merger will more than double GreenPoint's loan origination capability and will materially increase its servicing scale. It is also currently expected that the Merger will add revenue growth and provide cost saving opportunities. The merger is expected to be slightly dilutive to cash earnings, and accretive to GAAP earnings. Specifically, it is expected to be 1.7% dilutive to cash earnings per share in 1999, and 0.3% accretive in 2000. On a GAAP basis, it is expected to be 5.2% accretive to earnings per share in 1999 and 8.8% accretive in 2000. Additionally, the merger is expected to be accretive to tangible book value per share by 12.3% in 1999 and 16.8% in 2000.

Price Range of Common Stock and Dividends

  GreenPoint. GreenPoint Common Stock is, and the GreenPoint shares offered hereby are expected to be, listed on The New York Stock Exchange (the "NYSE") and traded under the symbol "GPT." The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of GreenPoint on the NYSE Composite Transactions Tape and cash dividends declared per share of GreenPoint Common Stock in each quarter (all such numbers adjusted to reflect a two-for-one stock split on March 4, 1998):

                                                          High   Low   Dividends
                                                         ------ ------ ---------
1996
  First Quarter......................................... $14.50 $12.00   $0.10
  Second Quarter........................................  15.25  13.63    0.10
  Third Quarter.........................................  19.13  13.50    0.10
  Fourth Quarter........................................  25.07  19.63    0.10
1997
  First Quarter......................................... $31.69 $22.81   $0.13
  Second Quarter........................................  33.28  25.88    0.13
  Third Quarter.........................................  33.00  29.34    0.13
  Fourth Quarter........................................  36.28  31.13    0.13
1998
  First Quarter......................................... $37.31 $32.69   $0.16
  Second Quarter........................................  42.06  36.19    0.16
  Third Quarter.........................................  42.63  25.19    0.16
  Fourth Quarter........................................  39.25  25.38    0.16
1999
  First Quarter (through February 16, 1999)............. $36.69 $30.44   $0.22

  Future dividends will be determined by the GreenPoint Board based upon an assessment of the earnings and financial condition of GreenPoint and other factors, including applicable governmental regulations and policies. Cash dividends from GreenPoint Bank and liquid assets at the holding company level are GreenPoint's principal sources of funds for paying cash dividends on GreenPoint Common Stock. GreenPoint Bank is subject to certain regulatory requirements that affect its ability to pay cash dividends to GreenPoint.

  Headlands. Headlands common stock has been quoted on the Nasdaq National Market under the symbol "HDLD" since February 5, 1998. Headlands has not declared any dividends on shares of Headlands Common Stock since it became a publicly traded company in February 1998, and Headlands has agreed in the Merger Agreement not to declare or pay any dividends while the Merger Agreement is in effect. The following table sets forth, for the periods indicated, the high and low reported closing sale prices per share of Headlands quoted on the Nasdaq National Market:

                                                                   High   Low
                                                                  ------ ------
1998
  First Quarter.................................................. $17.31 $11.50
  Second Quarter.................................................  19.00  15.13
  Third Quarter..................................................  19.88  13.88
  Fourth Quarter.................................................  21.75   6.75
1999
  First Quarter (through February 16, 1999)...................... $22.06 $18.25

                  INFORMATION ABOUT GREENPOINT AND HEADLANDS

GreenPoint

  GreenPoint is a bank holding company organized under the laws of the state of Delaware and registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"). GreenPoint provides a variety of financial services, primarily through its bank subsidiary, GreenPoint Bank, a New York State chartered savings bank (the "Bank"), GreenPoint Mortgage Corp. ("GPMC"), a national home mortgage banking company wholly-owned by the Bank and headquartered in Charlotte, North Carolina, and GreenPoint Credit Corp. ("GCC"), a Delaware corporation wholly-owned by the Bank and headquartered in San Diego, California. As of December 31, 1998, excluding the impact of GCC, GreenPoint had consolidated total assets of approximately $14.0 billion, total net loans of approximately $9.9 billion, total deposits of approximately $11.2 billion and stockholders' equity of approximately $1.8 billion. The Bank operates 73 full-service branches in the greater New York City Metropolitan area.

  Through the Bank, GPMC and GCC, GreenPoint is primarily engaged in mortgage lending in New York and across the nation. GreenPoint originates both adjustable-rate mortgage and fixed-rate loans, primarily through a network of mortgage brokers, mortgage bankers, attorneys and other real estate professionals and, to a lesser extent, from customers and members of the local communities in GreenPoint's lending area. GreenPoint specializes in a limited documentation mortgage loan product referred to as "No Doc" loans. GreenPoint has historically funded its No Doc portfolio with consumer deposits raised through its thrift operations in the greater New York City Metropolitan area. In 1997, GreenPoint's No Doc lending program accounted for 96.0% of its loan originations. As a result of its No Doc lending focus, GreenPoint traditionally has achieved higher interest margins and levels of net interest income than those generated by lenders that concentrate on loans underwritten in conformance with the Federal National Mortgage Association ("FNMA") standards. This, in turn, has resulted in a relatively high level of profitability despite traditionally higher levels of loan delinquencies. GreenPoint, which expanded into 11 new markets in fiscal 1998, currently operates in 27 markets across the United States. GCC was formed in May 1998 for the purpose of acquiring the operating business of the BankAmerica Housing Services division of Bank of America, FSB, a wholly-owned subsidiary of BankAmerica Corporation. The acquired operating business of the BankAmerica Housing Services division consisted primarily of originating, purchasing and servicing manufactured housing installment sale contracts and installment loan agreements. The acquisition of the BankAmerica Housing Services division was completed on September 30, 1998, and as a result of such acquisition.

Headlands

  Headlands is a publicly held California corporation that was organized in 1981, and completed an initial public offering of common stock on February 4, 1998. Headlands is a specialty mortgage banking company in the business of originating, selling, securitizing and servicing residential mortgage loans secured by one- to four-unit family residences, and purchasing and selling mortgage servicing rights. As of December 31, 1998, Headlands had consolidated total assets of approximately $1.1 billion, total net loans of approximately $910.8 million and stockholders' equity of approximately $126.3 million.

  Headlands is headquartered in Larkspur, California, and has production branches in California, Washington, Oregon, Nevada, Florida, New Jersey, Virginia, Idaho, New Mexico, and Arizona. Loans are originated primarily through Headlands' wholesale division, through a network of independent mortgage loan brokers approved by Headlands, and also through its correspondent lending and retail lending divisions. The mortgage loans are acquired by Headlands in one of the three following manners: (i) originated by an independent broker and purchased by Headlands, (ii) originated by a broker and funded by Headlands, or (iii) originated and funded by Headlands in the ordinary course of business. The market for Headlands' mortgage banking operations is predominantly California and the western United States.

                          REGULATION AND SUPERVISION

GreenPoint

  The following discussion sets forth certain of the material elements of the regulatory framework applicable to GreenPoint and its subsidiaries. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations or regulatory policies applicable to GreenPoint or its subsidiaries may have a material effect on the business of GreenPoint.

  General. As a registered bank holding company under the BHCA, GreenPoint is subject to examination and supervision by the Board of Governors of the Federal Reserve System (the "FRB"). Under the BHCA, bank holding companies generally may not acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the FRB's prior approval. In addition, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as are determined by the FRB to be closely related to banking.

  Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit issued on behalf of, the bank holding company or its non-bank subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, federal laws and regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to certain officers, directors and principal shareholders of GreenPoint, certain of its subsidiaries and related interests of such persons.

  In addition, if GreenPoint were to acquire another bank or bank holding company, it could become subject to the bank holding company regulations promulgated under New York State Banking Law ("State Banking Laws"). GreenPoint is not currently subject to the bank holding company regulations of State Banking Laws because a company such as GreenPoint that controls only one banking institution is not deemed to be a bank holding company under State Banking Laws. However, the Bank is subject to other State Banking Laws and to extensive regulation by the Banking Department, as its chartering agency, and by the Federal Deposit Insurance Corporation (the "FDIC"), as its deposit insurer. The Bank is also subject to regulation by the FRB. GreenPoint and its subsidiaries also are affected by the fiscal and monetary policies of the federal government and the FRB, and by various other governmental requirements and regulations.

  Liability for Bank Subsidiaries. Under current FRB policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to maintain resources adequate to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

  Similarly, any depository institution insured by the FDIC, including the Bank, can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Also, if such a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

  Capital Requirements. GreenPoint is subject to risk-based capital requirements and guidelines imposed by the FRB, which are substantially similar to the capital requirements and guidelines imposed by the FDIC, the Office of Thrift Supervision and the Office of the Comptroller of the Currency on the depository institutions within their respective jurisdictions. For this purpose, a depository institution's or holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to such assets or commitments. A depository institution's or holding company's capital, in turn, is divided into two tiers: core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock and related surplus (excluding auction rate issues) and a limited amount of cumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets and certain other assets; and supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions.

  GreenPoint, like other bank holding companies, currently is required to maintain Tier 1 and "total capital" (the sum of Tier 1 and Tier 2 capital) equal to at least 4% and 8% of its total risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit), respectively. At December 31, 1998, GreenPoint met both requirements, with Tier 1 and total capital equal to 12.16% and 13.41% of its total risk-weighted assets.

  The FRB, the FDIC and the Banking Department have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements of the FRB and the FDIC, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

  The FRB also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets certain other requirements, or of 3% plus an additional cushion of at least 100 to 200 basis points if the holding company does not meet these requirements. At December 31, 1998, GreenPoint's leverage ratio was 7.58%.

  The FRB may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the FRB has indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

  The Bank is subject to similar risk-based and leverage capital requirements adopted by the FDIC. The Bank was in compliance with the applicable minimum capital requirements as of December 31, 1998. The Bank has not been advised by any federal banking agency or by the Banking Department of any specific minimum leverage ratio requirement applicable to it.

  Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business, which are described under "--FDICIA."

  FDICIA. FDICIA, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements, based on these categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank is "well capitalized," it is subject to restrictions on its ability to offer brokered deposits and on certain other aspects of its operations. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee the bank's compliance with the plan up to the lesser of 5% of the bank's assets at the time it became undercapitalized and the amount needed to comply with the plan.

  As of December 31, 1998, GreenPoint Bank was "well capitalized," based on the "prompt corrective action" ratios and guidelines described above. It should be noted, however, that the Bank's capital category is determined solely for the purpose of applying the FDIC's "prompt corrective action" regulations and that the capital category may not constitute an accurate representation of the Bank's overall financial condition or prospects.

  Dividend Restrictions. State Banking Laws impose certain restrictions on the payment of dividends by the Bank to GreenPoint, including a provision that, without regulatory approval, the Bank cannot declare and pay dividends in any calendar year in excess of its net profits, as defined by the State Banking Laws, for that year combined with its retained net profits, as defined by the State Banking Laws, of the two preceding years, less any required transfer to surplus. Likewise, the approval of the FDIC is required for any dividend if the total of all dividends declared by the Bank in any calendar year would exceed the total of its net profits, as defined by the FDIC, for such year combined with its retained net profits, as defined by the FDIC, for the preceding two years. In addition, GreenPoint may not pay a dividend in an amount greater than its net profits then on hand. At December 31, 1998, $131.3 million of the total stockholders' equity of the Bank was available for payment of dividends to GreenPoint without approval by the applicable regulatory authority.

  In addition, federal bank regulatory authorities have authority to prohibit the Bank from engaging in an unsafe or unsound practice in conducting its business. The payment of dividends, depending upon the financial condition of the bank in question, could be deemed to constitute such an unsafe or unsound practice. The ability of the Bank to pay dividends in the future is currently, and could be further, influenced by bank regulatory policies and capital guidelines.

  Deposit Insurance Assessments. The deposits of the Bank are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund (the "BIF") and the Savings Association Insurance Fund ("SAIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (i) the bank's capitalization and
(ii) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

  Due to the Bank's current risk-based assessment, as of January 1, 1999, the annual insurance premiums on bank deposits insured by the BIF (approximately 75% of the Bank's deposits) and the SAIF (approximately 25% of the Bank's deposits) were both zero.

  The Deposit Insurance Funds Act of 1996 provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF and the SAIF (in addition to assessments currently imposed on depository institutions with respect to BIF- and SAIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FICO assessment rates as of January 1, 1999 were $0.0122 per $100 annually for BIF-assessable deposits and $0.061 per $100 annually for SAIF-assessable deposits.

  Depositor Preference Statute. Federal legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such institution, including federal funds and letters of credit, in the "liquidation or other resolution" of the institution by any receiver.

  Brokered Deposits. Under FDIC regulations, no FDIC-insured depository institution can accept brokered deposits unless it (i) is well capitalized, or
(ii) is adequately capitalized and receives a waiver from the FDIC. In addition, these regulations prohibit any depository institution that is not well capitalized from (a) paying an interest rate on deposits in excess of 75 basis points over certain prevailing market rates or (b) offering "pass through" deposit insurance on certain employee benefit plan accounts subject to certain exceptions.

  Interstate Banking And Branching. Under the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Riegle-Neal"), subject to certain concentration limits and other requirements, (i) bank holding companies such as GreenPoint are permitted to acquire banks and bank holding companies located in any state; (ii) any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans and receive loan payments as an agent for any other bank subsidiary of that holding company; and (iii) banks are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states; provided that, in the case of any such purchase or opening of individual branches, the host state has adopted legislation "opting in" to those provisions of Riegle-Neal; and provided that, in the case of a merger with a bank located in another state, the host state has not adopted legislation "opting out" of that provision of Riegle-Neal. GreenPoint could use Riegle-Neal to acquire banks in additional states.

Headlands

  Headlands' business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities and is subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of its operations. Regulated matters include, without limitation, mortgage loan originations, marketing efforts, credit application and underwriting activities, maximum finance and other charges, disclosure to customers, certain rights of rescission on mortgage loans, closing and servicing mortgage loans, collection and foreclosure procedures, qualification and licensing requirements for doing business in various jurisdictions and other trade practices. Activities as a lender are also subject to various federal laws. The Truth in Lending Act and

Regulation Z promulgated thereunder, as both are amended from time to time, contain disclosure requirements designed to provide consumers with information and certain other protections. Headlands is also required to comply with the Equal Credit Opportunity Act of 1974, as amended, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Headlands is also subject to the Real Estate Settlement Procedures Act and the Debt Collection Practices Act and must file annual reports with the Department of Housing and Urban Development ("HUD") pursuant to the Home Mortgage Disclosure Act. The Company is also subject to the rules and regulations of, and examinations by, HUD, FNMA and other federal and state regulatory authorities with respect to originating, processing, underwriting, selling and servicing mortgage loans. Failure to comply with these requirements can lead to loss of approved status, termination or suspension of servicing contracts without compensation to the servicer, demands for indemnifications or mortgage loan repurchases, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

  The laws and regulations described above are subject to legislative, administrative and judicial interpretation, and additional laws and regulations could be adopted in the future. There can be no assurance that Headlands will maintain compliance with these requirements in the future without additional expenses, or that more restrictive local, state or federal laws, rules and regulations will not be adopted or that existing laws and regulations will not be interpreted in a more restrictive manner, which would make compliance more difficult and more expensive for Headlands.

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

              CAPITAL STOCK AND COMPARISION OF STOCKHOLDER RIGHTS

  As a result of the conversion of shares of Headlands Common Stock to shares of GreenPoint Common Stock in the Merger, Headlands Shareholders will become GreenPoint Stockholders, and their rights will be governed by the DGCL and by the GreenPoint Certificate and the GreenPoint Bylaws, which differ in certain respects from the CGCL and the Headlands Articles and the Headlands Bylaws. The following is a description of GreenPoint's capital stock, including the GreenPoint Common Stock to be issued in the Merger, and a summary of the material differences between the rights of Headlands Shareholders and GreenPoint Stockholders. Although it is impractical to compare all of the aspects in which the DGCL and the CGCL and the companies' governing instruments differ with respect to stockholders' rights, the following discussion summarizes the material significant differences between them.

Description of GreenPoint Capital Stock

  General. GreenPoint is authorized to issue two hundred and seventy million (270,000,000) shares of capital stock consisting of two hundred and twenty million (220,000,000) shares of GreenPoint Common Stock and 50,000,000 shares of preferred stock, par value $.01 per share ("GreenPoint Preferred Stock"). As of January 31, 1999, there were approximately 94,747,000 shares of GreenPoint Common Stock outstanding and no shares of GreenPoint Preferred Stock outstanding. GreenPoint Common Stock is traded on the NYSE under the symbol "GPT."

  Common Stock. GreenPoint Stockholders generally are entitled to one vote per share. The GreenPoint Certificate, however, provides that any requirement for stockholder consent or approval is deemed not to include those shares ("Excess Shares") of GreenPoint Common Stock beneficially owned, directly or indirectly, by any stockholder in excess of the Limit (as defined below, see "--Limitations on Voting Rights"). GreenPoint Stockholders do not have the right to cumulative voting in the election of directors.

  Subject to the prior rights of the holders of any GreenPoint Preferred Stock then outstanding, holders of GreenPoint Common Stock are entitled to receive such dividends as may be declared by the GreenPoint Board out of funds legally available therefor and, in the event of liquidation or dissolution, to receive the net assets of GreenPoint remaining after payment of all liabilities and after payment to holders of all shares of GreenPoint Preferred Stock of the full preferential amounts to which such holders may be entitled, in proportion to their respective holdings.

  GreenPoint is a legal entity separate and distinct from its banking and other subsidiaries. A substantial portion of GreenPoint's revenues result from amounts paid as dividends to GreenPoint by the Bank. New York law imposes certain restrictions on the ability of the Bank to pay such dividends. In addition, GreenPoint and the Bank are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Banking Department and the FDIC are authorized to determine, under certain circumstances relating to the financial condition of a state bank, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The Banking Department and the FDIC have indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsound and unsafe banking practice.

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

The Banking Department, the FDIC and the FRB have each indicated that banking organizations should generally pay dividends only out of current operating earnings.

  GreenPoint Stockholders are not entitled to any preemptive, subscription or conversion rights. The GreenPoint Common Stock is not subject to redemption. All of the outstanding shares of Common Stock, including the securities offered hereby, are fully paid and nonassessable.

  Preferred Stock. No shares of GreenPoint Preferred Stock are currently outstanding. The GreenPoint Board can, without GreenPoint Stockholder approval, (i) provide for the issuance of shares of GreenPoint Preferred Stock in series, (ii) establish the number of such shares to be included in such series, and (iii) fix the designation, powers, preferences and rights of each such series and any qualifications, limitations or restrictions thereon. GreenPoint does not currently have any plans to issue GreenPoint Preferred Stock.

Comparison of Stockholder Rights

  General. Headlands is a California corporation and GreenPoint is a Delaware corporation. Headlands Shareholders, whose rights are currently governed by the CGCL, the Headlands Articles and the Headlands Bylaws, will, at the Effective Time of the Merger, become GreenPoint Stockholders and their rights as such will be governed by the DGCL, the GreenPoint Certificate, and the GreenPoint Bylaws. Certain differences between the rights of Headlands Shareholders and GreenPoint Stockholders are summarized below. For information on how to obtain copies of the Headlands Articles, the Headlands Bylaws, the GreenPoint Certificate and the GreenPoint Bylaws, see "Additional Information--Where You Can Find More Information."

  Amendment of Charter Documents. The DGCL requires approval by the holders of a majority of the voting power of GreenPoint Common Stock in order to amend the GreenPoint Certificate. In addition, the GreenPoint Certificate requires the vote of the holders of 80% of the voting power of GreenPoint Common Stock (as with all other matters requiring GreenPoint Stockholder approval, after giving effect to the provision of the GreenPoint Certificate regarding Excess Shares), in order to amend or repeal the provisions of the GreenPoint Certificate with respect to voting Excess Shares (Section C of Article Fourth), taking action by written consent of the GreenPoint Stockholders (Section C of Article Fifth), calling special meetings of GreenPoint Stockholders (Section D of Article Fifth), the GreenPoint Board (Article VI), adoption, amendment or repeal of the GreenPoint Bylaws (Article Seventh), approval of certain business combinations or transactions (Article Eighth), consideration of GreenPoint's constituencies in evaluating certain business combinations or transactions (Article Ninth), director liability and indemnification (Article Tenth) and the supermajority vote requirement described in this sentence (Article Twelfth).

  To amend the articles of incorporation of a California corporation, the CGCL requires the approval of the corporation's board of directors and a majority of the outstanding shares entitled to vote. An amendment cannot reduce the number of directors on a board of directors having a fixed size or the minimum number of directors on a board of directors having a variable size to fewer than five directors if the votes cast against adoption of such a provision (or the shares not consenting in the case of action by written consent) are equal to more than 16 2/3% of the outstanding shares entitled to vote. The Headlands Articles do not contain any supermajority voting provisions.

  Amendment and Repeal of By-laws and Regulations. Under the DGCL, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation. The GreenPoint Certificate grants the GreenPoint Board such power. In addition, the GreenPoint Bylaws require the vote of the holders of 80% of the voting power of GreenPoint Common Stock in order for the GreenPoint Stockholders to amend or repeal the provisions of the GreenPoint Bylaws.

  The CGCL provides that holders of a majority of the outstanding shares entitled to vote and the corporation's board of directors each have the power to adopt, amend or repeal a corporation's bylaws, although the articles or bylaws of the corporation may restrict or eliminate the power of the board to take such action. Furthermore, a bylaw provision cannot reduce the number of directors on a board of directors having a fixed size or the minimum number of directors on a board of directors having a variable size to fewer than five directors if the votes cast against adoption of a such provision (or the shares not consenting in the case of action by written consent) are equal to more than 16 2/3% of the outstanding shares entitled to vote. Neither the Headlands Bylaws nor the Headlands Articles restricts the power of the Headlands Board to adopt, amend or repeal the Headlands Bylaws, except that the Headlands Bylaws do not permit the Headlands Board to change the minimum and maximum number of directors set forth in the Bylaws without shareholder approval.

  Removal of Directors. The DGCL provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the corporation has a classified board and its certificate of incorporation otherwise provides. The GreenPoint Certificate does provide for a classified board and removal of directors only for cause. In addition, the GreenPoint Certificate requires the affirmative vote of the holders of at least 80% of the voting power of GreenPoint Common Stock to remove any director.

  The CGCL provides that directors may be removed without cause if the removal is approved by the majority of the outstanding shares entitled to vote, but the CGCL further provides that with respect to directors of corporations not having classified boards of directors, no director can be removed (unless the entire board is removed) if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the director's most recent election were then being elected. Headlands does not currently have a classified board.

  Vacancies on the Board. The DGCL provides that, unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office. The GreenPoint Certificate provides that newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause are to be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum. The GreenPoint Certificate provides that any director so chosen will hold office for a term expiring at the annual meeting of GreenPoint Stockholders at which the term of office of the class to which such director has been chosen expires.

  The CGCL provides that, unless the governing documents of a corporation provide otherwise, vacancies (other than those created by removal) may be filled by approval of the board of directors, or if the number of directors then in office is less than a quorum, by (i) unanimous written consent of the directors then in office, (ii) by affirmative vote of a majority of directors then in office at a duly called meeting or (iii) the sole remaining director. Unless the corporation's articles or a bylaw provision adopted by the corporation's shareholders provides that vacancies on the board of directors that are created by removal can be filled by the board of directors, such vacancies must be filled by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively must also constitute at least a majority of the required quorum) or by such greater vote required by the corporation's articles. The CGCL permits shareholders to elect a director at any time to fill any vacancy not filled by the directors. Any such election by written consent (other than to fill a vacancy created by removal) requires the consent of a majority of the outstanding shares entitled to vote. The CGCL further provides that if, after the filling of any vacancy by the directors, the directors in office who were elected by the shareholders constitute less than a majority of the directors then in office, then (i) any holder or holders of an aggregate of 5% or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of shareholders or (ii) upon the application of such holder or holders, the superior court of the proper county will order a special meeting of shareholders to elect the entire board of directors.

  The Headlands Bylaws further provide that the Headlands Shareholders cannot elect a director by written consent to fill a vacancy created by removal except by unanimous consent of all shares entitled to vote for the election of directors. The Headlands Bylaws do not provide the Headlands Board with the ability to fill vacancies created by removal.

  Right to Call Special Meetings of Stockholders. The DGCL permits special meetings of stockholders to be called by the board of directors and such other persons, including stockholders, as the certificate of incorporation or by-laws may provide. The DGCL does not require that stockholders be given the right to call special meetings. The GreenPoint Certificate provides that special meetings of stockholders of the corporation may be called only by the GreenPoint Board pursuant to a resolution approved by a majority of the total number of authorized directors (without regard to any vacancies on the Board).

  Under the CGCL, a corporation's board of directors, its chairman of the board of directors, its president, the holders of shares entitled to cast not less than 10% of the votes at a meeting of shareholders and such additional persons as are specified in the corporation's articles or bylaws have the authority to call special meetings of shareholders. Neither the Headlands Articles nor the Headlands Bylaws specify any additional persons having authority to call special meetings of shareholders.

  Stockholder Action Without a Meeting. The DGCL provides that, unless otherwise provided in the certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of common stock having not less than the minimum number of votes otherwise required to approve such action at a meeting of stockholders consent in writing. The GreenPoint Certificate provides that any action required or permitted to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.

  The CGCL provides that, unless otherwise provided in the articles of incorporation, any action that may be taken at a special or annual meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Headlands Articles do not otherwise provide. Except as discussed above with respect to filling vacancies on the board of directors, the CGCL does not permit directors to be elected by written consent except by the unanimous written consent of all shares entitled to vote in the election of directors.

  Class Voting. The DGCL requires voting by separate classes only with respect to amendments to a corporation's certificate of incorporation that increase or decrease the aggregate number of authorized shares of such class, increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

  The CGCL requires voting by separate classes with respect to amendments to a corporation's articles of incorporation that (i) increase or decrease the aggregate number of authorized shares of the class, (ii) effect an exchange, reclassification or cancellation of all or part of the shares of such class,
(iii) effect an exchange, or create a right of exchange, of all or part of the shares of another class into shares of such class, (iv) change the rights, preferences, privileges or restrictions of the shares of such class, (v) create a new class of shares having rights, preferences or privileges prior to the shares of such class, or increase the rights, preferences or privileges or the number of authorized shares of any class having rights, preferences or privileges prior to the shares of such class, (vi) divide the shares of any class of preferred shares into series having different rights, preferences, privileges or restrictions or authorize the board to do so, or (vii) cancel or otherwise affect dividends on the shares of such class that have accrued but have not been paid. In addition, the CGCL requires voting by class with respect to mergers, share exchanges, reorganizations and similar transactions. For purposes of such voting requirement, classes of common stock differing only as to voting rights are considered a single class of shares.

  Cumulative Voting. Under the DGCL, stockholders do not have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation. The GreenPoint Certificate does not grant such rights.

  Under the CGCL, shareholders have the right to cumulate their votes in the election of directors, but a listed corporation may adopt a provision to eliminate cumulative voting. Headlands is a listed corporation and has eliminated the ability of Headlands Shareholders to cumulate votes.

  Limitations on Voting Rights. The GreenPoint Certificate provides that no record owner of GreenPoint Common Stock beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then-outstanding shares of GreenPoint Common Stock (the "Limit") as of the record date for determining the stockholders entitled to vote on any matter may vote any shares of GreenPoint Common Stock in excess of the Limit. Any such record holder may cast that number of votes equal to the number of votes that a single record owner of all GreenPoint Common Stock beneficially owned by such person would be entitled to cast subject to the limitation on voting rights described in this paragraph, multiplied by a fraction, the numerator of which is the number of shares of GreenPoint Common Stock that are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of GreenPoint Common Stock beneficially owned by such person owning shares in excess of the limit. "Beneficial ownership" is determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act (the "Rules") and includes (i) shares beneficially owned, directly or indirectly, by such person or any of his "affiliates" (as defined in the GreenPoint Certificate), (ii) shares that such person or any of his affiliates (A) has the right to acquire upon exercise of conversion rights, exchange rights, warrants, options or otherwise or (B) has sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise or (iii) shares beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or undertaking for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of GreenPoint (provided that no person shall be considered the beneficial owner of any shares solely because such person holds a revocable proxy granted for a particular meeting of stockholders pursuant to a public solicitation of proxies).

  The governing documents of Headlands contain no similar restrictions.

  Provisions Affecting Business Combinations. Section 203 of the DGCL provides generally that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "Interested Stockholder") may not engage in a wide range of "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless
(i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. These restrictions on interested stockholders do not apply under certain circumstances, including, but not limited to, the following (i) if the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL, or (ii) if the corporation, by action of its stockholders, adopts an amendment to its by-laws or certificate of incorporation expressly electing not to be governed by such section. Neither the GreenPoint Certificate nor the GreenPoint Bylaws contain a provision electing not to be governed by such section.

  The GreenPoint Certificate provides that Business Combinations between GreenPoint or any majority-owned subsidiary of GreenPoint and a "GreenPoint Interested Stockholder" (as defined below) or any affiliate thereof require the affirmative vote of the holders of at least 80% of the Voting Stock, voting as a single class, unless such Business Combination (i) is approved by a majority of GreenPoint's directors who are unaffiliated with the Interested Stockholder and were members of the GreenPoint Board prior to the time the Interested Stockholder became such (or were elected by a majority of such directors) or (ii) meets certain price and procedure requirements that provide for consideration per share of common stock and any other class of voting stock generally equal to the greater of that paid by the Interested Stockholder when it acquired its shares of such stock or the highest per share closing price of the GreenPoint Common Stock on the NYSE during the 30-day period immediately preceding the date in question. "Business Combination" is defined to include: (i) any merger or consolidation of GreenPoint or any subsidiary of GreenPoint with any GreenPoint Interested Stockholder or any other corporation that is or, after such merger or consolidation, would be an "Affiliate" (as defined in Rule 12b-2 of the Rules) of a GreenPoint Interested Stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any GreenPoint Interested Stockholder or Affiliate thereof or any of the assets of GreenPoint or any subsidiary having a Fair Market Value (as defined in the

GreenPoint Certificate) of at least 25% of the combined assets of GreenPoint and its Subsidiaries, (iii) the issue or transfer by GreenPoint or any subsidiary of any securities of GreenPoint or any Subsidiary to any GreenPoint Interested Stockholder or Affiliate thereof in exchange for cash, securities or other property having a Fair Market Value of at least 25% of the combined Fair Market Value of the common stock of GreenPoint and its Subsidiaries (other than an issuance or transfer to an employee benefit plan of GreenPoint or any Subsidiary), (iv) the adoption of any plan for the liquidation or dissolution of GreenPoint proposed by or on behalf of a GreenPoint Interested Stockholder or Affiliate thereof, or (v) any reclassification of securities or recapitalization of GreenPoint, or any merger or consolidation of GreenPoint with any of its Subsidiaries or any other transaction that has the effect of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of GreenPoint or any of its Subsidiaries owned by any GreenPoint Interested Stockholder or Affiliate thereof. "GreenPoint Interested Stockholder" is defined to include any person who beneficially owns, directly or indirectly, more than 10% of the Voting Stock, is an Affiliate of GreenPoint and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding Voting Stock, or is an assignee of or otherwise succeeded to any such shares, if such assignment or succession was by means of a transaction not involving a public offering within the meaning of the Securities Act.

  Mergers, Acquisitions and Certain Other Transactions. Except as disclosed above in "--Provisions Affecting Business Combinations," the DGCL and GreenPoint's governing documents require approval of mergers, consolidations and dispositions of all or substantially all of a corporation's assets (other than so-called "parent-subsidiary" mergers) by a majority of the voting power of the corporation. The DGCL does not require stockholder approval for majority share acquisitions or for combinations involving the issuance of less than 20% of the voting power of the corporation, except for "business combinations" subject to Section 203 of the DGCL.

  Under the CGCL, a merger or consolidation by a California corporation generally requires the affirmative vote of a majority of the outstanding shares entitled to vote in each particular class of shares, voting separately by class. For purposes of such voting requirement, classes of common stock differing only as to voting rights are considered a single class of shares. See "--Class Voting." Neither the Headlands Articles nor the Headlands Bylaws provides for any greater vote.

  Constituencies Provisions. Article Ninth of the GreenPoint Certificate provides that the GreenPoint Board may, in connection with determining what is in the best interest of GreenPoint and its stockholders when evaluating any tender or exchange offer or other offer to engage in a business combination or to otherwise acquire all or substantially all of the properties and assets of GreenPoint, give due consideration to all relevant factors, including but not limited to (i) the social and economic effect of accepting such offer on GreenPoint's present and future customers and employees and those of its subsidiaries, on the communities in which GreenPoint and its subsidiaries operate or are located, (ii) on the ability of GreenPoint to fulfill its corporate objective as a holding company under applicable laws and regulations, and (iii) on the ability of GreenPoint's bank subsidiary to fulfill the objectives of a stock form financial institution under applicable statutes and regulations. Neither the Headlands Articles nor the Headlands Bylaws contain a comparable provision.

  Rights of Dissenting Stockholders. Under the DGCL, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, the DGCL does not provide for appraisal rights (i) with respect to shares of a corporation that are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders) or (ii) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The GreenPoint Certificate does not provide otherwise. The DGCL does not provide appraisal rights to stockholders who dissent from the sale of all or substantially all of a corporation's assets or an amendment to the corporation's certificate of incorporation, although a corporation's certificate of incorporation may so provide. The GreenPoint Certificate does not so provide.

  Under the CGCL, if approval of the outstanding shares of a corporation is required for a merger, exchange or a sale of all or substantially all of a corporation's assets, appraisal rights are available to dissenting shareholders. However, subject to certain exceptions, the CGCL does not provide for appraisal rights with respect to shares of certain corporations, including those that are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. (as long as such exchange or interdealer quotation system has been certified by rule or order of the Commissioner of Corporations of the State of California). An exception to the rule regarding shares listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system exists if demands for appraisal are filed with respect to 5% or more of the outstanding shares of that class, in which case, the holders of such shares are entitled to appraisal rights. The Headlands Common Stock is quoted on Nasdaq and Headlands Shareholders therefore have appraisal rights only if 5% or more of the outstanding shares of Headlands Common Stock seek appraisal rights. See "Additional Information--Dissenters' Appraisal Rights."

  Under the DGCL, among other procedural requirements, a stockholder's written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights. Under the CGCL, a shareholder of a corporation that is listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system must deliver written demand for appraisal to the corporation not later than the date of the shareholders' meeting being held to vote upon the corporation action giving rise to appraisal rights.

  Dividends. Both the DGCL and the CGCL permit dividends to be paid in cash, property or shares of a corporation's capital stock. The DGCL provides that a corporation may pay dividends out of any surplus, and, if it has no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year (provided that such payment will not reduce capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets). The CGCL provides that a corporation may pay dividends if the amount of the retained earnings of the corporation immediately prior thereto equals or exceeds the amount of the proposed distribution. The CGCL also provides that a corporation may pay dividends if immediately after giving effect thereto, (i) the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1.25 times its liabilities (not including deferred taxes, deferred income and other deferred credits) and (ii) the current assets of the corporation would be at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1.25 times it current liabilities.

  Preemptive Rights of Stockholders. The DGCL provides that no stockholder shall have any preemptive rights to purchase additional securities of the corporation unless the certificate of incorporation expressly grants such rights. The GreenPoint Certificate does not provide for preemptive rights.

  The CGCL provides that a corporation's articles of incorporation may grant to shareholders preemptive rights to subscribe to any or all issues of shares or securities. The Headlands Articles do not grant preemptive rights to shareholders.

  Director Liability and Indemnification. The DGCL allows a Delaware corporation to include in its certificate of incorporation, and the GreenPoint Certificate contains, a provision eliminating the liability of a director for monetary damages for a breach of such director's fiduciary duties as a director, except liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and (iv) for any transaction from which the director derived an improper personal benefit.

  The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the relevant conduct was unlawful. The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim or issue as to which such person is adjudged liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery of Delaware or such other court deems proper.

  The DGCL provides that a corporation must indemnify a present or former director or officer of a corporation who has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

  The GreenPoint Certificate provides that each person who is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director or officer of GreenPoint or is or was serving at GreenPoint's request as a director, officer, employee or agent or another corporation or a partnership, joint venture, trust or other enterprise (each, a "GreenPoint Indemnitee"), shall be indemnified to the fullest extent authorized by the DGCL (as it exists now or as it may be amended to provide broader indemnification rights), against all expense, liability and loss (including attorneys' fees) reasonably incurred or suffered by the GreenPoint Indemnitee in connection with his or her activities as a director or officer of GreenPoint or service as a director, officer, employee or agent of another entity at GreenPoint's request. Except with respect to a proceeding to enforce such GreenPoint Indemnitee's right to indemnification, the GreenPoint Certificate provides that GreenPoint will indemnify the GreenPoint Indemnitee in connection with a Proceeding initiated by the GreenPoint Indemnitee only if the Proceeding was authorized by the GreenPoint Board.

  The DGCL permits a corporation to pay expenses (including attorneys' fees) incurred by an officer or director in defending any proceeding in advance of the final disposition of such matter upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to indemnity. The GreenPoint Certificate provides that expenses incurred in defending a Proceeding shall be paid by GreenPoint in advance of the final disposition thereof, and that if required by the DGCL, such advancement of expenses incurred by a GreenPoint Indemnitee in his or her capacity as a director or officer (and not in any other capacity) will be made only upon delivery of an undertaking by or on behalf of the GreenPoint Indemnitee to repay such amount unless it is ultimately determined that the GreenPoint Indemnitee is entitled to indemnification. The GreenPoint Certificate and the DGCL also provide that the indemnification provisions of the GreenPoint Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the GreenPoint Certificate and GreenPoint Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise. In addition, the GreenPoint Certificate and the DGCL provide that the corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or of any subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not GreenPoint would have the power to indemnify such person against such expense, liability or loss under the DGCL.

  The CGCL allows a California corporation to include in its articles of incorporation, and the Headlands Articles so include, a provision eliminating the liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director's duties to the corporation and its shareholders, except liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived improper personal benefits, (iv) for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (vi) under Section 310 of the CGCL (which deals generally with contracts and other transactions between corporations and their directors or other corporations in which one or more of their directors has a material financial interest) and (vii) under Section 316 of the CGCL (which deals generally with unlawful distributions and unlawful loans or guarantees to or on behalf of directors and officers).

  The CGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation (each, an "Agent") of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The CGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an Agent, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders. The CGCL further provides, however, that in an action by or in the right of the corporation, indemnity is not available for any of the following: (i) in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine that the person is fairly and reasonably entitled to indemnity for expenses; (ii) of amounts paid in settling or otherwise disposing of a pending action without court approval; and (iii) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

  The Headlands Articles authorize Headlands to indemnify any person who is or was an Agent of Headlands through bylaw provisions, agreements and agents, vote of shareholder or disinterested directors, or otherwise, to the fullest extent permitted under California law. The Headlands Bylaws provide that Headlands shall indemnify its directors, and that Headlands may indemnify its employees, officers, and agents, in each case to the maximum extent permitted by the CGCL, against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that he or she is or was acting in such capacity for Headlands, for another foreign or domestic corporation, partnership, joint venture, trust or other enterprise at the request of Headlands, or for a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

  Under the CGCL, a person is entitled to expenses actually and reasonably incurred by the Agent to the extent that such person was successful on the merits. Indemnification with respect to amounts other than expenses may be made only upon a determination that indemnification of the Agent is proper in the circumstances because the Agent met the applicable standard of conduct set forth in the CGCL, which determination is made by (i) a majority vote of a quorum consisting of directors who are not parties to the proceeding, (ii) independent legal counsel in a written opinion if such a quorum is not obtainable, (ii) approval of the majority of the shares represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum), with the shares owned by the person to be indemnified not voting, or (iv) the court in which the proceeding is or was pending upon application.

  The Headlands Bylaws provide that expenses incurred in defending a Proceeding for which indemnification is required by the Headlands Bylaws, or for which indemnification has been authorized by the Headlands Board, shall be paid by Headlands in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the Headlands Indemnitee to repay such amount if it is ultimately determined that the Headlands Indemnitee is not entitled to indemnification. The Headlands Bylaws and the CGCL also provide that the indemnification provisions of the Headlands Articles and the statute are not exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in a properly authorized provision of the corporation's articles. In addition, the Headlands Articles and the CGCL provide that the corporation may maintain insurance, at its expense, to protect any director, officer, employee or agent of the corporation against any liability asserted against or incurred by such person in such capacity or arising out of that person's status as such, whether or not the corporation would have the power to indemnify that person against such liability.

  Stockholder Rights Plans. Neither GreenPoint nor Headlands has implemented a stockholder rights plan, but either corporation could do so without further action of its stockholders.

                             ADDITIONAL INFORMATION

Dissenters' Appraisal Rights

  Headlands Shareholders who do not vote in favor of the Merger and who follow certain procedures, as described below, may have the right to dissent from the Merger and to demand and obtain payment of the "fair market value" of their shares in cash. The proceedings resulting from such a demand may result in a determination of "fair market value" equal to, less than or greater than the consideration to be received under the Merger Agreement.

  The following is a summary of Chapter 13 of the CGCL, which specifies the conditions under which Headlands Shareholders will have the right to dissent from the Merger and the procedures that a Headlands Shareholder must follow to dissent from the Merger and demand payment for his or her shares. The following summary is not a complete statement of the law pertaining to dissenters' rights under the CGCL. Any Headlands Shareholder contemplating the exercise of dissenters' rights should carefully review the provisions of Chapter 13 of the CGCL, the text of which is attached as Exhibit D to this Proxy Statement/Prospectus, particularly the specific procedural steps required to perfect such rights contained in Chapter 13 of the CGCL. Failure to comply with the procedural requirements of Chapter 13 will result in a waiver of dissenters' rights.

  Under Chapter 13 of the CGCL, Headlands Shareholders will be entitled to assert dissenters' rights only if written demands for payment in cash of the fair market value under Chapter 13 (each a "Demand") are filed with respect to 5% or more of the outstanding shares of Headlands Common Stock (before giving effect to the Merger).

  In the event that (i) the Merger is approved by the Headlands Shareholders and (ii) Demands are made with respect to 5% or more of the Headlands Common Stock, a Headlands Shareholder who objects to the Merger will not receive shares of GreenPoint Common Stock pursuant to the Merger Agreement, but instead will be entitled to receive the "fair market value" of such Dissenting Shares in cash, determined as of December 7, 1998, the last trading day before the first announcement of the proposed Merger, excluding any appreciation or depreciation in consequence of the Merger. For Headlands Shares to qualify as Dissenting Shares, the holders of such shares (i) must have voted against the approval of the Merger Agreement; (ii) must have made a Demand and (iii) must have submitted stock certificates for endorsement (as described below).

  If Demands are made with respect to 5% or more of the outstanding shares of Headlands Common Stock and are perfected pursuant to Chapter 13 of the CGCL, and the Merger Agreement is approved by the Headlands Shareholders, Headlands will, within ten days after such approval, mail to any Shareholder, a notice that the Merger was approved by the Headlands Shareholders (a "Notice of Approval"), accompanied by a copy of Chapter 13 of the CGCL. The Notice of Approval will set forth the price determined by Headlands to represent the "fair market value" of any Dissenting Shares (which shall constitute an offer by Headlands to purchase such Dissenting Shares at such stated price) and will set forth a brief description of the procedures to be followed by such shareholders who wish to exercise their dissenters' rights.

  The Demand must be made by the dissenting Headlands Shareholder within 30 days after the date on which the Notice of Approval was mailed. Each Demand must contain (i) a statement concerning the number and class of Headlands Shares held of record by such dissenting Headlands Shareholder and (ii) the shareholder's claim as to the fair market value of the Dissenting Shares as of the close of business on December 7, 1998 (the statement of fair market value in such Demand by the dissenting Headlands Shareholder constitutes an offer by the dissenting Headlands Shareholder to sell the Dissenting Shares at such price). Such Demand must be addressed to Headlands Mortgage Company, 1100 Larkspur Landing Circle, Larkspur, California 94939, Attention: Gilbert J. MacQuarrie. A dissenting Headlands Shareholder may not withdraw a demand for payment unless Headlands consents to such withdrawal.

  Within 30 days after the Notice of Approval was mailed, the dissenting Headlands Shareholder also must submit the certificates representing the Dissenting Shares to Headlands at the above address. The certificates representing the Dissenting Shares will be stamped or endorsed with a statement that the shares are Dissenting Shares. If the price contained in the Notice of Approval is acceptable to the dissenting Headlands Shareholder, such shareholder may demand the same price. This action would constitute an acceptance of the offer by Headlands to purchase the dissenting Headlands Shareholder's stock at the price stated in the Notice of Approval.

  If Headlands and a dissenting Headlands Shareholder agree upon the price to be paid for the Dissenting Shares, upon surrender by the dissenting Headlands Shareholders of the certificates representing the dissenting Headlands Shares, such price (together with interest thereon at the legal rate on judgments from the date of the agreement between Headlands and the dissenting Headlands Shareholder) is required by law to be paid to the dissenting Headlands Shareholder within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the Merger are satisfied, whichever is later, subject to the surrender of the Headlands stock certificates therefor.

  If Headlands and a dissenting Headlands Shareholder disagree as to the price for such Dissenting Shares or disagree as to whether such Headlands Shares are entitled to be classified as Dissenting Shares, such holder may, within six months after the Notice of Approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determination or, alternatively, may intervene in any pending action brought by another dissenting Headlands Shareholder. Costs of such an action (including compensation of appraisers) are required to be assessed as the court considers equitable but must be assessed against Headlands if the appraised value determined by the court exceeds the price offered by Headlands.

  The court action to determine the fair market value of the Dissenting Shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the Headlands Shareholders in approving the Merger. Furthermore, no Headlands Shareholder who is entitled to assert dissenters' rights under Chapter 13 of the CGCL shall have any right to attack the validity of the Merger, or to have the Merger set aside or rescinded, except in an action to test whether the consents required to authorize or approve the Merger have been legally and validly obtained in favor of the Merger.

  Dissenting Shares may lose their status and the right to demand payment will terminate, among other reasons, if (i) the Merger is abandoned; (ii) the shares are transferred before being submitted for endorsement or are surrendered for conversion into shares of another class; (iii) the dissenting Headlands Shareholder and Headlands do not agree upon the status of the shares as Dissenting Shares or upon the price of such shares and the dissenting Headlands Shareholders fails to file suit against Headlands or intervene in a pending action within six months following the date on which the Notice of Approval was mailed to the shareholder; or (iv) the dissenting Headlands Shareholder withdraws his or her demand for the purchase of the Dissenting Shares with the consent of Headlands.

Shareholder Proposals

  If the Merger is not consummated for any reason, then proposals of Headlands Shareholders which are intended to be presented by such shareholders at the next annual meeting of Headlands Shareholders must be received by Headlands no later than April 12, 1999 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Other Matters

  The Headlands Board knows of no other matters which are likely to be brought before the Special Meeting. If any matters are brought before the Special Meeting, Peter T. Paul, Becky S. Poisson, Gilbert J. MacQuarrie and Steven M. Abreu, as the proxy agents named in the enclosed proxy, will vote on such matters in accordance with their best judgment.

Where You Can Find More Information

  GreenPoint and Headlands file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that both companies file at the following locations in Washington D.C., New York, New York and Chicago,
Illinois:

 Public Reference Room      New York Regional         Chicago Regional
450 Fifth Street, N.W.           Office                    Office
       Room 1024          7 World Trade Center         Citicorp Center
Washington, D.C. 20549         Suite 1300             500 West Madison
                           New York, New York              Street
                                  10048                  Suite 1400
                                                  Chicago, Illinois 60661-
                                                            2511

  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information should also be available for inspection at the offices of the NASD.

  GreenPoint filed a Registration Statement on Form S-4 to register with the SEC the GreenPoint Common Stock to be issued to Headlands Shareholders in the Merger. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of GreenPoint in addition to being a proxy statement/ prospectus of Headlands for the Special Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

  The SEC allows us to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Proxy Statement/Prospectus, except for any information superseded by information in this Proxy Statement/ Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

                GreenPoint                   Period
                ----------                   ------
Annual Report on Form 10-K.................  Fiscal Year ended December 31, 1997
Quarterly Report on Form 10-Q..............  Quarters ended March 31, June 30 and
                                             September 30, 1998
Current Reports on Form 8-K................  Dated April 11, July 6, July 10,
                                             September 30, December 11, 1998
The description of GreenPoint Common Stock
 set forth in its registration statement on
 Form 8-A, filed on September 27, 1993,
 including any amendments or reports filed
 for the purpose of updating such
 description.

                 Headlands                   Period
                 ---------                   ------
Annual Report on Form 10-K.................  Fiscal Year ended December 31, 1997
Quarterly Report on Form 10-Q..............  Quarters ended March 31, June 30 and
                                             September 30, 1998
Current Reports on Form 8-K................  Dated February 4, December 16, 1998
The description of Headlands Common Stock
 set forth in the Registration Statement on
 Form 8-A, filed on December 29, 1997,
 including any amendments or reports filed
 for the purpose of updating such
 description.

  We are also incorporating by reference additional documents that we file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

  GreenPoint has supplied all information contained or incorporated by reference in this Proxy Statement/Prospectus relating to GreenPoint, and Headlands has supplied all such information relating to Headlands.

  If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

  GreenPoint Financial Corp.             Headlands Mortgage Company
  ATTN: Investor Relations               ATTN: Investor Relations
  90 Park Avenue                         1100 Larkspur Landing Circle, Suite
  New York, New York 10016               101
  Tel: (212) 834-1710                    Larkspur, CA 94939
                                         Tel: (415) 461-6790

  If you would like to request documents from us, please do so by March 15, 1999 to receive them before the Special Meeting.

  You should rely only on the information contained or incorporated by reference in this Proxy Statement/Prospectus to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus is dated February 17, 1999. You should not assume that the information contained in the Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Proxy Statement/Prospectus to Headlands Shareholders nor the issuance of GreenPoint Common Stock in the Merger shall create any implication to the contrary.

Legal Matters

  The validity of the GreenPoint Common Stock to be issued to Headlands Shareholders pursuant to the Merger will be passed upon by Wachtell, Lipton, Rosen & Katz, special counsel to GreenPoint. It is a condition to the consummation of the Merger that GreenPoint receive an opinion from Wachtell, Lipton, Rosen & Katz, and that Headlands receive an opinion from Sullivan & Cromwell, special counsel to Headlands, each to the effect that, among other things, the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code. See "The Merger--Conditions to Consummation of the Merger; Termination" and "The Merger--Federal Income Tax Consequences."

Experts

  The financial statements of GreenPoint and its subsidiaries as of and for the years ended December 31, 1997 and 1996 incorporated herein by reference to GreenPoint's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as an expert in auditing and accounting.

  The financial statements of GreenPoint for the year ended December 31, 1995 incorporated by reference to GreenPoint's 1997 Annual Report on Form 10-K and incorporated by reference herein and in the Registration Statement have been so incorporated in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in auditing and accounting.

  The consolidated financial statements of Headlands as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 1997, financial statements refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" in 1997.

Cautionary Statement Concerning Forward-Looking Statements

  We have made forward-looking statements in this document that are subject to risks and uncertainties. These forward-looking statements include information concerning possible or assumed future results of operations and business plans, including estimates and projections relating to accretion to earnings that may be realized from the acquisition, enhanced revenue growth, cost savings, transaction charges, and other opportunities following the Merger set forth under "Questions and Answers About the Merger and the Special Meeting," "The Merger--Recommendation of the Headlands Board and Reasons for the Merger" and those preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "estimates" or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 to the extent provided by applicable law. Forward-looking statements involve inherent risks and uncertainties. We caution you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to: risks and uncertainties related to execution of the Merger, including integration activities and the ability of GreenPoint to retain senior management from Headlands; prevailing economic conditions; changes in interest rates, loan demand, real estate values, and competition; the level of defaults and prepayments on loans made by the combined company; changes in accounting principles, policies, and guidelines; adverse changes or conditions in capital or financial markets; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory, and technological factors affecting the combined company's operations, pricing, products and services. The forward-looking statements are made as of the date of this Proxy Statement/Prospectus, and neither GreenPoint nor Headlands assumes any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forwarding-looking statements.

                             FINANCIAL INFORMATION

  The following Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 1998, combines the historical consolidated statement of financial condition of GreenPoint and the historical consolidated balance sheet of Headlands using "pooling of interests" accounting, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Combined Condensed Financial Information. Under the "pooling of interests" method of accounting, the recorded assets, liabilities, shareholders' equity, income and expenses of GreenPoint and Headlands are combined and reflected at their historical amounts. The Unaudited Pro Forma Combined Condensed Balance Sheet information gives effect to the Merger as if it occurred on the date of the information presented.

  The Unaudited Pro Forma Combined Condensed Income Statements for the nine months ended September 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 present the combined results of operations of GreenPoint and Headlands as if the Merger had been effective at the beginning of each period presented therein, after giving effect to certain adjustments described in the attached Notes to Unaudited Pro Forma Combined Condensed Financial Information.

  While no assurances can be given, it is expected that the combined company will achieve benefits from the Merger in the form of operating cost savings and revenue enhancements. The pro forma earnings, which do not reflect any direct costs, potential savings or revenue enhancements expected to result from the Merger, are not indicative of the results of future operations. No assurances can be given with respect to the ultimate level of expense savings or revenue enhancements.

                       PRO FORMA CONDENSED BALANCE SHEET
                                  (Unaudited)
                                 (In thousands)

                                             At September 30, 1998
                                 ----------------------------------------------
                                                         Pro forma
                                 GreenPoint   Headlands Adjustments  Combined
                                 -----------  --------- ----------- -----------
            Assets:
Cash and due from banks........  $   109,049  $  6,443              $   115,492
Investment portfolio...........    1,650,539       --                 1,650,539
Loans:                                                                      --
  Held for sale................      767,579   862,693                1,630,272
  Held for investment..........    9,326,038       158                9,326,196
    Allowance for loan losses..     (112,000)      --                  (112,000)
                                 -----------  --------   ---------  -----------
      Total loans, net.........    9,981,617   862,851         --    10,844,468
Other interest earning assets..      118,750    32,647                  151,397
Servicing assets...............      113,382    19,769                  133,151
Deferred income taxes, net.....       54,707       --                    54,707
Other real estate owned, net...       13,108       149                   13,257
Goodwill.......................    1,024,061       --                 1,024,061
Other assets...................      547,398    39,880                  587,278
                                 -----------  --------   ---------  -----------
      Total assets.............  $13,612,611  $961,739   $     --   $14,574,350
                                 ===========  ========   =========  ===========
  Liabilities & Stockholders'
            Equity:
Liabilities:
Deposits.......................  $10,851,536  $    --    $     --   $10,851,536
Notes payable..................          --    298,093                  298,093
Mortgagors' escrow.............      151,796       --                   151,796
Securities sold under
 agreements to repurchase......      100,000   493,502                  593,502
Dividends payable..............          --        --                       --
Senior bank notes..............      199,859       --                   199,859
Long term debt.................      199,729       --                   199,729
Other liabilities..............      317,390    47,353                  364,743
                                 -----------  --------   ---------  -----------
      Total liabilities........   11,820,310   838,948         --    12,659,258
Stockholders' Equity:
Common Stock...................        1,103    92,152     (92,152)       1,103
Additional paid in capital.....    1,182,630     1,038    (315,020)     868,648
Retained earnings..............    1,219,975    29,601                1,249,576
Unallocated ESOP...............     (111,310)      --                  (111,310)
Unearned stock plans...........       (4,752)      --                    (4,752)
Accumulated other comprehensive
 income........................       12,500       --                    12,500
Treasury stock.................     (507,845)      --      407,172     (100,673)
                                 -----------  --------   ---------  -----------
    Total stockholders'
     equity....................    1,792,301   122,791         --     1,915,092
                                 -----------  --------   ---------  -----------
      Total liabilities and
       stockholders' equity....  $13,612,611  $961,739   $     --   $14,574,350
                                 ===========  ========   =========  ===========

                    PRO FORMA CONDENSED STATEMENTS OF INCOME
                                  (Unaudited)
                    (In thousands, except per share amounts)

                                       Nine Months Ended September 30, 1998
                                     -----------------------------------------
                                                           Pro Forma
                                     GreenPoint Headlands Adjustments Combined
                                     ---------- --------- ----------- --------
Net interest income.................  $361,672   $18,378    $   --    $380,050
Less: provision for loan losses         (9,896)   (4,474)              (14,370)
                                      --------   -------    -------   --------
Net interest income after provision
 for loan losses....................   351,776    13,904        --     365,680
                                      --------   -------    -------   --------
Non-interest income:
  Income from fees and commissions:
  Mortgage loan operations fee
   income...........................    13,259       --                 13,259
  Mortgage servicing fees...........     3,717     9,844                13,561
  Banking services fees and
   commissions......................    19,798       --                 19,798
  Other fee income..................       518       300                   818
  Net gain on securities............     1,391       --                  1,391
  Net gain on sale of loans.........       349    98,959                99,308
  Net unrealized loss in valuation
   of retained interests in
   securitizations..................       --     (3,448)               (3,448)
  Gain from sale of mortgage
   servicing rights.................       --        712                   712
                                      --------   -------    -------   --------
    Total non-interest income.......    39,032   106,367        --     145,399
                                      --------   -------    -------   --------
Non-interest expense:
  Salaries and benefits.............    68,063    38,966               107,029
  ESOP and stock plans expense......    17,091       --                 17,091
  Premises and equipment expense....    35,243     7,193                42,436
  F.D.I.C. premiums.................     2,004       --                  2,004
  Other administrative expenses.....    41,992    15,514                57,506
  ORE operating income, net.........    (5,045)      --                 (5,045)
  Amortization and impairment of
   originated servicing rights......       --     12,505                12,505
  Goodwill amortization.............    34,685       --                 34,685
  Non-recurring personnel expense...     8,335       --                  8,335
                                      --------   -------    -------   --------
    Total non-interest expense......   202,368    74,178        --     276,546
                                      --------   -------    -------   --------
  Income before income taxes........   188,440    46,093               234,533
  Income taxes related to earnings..    71,941    21,313                93,254
  Income taxes related to S
   corporation conversion...........       --     18,488                18,488
                                      --------   -------    -------   --------
  Net Income........................  $116,499   $ 6,292    $   --    $122,791
                                      ========   =======    =======   ========
  Basic earnings per share..........  $   1.59                        $   1.44
                                      ========                        ========
  Diluted earnings per share........  $   1.53                        $   1.40
                                      ========                        ========
Pro Forma Information
  Income before income taxes........  $188,440   $46,093    $   --    $234,533
  Provision for pro forma income
   taxes............................    71,941    37,847               109,788
                                      --------   -------    -------   --------
    Pro forma net income............  $116,499   $ 8,246    $    --   $124,745
                                      ========   =======    =======   ========
  Basic pro forma earnings per
   share............................  $   1.59                        $   1.47
                                      ========                        ========
  Diluted pro forma earnings per
   share............................  $   1.53                        $   1.42
                                      ========                        ========

                    PRO FORMA CONDENSED STATEMENTS OF INCOME
                                  (Unaudited)
                    (In thousands, except per share amounts)

                                       Nine Months Ended September 30, 1997
                                     -----------------------------------------
                                                           Pro Forma
                                     GreenPoint Headlands Adjustments Combined
                                     ---------- --------- ----------- --------
Net interest income.................  $358,398   $ 8,826    $   --    $367,224
Less: provision for loan losses        (14,837)   (2,359)              (17,196)
                                      --------   -------    -------   --------
Net interest income after provision
 for loan losses....................   343,561     6,467        --     350,028
                                      --------   -------    -------   --------
Non-interest income:
  Income from fees and commissions:
  Mortgage loan operations fee
   income...........................    11,464       --                 11,464
  Mortgage servicing fees...........     5,235     7,196                12,431
  Banking services fees and
   commissions......................    15,851       --                 15,851
  Other fee income..................     1,210       377                 1,587
  Net gain on securities............     1,222       --                  1,222
  Net (loss) gain on sale of loans..      (183)   50,855                50,672
  Net unrealized gain in valuation
   of retained interests in
   securitizations..................       --        668                   668
  Gain from sale of mortgage
   servicing rights.................       --      9,375                 9,375
  Gain on sale of assets............     2,416       --                  2,416
  Gain on sale of branches..........     5,850       --                  5,850
                                      --------   -------    -------   --------
    Total non-interest income.......    43,065    68,471               111,536
                                      --------   -------    -------   --------
Non-interest expense:
  Salaries and benefits.............    68,569    20,799                89,368
  ESOP and stock plans expense......    14,462       --                 14,462
  Premises and equipment expense....    35,941     3,941                39,882
  F.D.I.C. premiums.................     2,192       --                  2,192
  Other administrative expenses.....    46,271     8,320                54,591
  ORE operating income, net.........    (1,267)      --                 (1,267)
  Amortization and impairment of
   originated servicing rights......       --      3,599                 3,599
  Goodwill amortization.............    34,873       --                 34,873
  Restructuring charge..............     2,500       --                  2,500
                                      --------   -------    -------   --------
    Total non-interest expense......   203,541    36,659               240,200
                                      --------   -------    -------   --------
  Income before income taxes........   183,085    38,279               221,364
  Income taxes related to earnings..    72,192     1,342                73,534
                                      --------   -------    -------   --------
  Net income........................  $110,893   $36,937    $   --    $147,830
                                      ========   =======    =======   ========
  Basic earnings per share..........  $   1.44                        $   1.73
                                      ========                        ========
  Diluted earnings per share........  $   1.37                        $   1.65
                                      ========                        ========
Pro Forma Information
  Income before income taxes........  $183,085   $38,279    $   --    $221,364
  Provision for pro forma income
   taxes............................    72,192    16,077                88,269
                                      --------   -------    -------   --------
    Pro forma net income............  $110,893   $22,202    $         $133,095
                                      ========   =======    =======   ========
  Basic pro forma earnings per
   share............................  $   1.44                        $   1.56
                                      ========                        ========
  Diluted pro forma earnings per
   share............................  $   1.37                        $   1.49
                                      ========                        ========

                    PRO FORMA CONDENSED STATEMENTS OF INCOME
                                  (Unaudited)
                    (In thousands, except per share amounts)

                                           Year Ended December 31, 1997
                                     -----------------------------------------
                                                           Pro Forma
                                     GreenPoint Headlands Adjustments Combined
                                     ---------- --------- ----------- --------
Net interest income.................  $474,975   $12,524   $    --    $487,499
Less: provision for loan losses.....   (18,885)   (3,588)              (22,473)
                                      --------   -------   --------   --------
Net interest income after provision
 for loan losses....................   456,090     8,936        --     465,026
                                      --------   -------   --------   --------
Non-interest income:
  Income from fees and commissions..    45,663    10,078                55,741
  Other income......................       564       295                   859
  Net gain on securities............     2,051       --                  2,051
  Net loss (gain) on sale of loans..      (261)   62,445                62,184
  Net unrealized gain in valuation
   of retained interests in
   securitizations..................       --        668                   668
  Gain from sale of mortgage
   servicing rights.................       --      9,420                 9,420
  Gain on sale of assets............     2,416       --                  2,416
  Gain on sale of branches..........     5,850       --                  5,850
                                      --------   -------   --------   --------
    Total non-interest income.......    56,283    82,906        --     139,189
                                      --------   -------   --------   --------
Non-interest expense:
  Salaries and benefits.............    93,701    29,835               123,536
  ESOP and stock plans expense......    19,666       --                 19,666
  Premises and equipment expense....    47,333     5,542                52,875
  F.D.I.C. premiums.................     2,839       --                  2,839
  Other administrative expenses.....    59,601    12,030                71,631
  ORE operating income, net.........    (1,813)      --                 (1,813)
  Amortization and impairment of
   originated servicing rights......       --      5,813                 5,813
  Goodwill amortization.............    46,459       --                 46,459
  Restructuring charge..............     2,500       --                  2,500
                                      --------   -------   --------   --------
    Total non-interest expense......   270,286    53,220        --     323,506
                                      --------   -------   --------   --------
  Income before income taxes........   242,087    38,622               280,709
  Income taxes related to earnings..    94,439     1,354                95,793
                                      --------   -------   --------   --------
  Net income........................  $147,648   $37,268   $    --    $184,916
                                      ========   =======   ========   ========
  Basic earnings per share..........  $   1.96                        $   2.20
                                      ========                        ========
  Diluted earnings per share........  $   1.86                        $   2.10
                                      ========                        ========
Pro Forma Information
  Income before income taxes........  $242,087   $38,622   $          $280,709
  Provision for pro forma income
   taxes............................    94,439    16,221               110,660
                                      --------   -------   --------   --------
    Pro forma net income............  $147,648   $22,401   $    --    $170,049
                                      ========   =======   ========   ========
  Basic pro forma earnings per
   share............................  $   1.96                        $   2.02
                                      ========                        ========
  Diluted pro forma earnings per
   share............................  $   1.86                        $   1.93
                                      ========                        ========

                    PRO FORMA CONDENSED STATEMENTS OF INCOME
                                  (Unaudited)
                    (In thousands, except per share amounts)

                                           Year Ended December 31, 1996
                                     -----------------------------------------
                                                           Pro Forma
                                     GreenPoint Headlands Adjustments Combined
                                     ---------- --------- ----------- --------
Net interest income.................  $446,487   $ 5,624   $    --    $452,111
Less: provision for loan losses.....   (15,675)   (3,641)              (19,316)
                                      --------   -------   --------   --------
Net interest income after provision
 for loan losses....................   430,812     1,983        --     432,795
                                      --------   -------   --------   --------
Non-interest income:
  Income from fees and commissions..    42,375    11,120                53,495
  Other income......................     1,903       246                 2,149
  Net gain on securities............       887       --                    887
  Net gain on sale of loans.........     2,897    31,183                34,080
  Gain from sale of mortgage
   servicing rights.................       --     11,084                11,084
  Gain on sale of branches..........     8,876       --                  8,876
                                      --------   -------   --------   --------
    Total non-interest income.......    56,938    53,633        --     110,571
                                      --------   -------   --------   --------
Non-interest expense:
  Salaries and benefits.............    86,753    20,545               107,298
  ESOP and stock plans expense......    14,724       --                 14,724
  Premises and equipment expense....    46,639     5,208                51,847
  F.D.I.C. premiums.................     5,183       --                  5,183
  Other administrative expenses.....    65,811     9,470                75,281
  ORE operating income, net.........      (776)      --                   (776)
  Amortization and impairment of
   originated servicing rights......       --      2,093                 2,093
  Goodwill amortization.............    46,511       --                 46,511
  Restructuring recovery............    (1,600)      --                 (1,600)
                                      --------   -------   --------   --------
    Total non-interest expense......   263,245    37,316        --     300,561
                                      --------   -------   --------   --------
  Income before income taxes........   224,505    18,300               242,805
  Income taxes related to earnings..    92,054       640                92,694
                                      --------   -------   --------   --------
  Net income........................  $132,451   $17,660   $    --    $150,111
                                      ========   =======   ========   ========
  Basic earnings per share..........  $   1.56                        $   1.60
                                      ========                        ========
  Diluted earnings per share........  $   1.51                        $   1.56
                                      ========                        ========
Pro Forma Information
  Income before income taxes........  $224,505   $18,300   $    --    $242,805
  Provision for pro forma income
   taxes............................    92,054     7,686                99,740
                                      --------   -------   --------   --------
    Pro forma net income............  $132,451   $10,614   $    --    $143,065
                                      ========   =======   ========   ========
  Basic pro forma earnings per
   share............................  $   1.56                        $   1.52
                                      ========                        ========
  Diluted pro forma earnings per
   share............................  $   1.51                        $   1.48
                                      ========                        ========

                    PRO FORMA CONDENSED STATEMENTS OF INCOME
                                  (Unaudited)
                    (In thousands, except per share amounts)

                                           Year Ended December 31, 1995
                                     -----------------------------------------
                                                           Pro Forma
                                     GreenPoint Headlands Adjustments Combined
                                     ---------- --------- ----------- --------
Net interest income.................  $350,738   $ 1,814   $    --    $352,552
Less: provision for loan losses.....    (9,494)   (3,113)              (12,607)
                                      --------   -------   --------   --------
Net interest income after provision
 for loan losses....................   341,244    (1,299)       --     339,945
                                      --------   -------   --------   --------
Non-interest income:
  Income from fees and commissions..    30,734    13,427                44,161
  Other income......................     3,854       201                 4,055
  Net (loss) on securities..........      (610)      --                   (610)
  Net gain on sale of loans.........     1,809    15,938                17,747
  Gain from sale of mortgage
   servicing rights.................       --      8,836                 8,836
                                      --------   -------   --------   --------
    Total non-interest income.......    35,787    38,402        --      74,189
                                      --------   -------   --------   --------
Non-interest expense:
  Salaries and benefits.............    68,645    15,515                84,160
  ESOP and stock plans expense......    15,087       --                 15,087
  Premises and equipment expense....    23,575     5,918                29,493
  F.D.I.C. premiums.................     9,162       --                  9,162
  Other administrative expenses.....    43,692     7,489                51,181
  ORE operating income, net.........    (3,414)      --                 (3,414)
  Amortization and impairment of
   originated servicing rights......       --        958                   958
  Goodwill amortization.............    13,837       --                 13,837
  Restructuring charge..............     8,000       --                  8,000
                                      --------   -------   --------   --------
    Total non-interest expense......   178,584    29,880        --     208,464
                                      --------   -------   --------   --------
  Income before income taxes........   198,447     7,223               205,670
  Income taxes related to earnings..    90,978       252                91,230
                                      --------   -------   --------   --------
  Net income........................  $107,469   $ 6,971   $    --    $114,440
                                      ========   =======   ========   ========
  Basic earnings per share..........  $   1.16                        $   1.13
                                      ========                        ========
  Diluted earnings per share........  $   1.14                        $   1.12
                                      ========                        ========
Pro Forma Information
  Income before income taxes........  $198,447   $ 7,223   $    --    $205,670
  Provision for pro forma income
   taxes............................    90,978     3,034                94,012
                                      --------   -------   --------   --------
    Pro forma net income............  $107,469   $ 4,189   $    --    $111,658
                                      ========   =======   ========   ========
  Basic pro forma earnings per
   share............................  $   1.16                        $   1.10
                                      ========                        ========
  Diluted pro forma earnings per
   share............................  $   1.14                        $   1.09
                                      ========                        ========

              NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(1) The unaudited pro forma financial information presented herein is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the acquisitions been consummated at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

(2) The Headlands acquisitions will be accounted for on a pooling of interests accounting basis, and accordingly the related pro forma adjustments herein reflect, where applicable, an exchange ratio of 0.62 shares of GreenPoint Financial Corp. Common Stock for each of the 19,743,134 shares of Headlands common stock which were outstanding at September 30, 1998.

(3) As a result, information was adjusted for the acquisitions by (1) the reissuance of 12,240,743 shares of Treasury Stock of GreenPoint Financial Corp. amounting to $407,172; (ii) the elimination of 19,743,134 shares of Headlands common stock; and (iii) recording the difference of $315,020 as a decrease to additional paid in capital.

   As of September 30, 1998, GreenPoint and Headlands had 9,155,776 and 1,197,325 shares of common stock reserved for issuance, primarily for stock option plans, respectively, which are not included in the unaudited pro forma financial information presented herein.

(4) In connection with the Merger, the companies expect to incur certain restructuring charges and merger-related costs, including investment banking, legal, accounting and other related transaction costs and fees. In addition, the companies expect to incur other restructuring costs and merger-related costs associated with the integration of the separate companies and institution of efficiencies anticipated as a result of the Merger. The amount of these costs cannot be estimated at this time and therefore is not included in the unaudited pro forma financial information.

(5) Basic earnings per share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding, with no consideration of potential outstanding shares. Diluted EPS is calculated using the same method as basic EPS, but reflects the potential dilution that would occur if stock options or other contracts were exercised and converted into common stock. Common stock equivalents are computed using the treasury stock method. ESOP shares that have been allocated to participants' accounts or are committed to be released for allocation are considered outstanding for EPS calculations.

(6) Certain insignificant reclassifications have been included herein to conform statement presentations.

(7) GreenPoint Financial Corp. expects to realize certain revenue enhancements and costs savings from the Headlands acquisition. The pro forma financial information, which does not reflect any revenue enhancements or potential savings from the consolidation of operations of GreenPoint and Headlands, is not indicative of future operations. No assurance can be given with respect to the ultimate level of revenue enhancements or cost savings. As indicated by the foregoing pro forma financial information and based solely on the foregoing assumptions, the Merger would have diluted GreenPoint's historical net income per diluted common share for the nine months ended September 30, 1998, and the years ended December 31, 1996 and 1995 by 7%, 2% and 4%, respectively. See "Additional Information-- Cautionary Statement Concerning Forward Looking Information" on page 72.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of this 8th day of December, 1998 (this "Plan"), by and among HEADLANDS MORTGAGE COMPANY, a California corporation ("Headlands"), GREENPOINT FINANCIAL CORP., a Delaware corporation ("GreenPoint"), and GF ACQUISITION CORP., a Delaware corporation and wholly-owned subsidiary of GreenPoint ("Merger Sub").

                                    RECITALS

  WHEREAS, the respective Boards of Directors of each of Headlands, GreenPoint, and Merger Sub have determined that the merger of Merger Sub with and into Headlands upon the terms and subject to the conditions set forth in this Plan (the "Merger") is in the best interests of their respective companies and their stockholders;

  WHEREAS, as an inducement and condition to the willingness of GreenPoint and Merger Sub to pursue the transactions contemplated by this Plan, immediately prior to the execution hereof Headlands and GreenPoint entered into and delivered a stock option agreement in the form attached hereto as Exhibit A (the "Stock Option Agreement");

  WHEREAS, as an inducement and condition to the willingness of GreenPoint and Merger Sub to pursue the transactions contemplated by this Plan, immediately prior to the execution hereof certain of Headlands' directors (and/or related trusts) entered into and delivered support agreements in the form attached hereto as Exhibit B (the "Support Agreements");

  WHEREAS, immediately prior to the execution hereof, GreenPoint entered into employment and restrictive covenant agreements (the "Employee Agreements") with each of the following officers of Headlands providing, among other things, for their employment by GreenPoint and/or Headlands, as the case may be, effective upon consummation of the Merger: Peter T. Paul, Gilbert J. MacQuarrie, Becky S. Poisson and Steven M. Abreu;

  WHEREAS, it is the intention of the parties to this Plan that the business combination contemplated hereby be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and be accounted for as a "pooling of interests" under generally accepted accounting principles ("GAAP");

  WHEREAS, it is the intention of the parties to this Plan that the stock of the surviving corporation in the Merger be contributed by GreenPoint to GreenPoint Bank, a New York State chartered savings bank and wholly-owned subsidiary of GreenPoint ("GreenPoint Bank"); and

  WHEREAS, Headlands, GreenPoint and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Plan;

  NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

                                  ARTICLE I.

                              CERTAIN DEFINITIONS

  1.1. Certain Definitions. The following terms are used in this Plan with the meanings set forth below:

  "Acquisition Proposal" means any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Headlands or its Subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Headlands or its Subsidiaries, other than the transactions contemplated by this Plan.

  "Affiliate" or "affiliate" as applied to any Person, means any Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the aforementioned Person, whether such control is through stock ownership, contract or otherwise.

  "Agency" has the meaning set forth in Section 4.1(n).

  "CGCL" means the General Corporation Law of the State of California.

  "Code" has the meaning set forth in the Recitals to this Plan.

  "Compensation and Benefit Plans" has the meaning set forth in Section
  5.3(l)(i).

  "Consultants" has the meaning set forth in Section 5.3(l)(i).

  "Contribution" has the meaning set forth in Section 2.2.

  "DGCL" means the General Corporation Law of the State of Delaware.

  "Directors" has the meaning set forth in Section 5.3(l)(i).

  "Disclosure Schedule" has the meaning set forth in Section 5.1.

  "DOL" means the Department of Labor.

  "Effective Date" has the meaning set forth in Section 2.3.

  "Effective Time" has the meaning set forth in Section 2.3.

  "Employee Agreements" has the meaning set forth in the Recitals to this Plan.

  "Employees" has the meaning set forth in Section 5.3(l)(i).

  "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" has the meaning set forth in Section 5.3(l)(iii).

  "ERISA Affiliate Plan" has the meaning set forth in Section 5.3(l)(iii).

  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

  "Exchange Agent" has the meaning set forth in Section 3.4.

  "Exchange Ratio" has the meaning set forth in Section 3.1(b).

  "FDIC" means the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

  "FHA" has the meaning set forth in Section 4.1(n).

  "FHLMC" has the meaning set forth in Section 4.1(n).

  "FNMA" has the meaning set forth in Section 4.1(n).

  "GAAP" has the meaning set forth in the Recitals to this Plan.

  "GNMA" has the meaning set forth in Section 4.1(n).

  "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

  "GreenPoint" has the meaning set forth in the preamble to this Plan.

  "GreenPoint Bank" has the meaning set forth in the Recitals to this Plan.

  "GreenPoint Common Stock" means the common stock, par value $0.01 per share, of GreenPoint.

  "Headlands" has the meaning set forth in the preamble to this Plan.

  "Headlands Affiliate" has the meaning set forth in Section 6.7(a).

  "Headlands Board" means the Board of Directors of Headlands.

  "Headlands Bylaws" means the Bylaws of Headlands.

  "Headlands Certificate" means the Articles of Incorporation of Headlands.

  "Headlands Common Stock" means the common stock, without par value, of Headlands.

  "Headlands Meeting" has the meaning set forth in Section 6.2.

  "Headlands Preferred Stock" means the preferred stock, without par value, of Headlands.

  "Headlands Stock Option" has the meaning set forth in Section 3.6.

  "Headlands Stock Plans" means the 1997 Executive and Non-Employee Director Stock Option Plan and the 1998 Employee Stock Purchase Plan.

  "HMSI" means Headlands Mortgage Securities, Inc. and any predecessor thereto.

  "HSR Act" means the Hart-Scott-Rodino Anti-trust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

  "HUD" has the meaning set forth in Section 4.1(n).

  "Indemnified Party" has the meaning set forth in Section 6.12(a).

  "Insurance Policies" has the meaning set forth in Section 5.3(s).

  "Insurer" has the meaning set forth in Section 5.3(u)(iii).

  "Investor" has the meaning set forth in Section 5.3(u)(iii).

  "IRS" means the Internal Revenue Service.

  "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

  "Loan" has the meaning set forth in Section 5.3(u)(ii).

  "Loan Servicing Agreement" has the meaning set forth in Section 5.3(u)(v).

  "Material Adverse Effect" means, with respect to GreenPoint or Headlands, any effect that (i) is, or is reasonably likely to be, material and adverse to the financial position, results of operations or business of GreenPoint and its Subsidiaries taken as a whole or Headlands and its Subsidiaries taken as a whole, respectively, or (ii) would, or is reasonably likely to, materially impair the ability of either GreenPoint or Headlands to perform its obligations under this Plan or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Plan other than to the extent such effect results from changes in (i) U.S. or global economic or industry conditions generally,
  (ii) the U.S. or global financial markets generally, (iii) the general levels of interest rates, (iv) any generally applicable law, rule or regulation or interpretation thereof by any Governmental Authority or (v) GAAP or regulatory accounting requirements of general applicability.

  "Merger" has the meaning set forth in the Recitals to this Plan.

  "Merger Consideration" has the meaning set forth in Section 2.1.

  "Merger Sub" has the meaning set forth in the preamble to this Plan.

  "Merger Sub Common Stock" means the common stock, par value $0.01 per share, of Merger Sub.

  "New Certificate" has the meaning set forth in Section 3.4(a).

  "NYSE" means the New York Stock Exchange, Inc.

  "Old Certificates" has the meaning set forth in Section 3.4.

  "PBGC" means the Pension Benefit Guaranty Corporation.

  "Pension Plan" has the meaning set forth in Section 5.3(l)(ii).

  "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

  "Plan" has the meaning set forth in the preamble to this Plan, as amended or modified from time to time in accordance with Section 9.2.

  "Pool" has the meaning set forth in Section 5.3(u)(xi).

  "Previously Disclosed" by a party shall mean information set forth in the correspondingly enumerated section of its Disclosure Schedule.

  "Proxy Statement" has the meaning set forth in Section 6.3(a).

  "Registration Statement" has the meaning set forth in Section 6.3(a).

  "Regulatory Authority" has the meaning set forth in Section 5.3(g)(ii).

  "Replacement Option" has the meaning set forth in Section 3.6.

  "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

  "SEC" means the Securities and Exchange Commission.

  "SEC Documents" has the meaning set forth in Section 5.3(g)(i).

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

  "Securitization Instruments" has the meaning set forth in Section
  5.3(u)(xii).

  "Securitization Servicer" has the meaning set forth in Section 5.3(u)(xii).

  "Securitization Transaction" has the meaning set forth in Section
  5.3(u)(xii).

  "Serviced Loans" has the meaning set forth in Section 5.3(u)(iii).

  "SRO" has the meaning set forth in Section 5.3(g).

  "Stock Option Agreement" has the meaning set forth in the Recitals to this Plan.

  "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

  "Support Agreements" has the meaning set forth in the Recitals to this Plan.

  "Surviving Corporation" has the meaning set forth in Section 2.1.

  "Takeover Laws" has the meaning set forth in Section 5.3(n).

  "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

  "Tax Agreement" has the meaning set forth in Section 5.3(p)(iii).

  "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

  "Warehouse Loans" has the meaning set forth in Section 5.3(u)(ii).

                                  ARTICLE II.

                                   THE MERGER

  2.1. The Merger. At the Effective Time, Merger Sub shall merge with and into Headlands in accordance with, and having the effects specified in, this Plan, the CGCL and the DGCL. Headlands shall be the surviving corporation in the Merger and shall become a wholly-owned subsidiary of GreenPoint and, after the Contribution, shall become a wholly-owned subsidiary of GreenPoint Bank (Headlands, as the surviving corporation in the Merger, sometimes referred to as the "Surviving Corporation"). The separate corporate existence of Merger Sub shall cease upon consummation of the Merger. GreenPoint may at any time prior to the Effective Time change the method of effecting the combination with Headlands (including, without limitation, the provisions of this Article II) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Headlands Common Stock or to holders of Headlands Stock Options as provided for in this Plan (the "Merger Consideration"), (ii) adversely affect the tax treatment of Headlands' stockholders as a result of receiving the Merger Consideration or (iii) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Plan.

    (a) Effectiveness of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the Merger shall become effective upon the occurrence of the valid filing with the Secretary of State of the State of California of an agreement of merger and an appropriate officer's certificate in accordance with Section 1108 of the CGCL and the valid filing with the Secretary of State of the State of Delaware of a certificate of merger in accordance with Section 252 of the DGCL or such later date and time as may be set forth in such documents.

    (b) Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of the Surviving Corporation initially shall be those of Headlands as in effect immediately prior to the Effective Time.

    (c) Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation immediately after the Merger initially shall be the directors and officers of Headlands immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

  2.2. The Contribution. No sooner than following the Effective Time, GreenPoint intends to contribute all of the issued and outstanding capital stock of the Surviving Corporation to GreenPoint Bank and the Surviving Corporation shall thereafter cease to be a direct Subsidiary of GreenPoint and shall become a wholly-owned operating subsidiary of GreenPoint Bank (the "Contribution").

  2.3. Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Plan (or, at the election of GreenPoint, on the last business day of the month in which such day occurs or, if such last business day occurs on one of the last five business days of such month, on the last business day of the succeeding month; provided, however, that if GreenPoint elects to continue the Effective Date until the last business day of either such month, the shares of GreenPoint Common Stock to be issued to holders of Headlands Common Stock shall include the right to receive dividends or other distributions declared on GreenPoint Common Stock having a record date occurring after such fifth business day) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

                                 ARTICLE III.

                      CONSIDERATION; EXCHANGE PROCEDURES

  3.1. Merger Consideration. Subject to the provisions of this Plan, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

    (a) Outstanding Common Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into one share of Headlands Common Stock.

    (b) Outstanding Headlands Common Stock. Each share of Headlands Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Headlands Common Stock held directly or indirectly by Headlands or GreenPoint or any of their respective Subsidiaries (except for shares held by Headlands or GreenPoint or any of their respective Subsidiaries in a fiduciary capacity for the benefit of third parties or in respect of a debt previously contracted)) shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into the right to receive 0.620 (the "Exchange Ratio") shares of GreenPoint Common Stock. The Exchange Ratio will be subject to adjustment as set forth in Section 3.5.

    (c) Outstanding GreenPoint Common Stock. Each share of GreenPoint Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

  3.2. Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Headlands Common Stock shall cease to be, and shall have no rights as, stockholders of Headlands, other than the right to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Headlands or the Surviving Corporation of shares of Headlands Common Stock.

  3.3. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of GreenPoint Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, GreenPoint shall pay to each holder of Headlands Common Stock who would otherwise be entitled to a fractional share of GreenPoint Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the average of the last sale prices of GreenPoint Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five consecutive NYSE trading days immediately preceding the Effective Date.

  3.4. Exchange Procedures.

    (a) As promptly as practicable after the Effective Date, but in no event later than 5 Business Days thereafter, GreenPoint shall send or cause to be sent to each former holder of record of shares of Headlands Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's certificates formerly representing shares of Headlands Common Stock (the "Old Certificates") for the Merger Consideration. GreenPoint shall cause the certificates representing the shares of GreenPoint Common Stock (the "New Certificates") and/or any check in respect of any fractional share interests or dividends or distributions which such stockholder shall be entitled to receive to be delivered to ChaseMellon Shareholder Services L.L.C., as exchange agent (the "Exchange Agent"), at the Effective Time, for delivery by the Exchange Agent to each such stockholder upon delivery by such stockholder to the Exchange Agent of Old Certificates representing such shares of Headlands Common Stock (or indemnity reasonably satisfactory to GreenPoint and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions which any such person shall be entitled to receive pursuant to this Article III upon such delivery.

    (b) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Headlands Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (c) At the election of GreenPoint, no dividends or other distributions with respect to GreenPoint Common Stock with a record date occurring after the Effective Time (or dividends or other distributions accruing pursuant to Section 2.3) shall be paid to the holder of any unsurrendered Old Certificate representing shares of Headlands Common Stock converted in the Merger into the right to receive shares of such GreenPoint Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this
  Section 3.4. After becoming so entitled in accordance with this Section 3.4, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of GreenPoint Common Stock such holder had the right to receive upon surrender of the Old Certificate.

  3.5. Anti-Dilution Provisions. In the event GreenPoint changes (or establishes a record date for changing) the number of shares of GreenPoint Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization, reclassification or exchange or readjustment of shares or similar transaction with respect to the outstanding GreenPoint Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

  3.6. Options. At the Effective Time, each outstanding option to purchase shares of Headlands Common Stock under the Headlands Stock Plans (each, a "Headlands Stock Option"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Headlands Stock Option, the number of shares of GreenPoint Common Stock equal to (a) the number of shares of Headlands Common Stock subject to the Headlands Stock Option, multiplied by (b) the Exchange Ratio (such product rounded to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Headlands Common Stock which were purchasable pursuant to such Headlands Stock Option divided by (z) the number of full shares of GreenPoint Common Stock subject to such Replacement Option in accordance with the foregoing. At or prior to the Effective Time, GreenPoint shall take all corporate action necessary to reserve for issuance a sufficient number of shares of GreenPoint Common Stock for delivery upon exercise of the Headlands Stock Options assumed by it in accordance with this Section 3.6. As soon as reasonably practicable after the Effective Time, GreenPoint shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form (or shall cause such Headlands Stock Options to be deemed to be an option issued pursuant to a GreenPoint stock option or compensation plan for which a sufficient number of shares of GreenPoint Common Stock have previously been registered pursuant to an appropriate registration form) with respect to the shares of GreenPoint Common Stock subject to such Headlands Stock Options, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus(es) contained therein) for so long as such Headlands Stock Options remain outstanding. Notwithstanding the foregoing, each Headlands Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, Headlands shall take all action, if any, necessary with respect to the Headlands Stock Plans to permit the replacement of the outstanding Headlands Stock Options by GreenPoint pursuant to this Section 3.6. At the

Effective Time, GreenPoint shall assume the 1997 Executive and Non-Employee Director Stock Option Plan; provided, that such assumption shall be only in respect of the Replacement Options and that GreenPoint shall have no obligation with respect to any awards under the Headlands Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Headlands Stock Plans.

  (b) With respect to the 1998 Employee Stock Purchase Plan, no new purchase periods will begin after December 31, 1998.

                                  ARTICLE IV.

                          ACTIONS PENDING ACQUISITION

  4.1. Forebearances of Headlands. From the date hereof until the Effective Time, except as expressly contemplated by this Plan or as Previously Disclosed, without the prior written consent of GreenPoint, Headlands will not, and will cause its Subsidiaries not to:

    (a) Ordinary Course. Conduct the business of Headlands and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have an adverse affect upon Headlands' ability to perform any of its material obligations under this Plan.

    (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding (including pursuant to any Compensation and Benefit Plan qualified under Section 401(k) of the Code to the extent such Compensation and Benefit Plan offers Headlands Common Stock as an investment option), or authorize the creation of, any additional shares of Headlands Common Stock or any Rights, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of Headlands Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

    (c) Dividends, Etc. (a) Make, declare, pay or set aside for payment any dividend (other than dividends from Headlands' Subsidiaries to Headlands) on or in respect of, or declare or make any distribution on, any shares of Headlands Common Stock or (b) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

    (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or consultant of Headlands or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or Previously Disclosed bonus payments to be paid to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, or (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

    (e) Benefit Plans. Enter into, establish, adopt, terminate or amend, any bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, group insurance or other employee benefit, compensation, incentive or welfare benefit contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any current or former director, officer, employee or consultant of Headlands or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except, in each case as may be required by applicable law or to satisfy Previously Disclosed contractual obligations existing as of the date hereof.

    (f) Dispositions. Except as Previously Disclosed, (i) sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties, (ii) sell, assign or otherwise transfer any rights to service loans, other than servicing rights in respect of first mortgage loans held by Headlands or its Subsidiaries (a) on a retail basis or (b) on a wholesale basis where such wholesale loans are jumbo loans, adjustable rate mortgage loans, or other wholesale mortgage loans registered with private investors, in each case where such sales are in a manner consistent with past practice, or (iii) except in the ordinary course of business and in a manner consistent with past practice, sell, transfer, lease or encumber any loan.

    (g) Acquisitions. Except as Previously Disclosed, (i) acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that is not material to it and its Subsidiaries taken as a whole, or (ii) acquire any servicing right in a "bulk" transaction.

    (h) Governing Documents. Amend the Headlands Certificate, Headlands Bylaws or the certificate of incorporation or by-laws (or similar governing documents) of any of Headlands' Subsidiaries.

    (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

    (j) Tax Matters. Make any material Tax elections or compromise any material Tax liability.

    (k) Contracts. Amend or modify in any material respect, or, except in the ordinary course of business consistent with past practice, enter into or terminate, any material contract (as defined in Section 5.3(k)).

    (l) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Headlands and its Subsidiaries, taken as a whole.

    (m) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (A) for "pooling of interests" accounting treatment or (B) as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Plan being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) a material breach of any of its covenants herein, (C) any of the conditions to the Merger set forth in Article VII not being satisfied, (D) any material impediment to or delay in consummation of the transactions contemplated hereby, or (E) a material violation of any provision of this Plan except, in each case, as may be required by applicable law or regulation.

    (n) Risk Management. Except (x) as Previously Disclosed, (y) as required by applicable law or regulation to comply with modifications of rules, regulations or requirements imposed by means of the United States Department of Housing and Urban Development ("HUD"), the Federal Housing Administration ("FHA"), the VA, the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA") or any state agency with authority to regulate the business of Headlands, determine the investment or servicing requirements with regard to loans originated, purchased or serviced by Headlands, or otherwise participate in or promote mortgage lending, as applicable (each of the above, an "Agency"), or (z) after prior consultation with GreenPoint, for changes required by Headlands' or its Subsidiaries's traditional conduits for the sale of non-conventional loans,
  (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or (iv) materially alter its methods or policies of underwriting, pricing, originating, warehousing, selling and servicing, or buying or selling rights to service loans.

    (o) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business.

    (p) Loans. Make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment or guarantee in respect of any of the foregoing, except (i) in the ordinary course of business consistent with past practice and (ii) loans or advances as to which Headlands has a legally binding obligation to make such loan or advance as of the date hereof and which has been disclosed by Headlands in writing to GreenPoint prior to the execution of this Plan; provided, however, that Headlands may take (or permit any subsidiary of Headlands to take) any such action if, within five business days after Headlands requests in writing (which request shall include information and analyses sufficient for GreenPoint to assess the proposed action) that GreenPoint consent to the taking of such action, GreenPoint has approved such request in writing or has not responded in writing to such request.

    (q) Commitments. Agree or commit to do any of the foregoing.

  4.2. Forebearances of GreenPoint. From the date hereof until the Effective Time, except as expressly contemplated by this Plan, without the prior written consent of Headlands, GreenPoint will not:

    (a) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary dividend; provided, however, the foregoing shall not apply to increases in the quarterly dividend rate payable on GreenPoint Common Stock in the ordinary course of business consistent with past practices.

    (b) Adverse Actions. (a) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for "pooling of interests" accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; or (b) knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Plan being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) a material breach of any of its covenants herein,
  (iii) any of the conditions to the Merger set forth in Article VII not being satisfied, (iv) a material violation of any provision of this Plan or
  (v) any material impediment to or delay in consummation of the transactions contemplated hereby except, in each case, as may be required by applicable law or regulation; provided, however, that nothing contained herein shall limit the ability of GreenPoint to exercise its rights under the Stock Option Agreement.

    (c) Make any amendment to GreenPoint's certificate of incorporation that changes any material term or provision of the GreenPoint Common Stock.

    (d) Make any material changes to Merger Sub's certificate of incorporation.

    (e) Agree or commit to do any of the foregoing.

                                  ARTICLE V.

                        REPRESENTATIONS AND WARRANTIES

  5.1. Disclosure Schedules. On or prior to the date hereof, GreenPoint has delivered to Headlands a schedule and Headlands has delivered to GreenPoint a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either (i) in response to an express disclosure requirement contained in a provision hereof or (ii) as an exception to one or more representations or warranties contained in Section 5.3 or 5.4 or to one or more of its covenants contained in Article IV or VI; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

  5.2. Standard. No representation or warranty of Headlands or GreenPoint contained in Section 5.3 or 5.4 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.3 or 5.4 has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty (provided that such determination of Material Adverse Effect shall be made without regard to any qualifications regarding materiality or knowledge contained in any single representation or warranty).

  5.3. Representations and Warranties of Headlands. Subject to Sections 5.1 and 5.2 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Headlands hereby represents and warrants to GreenPoint:

    (a) Organization, Standing and Authority. Headlands is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Headlands is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

    (b) Headlands Stock. As of the date hereof, the authorized capital stock of Headlands consists solely of (i) 50,000,000 shares of Headlands Common Stock, of which no more than 19,746,634 shares were issued and outstanding as of November 30, 1998 and (ii) 5,000,000 shares of Headlands Preferred Stock, of which no shares are outstanding. As of the date hereof, no shares of Headlands Common Stock and no shares of Headlands Preferred Stock are held in treasury by Headlands or otherwise owned by Headlands or its Subsidiaries. The outstanding shares of Headlands Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, there are no shares of Headlands Common Stock authorized and reserved for issuance, Headlands does not have any Rights issued or outstanding with respect to Headlands Common Stock, and Headlands does not have any commitment to authorize, issue or sell any Headlands Common Stock or Rights, except pursuant to this Plan and the Stock Option Agreement or Stock Purchase Agreement. The number of shares of Headlands Common Stock which are issuable and reserved for issuance upon exercise of Headlands Stock Options as of the date hereof are Previously Disclosed.

    (c) Subsidiaries.

      (i) (A) Headlands only direct or indirect subsidiaries are HMSI and the subsidiaries set forth on Schedule 5.3(c) of the Headlands Disclosure Schedule, all of the issued and outstanding equity securities of which are owned directly by Headlands, (B) no equity securities of Headlands' Subsidiaries are or may become required to be issued (other than to Headlands) by reason of any Right or otherwise,
    (C) there are no contracts, commitments, understandings or arrangements by which Headlands is or may be bound to sell or otherwise transfer any equity securities of its Subsidiaries, (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (E) all the equity securities of Headlands' Subsidiaries are fully paid and nonassessable and are owned by Headlands free and clear of any Liens.

      (ii) Headlands does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

      (iii) Headlands' Subsidiaries have been duly organized and is validly existing in good standing under the laws of the State of Delaware, and are duly qualified to do business and in good standing in the jurisdictions where their ownership or leasing of property or the conduct of their business requires them to be so qualified.

    (d) Corporate Power. Each of Headlands and HSMI has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Headlands has the corporate power and authority to execute, deliver and perform its obligations under this Plan and the Stock Option Agreement, and to consummate the transactions contemplated hereby and thereby.

    (e) Corporate Authority. Subject in the case of this Plan to receipt of the requisite approval of the agreement of merger set forth in this Plan by the holders of a majority of the outstanding shares of Headlands Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Plan, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Headlands. This Plan and the Stock Option Agreement are valid and legally binding obligations of Headlands, enforceable in accordance with their terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Headlands Board has received the written opinion of NationsBanc Montgomery Securities LLC to the effect that as of the date hereof the consideration to be received by the holders of Headlands Common Stock in the Merger is fair to the holders of Headlands Common Stock from a financial point of view.

    (f) Regulatory Approvals; No Defaults.

      (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Headlands or its Subsidiaries in connection with the execution, delivery or performance by Headlands of this Plan or the Stock Option Agreement or to consummate the Merger except for (A) filings with the SEC and state securities authorities, (B) the approval of this Plan by the stockholders of Headlands, (C) filing of notice pursuant to the HSR Act and the expiration or termination of the applicable waiting period thereunder, (D) filings of applications or notices with Previously Disclosed mortgage banking licensing or supervisory authorities, and (E) the filing of an agreement of merger and an appropriate officer's certificate in accordance with Section 1108 of the CGCL. As of the date hereof, Headlands is not aware of any reason why the approvals set forth in Section 7.1(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

      (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Headlands or of its Subsidiaries or to which Headlands or its Subsidiaries or either of their properties is subject or bound,
    (B) constitute a breach or violation of, or a default under, the Headlands Certificate or the Headlands Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

    (g) Financial Reports and SEC Documents.

      (i) Headlands' Annual Reports on Form 10-K for the fiscal year ended December 31, 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or its Subsidiaries subsequent to December 31, 1996 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "SEC Documents") with the SEC, as of the date filed, (A) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such Headlands SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Headlands and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Headlands SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Headlands and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

      (ii) Headlands and its Subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1996 with any federal or state Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or the supervision or regulation of Headlands or its Subsidiaries (collectively, the "Regulatory Authorities") or any self-regulatory organization (an "SRO"), and all other material reports and statements required to be filed by them since such date, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state regulatory authority or SRO and have paid all fees and assessments due and payable in connection therewith; all such reports and filings comply in all material respects with applicable requirements and do not contain any untrue or misleading statement of material fact or omit to make any statement of material fact required to be stated or necessary to make the statements therein not misleading.

      (iii) Since December 31, 1997, Headlands and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

      (iv) Since December 31, 1997, (A) Headlands and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby) and (B) no event has occurred or fact or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.3 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to Headlands.

      (v) Litigation. No litigation, claim or other proceeding before any Governmental Authority is pending against Headlands or its Subsidiaries and, to Headlands' knowledge, no such litigation, claim or other proceeding has been threatened in each case, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to Headlands or prevent or materially delay or materially impair the ability of Headlands to consummate the transactions contemplated by this Agreement or by the Stock Option Agreement.

    (h) Regulatory Matters.

      (i) Neither Headlands nor any of its Subsidiaries nor their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

      (ii) Neither Headlands nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

      (iii) Headlands has filed all reports required to be filed with HUD pursuant to the Home Mortgage Disclosure Act, and the information contained in such reports was true and correct in all material respects when filed.

    (i) Compliance with Laws. Each of Headlands and its Subsidiaries:

      (i) in the conduct of its business, is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Truth in Lending Act and Regulation Z promulgated thereunder, the Equal Credit Opportunity Act of 1974, as amended, and the regulations promulgated thereunder, the Real Estate Settlement Procedures Act, the Fair Debt Collection Practices Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

      (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses in all material respects as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Headlands' knowledge, no suspension or cancellation of any of them is threatened; and

      (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that Headlands or its Subsidiaries (or any other subsidiary then-existing) is not in compliance with any statute, regulation, or ordinance or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Headlands' knowledge, do any grounds for any of the foregoing exist).

    (j) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its SEC Documents, and except as contemplated by this Plan, neither Headlands nor any of its Subsidiaries are a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K (without giving effect to the Aordinary course@ exception set forth therein) or (ii) that materially restricts the conduct of business by Headlands or its Subsidiaries. Neither Headlands nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there are no events or conditions arising as a result of actions or omissions of Headlands or its Subsidiaries which, with the passing of time or notice, or both, would constitute a default or breach thereunder, and with respect to the counterparty or counterparties to each such contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to the knowledge of Headlands' or any of its Subsidiaries there exists or is threatened thereunder no default, breach or other event or condition, which with the passage of time or notice, or both, would constitute a default or breach thereunder. None of Headlands nor any of its Subsidiaries is subject to, or bound by, any contract containing covenants which (i) limit the ability of it to compete in any line of business or with any person, or (ii) involve any restriction of geographical area in which, or method by which, it may carry on its business (other than as may be required by law or any applicable Regulatory Authority).

    (k) No Brokers. No action has been taken by Headlands that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Plan, excluding a Previously Disclosed fee to be paid to NationsBanc Montgomery Securities, LLC.

    (l) Employee Benefit Plans.

      (i) Section 5.3(l)(i) of Headlands' Disclosure Schedule contains a complete and accurate list of all existing material bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, group insurance, employment, consulting or severance agreements and all similar practices, policies and arrangements maintained or contributed to by Headlands or its Subsidiaries in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of Headlands or its Subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "Compensation and Benefit Plans"). Neither Headlands nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to amend, modify or change any existing Compensation and Benefit Plan. Except as set forth in Section 5.3(e)(i) of Headlands' Disclosure Schedule, Headlands or its Subsidiaries has reserved the right to amend, modify, change or terminate any Compensation and Benefit Plan.

      (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with ERISA and the Code, or any regulations or rules promulgated thereunder. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the IRS for "TRA" (as defined in Section 1 of Rev. Proc. 93-39), or will file for such determination letter prior to the expiration of the remedial amendment period for such Compensation and Benefit Plan, and Headlands is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of Headlands, threatened legal action, suit or claim relating to any Compensation and Benefit Plan, and to the knowledge of Headlands, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against any Compensation and Benefit Plan, any fiduciaries thereof with respect to their duties to any Compensation and Benefit Plan or the assets of any of the trusts under any Compensation and Benefit Plan which could reasonably be expected to result in a material liability of Headlands or its Subsidiaries to the PBGC, the Department of Treasury, the DOL, any Compensation and Benefit Plan or any current or former participant in any Compensation and Benefit Plan. Neither Headlands nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Headlands or its Subsidiaries to a tax or penalty imposed by either

    Section 4975 of the Code or Section 502 of ERISA, assuming for purposes of Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

      (iii) No Compensation and Benefit Plan is subject to Title IV or
    Section 302 of ERISA or Sections 412 or 4971 of the Code. No liability under Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code has been or is expected to be incurred by Headlands or its Subsidiaries with respect to any frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (an "ERISA Affiliate") which is considered one employer with Headlands or its Subsidiaries under Section 4001(a)(14) of ERISA or
    Section 414(b)(c)(m) or (o) of the Code (an "ERISA Affiliate Plan"). None of Headlands, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a Multiemployer Plan within the meaning of Subtitle E of Title IV of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA, at any time since September 26, 1980. To the knowledge of Headlands, there is no pending investigation or enforcement action by the PBGC, the DOL or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

      (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected on Headlands' financial statements to the extent required by generally accepted accounting principles. None of Headlands, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.

      (v) Neither Headlands nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in Schedule 5.3(l)(i) of Headlands' Disclosure Schedule, there has been no communication to Employees by Headlands or its Subsidiaries that would reasonably be expected to promise or guarantee such Employee retiree health or life insurance or other retiree death benefits on a permanent basis.

      (vi) Headlands and its Subsidiaries do not maintain any Compensation and Benefit Plans covering current or former foreign employees of either.

      (vii) With respect to each Compensation and Benefit Plan, if applicable, Headlands has provided or made available to GreenPoint, true and complete copies of its most recent (A) Compensation and Benefit Plan documents and amendments thereto, (B) trust instruments and insurance contracts and amendments thereto, (C) Annual Report (Form 5500 Series) and accompanying schedules, if any, (D) summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA), and (E) actuarial report, if any.

      (viii) The consummation of the transactions contemplated by this Plan would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

      (ix) Neither Headlands nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which are not reasonably expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

      (x) As a result, directly or indirectly, of the transactions contemplated by this Plan (including, without limitation, as a result of any termination of employment prior to or following the Effective
    Time), none of GreenPoint, Headlands or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

    (m) Labor Matters. Neither Headlands nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Headlands or its Subsidiaries the subject of a proceeding asserting that Headlands or its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Headlands or its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Headlands or its Subsidiaries pending or, to Headlands' knowledge, threatened, nor is Headlands aware of any activity involving its or its Subsidiaries's employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

    (n) Takeover Laws; Dissenters Rights. Headlands has taken all action required to be taken by it in order to exempt this Plan, the Stock Option Agreement and the transactions contemplated hereby and thereby from, and this Plan, the Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction", "business combination" or other anti-takeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation, the State of California. Holders of Headlands Common Stock do not have dissenters or appraisal rights in connection with the execution of this Plan or the consummation of any of the transactions contemplated hereby.

    (o) Environmental Matters. Neither the conduct nor operation of Headlands or its Subsidiaries (or any other subsidiary of Headlands existing prior to the date hereof) nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Headlands nor any of its Subsidiaries (or any other subsidiary of Headlands existing prior to the date hereof) has received any notice from any Governmental Authority, or to its knowledge, any other person, that Headlands or its Subsidiaries (or any other subsidiary of Headlands existing prior to the date hereof) or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

    (p) Tax Matters.

      (i) (A) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to Headlands and its Subsidiaries (and any other subsidiary of Headlands existing prior to the date hereof) have been duly filed and such filed Tax Returns are true, correct and complete in all material respects, (B) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been paid in full, (C) the federal and state income Tax Returns referred to in clause (A) have been examined by the IRS or the appropriate state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (D) all deficiencies asserted or assessments made as a result of such examinations have been paid in full or are being contested in good faith by appropriate proceedings and have been reserved against in accordance with GAAP, (E) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending, and (F) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Headlands or its Subsidiaries. Headlands has made available to GreenPoint true and correct copies of the United States federal income Tax Returns filed by Headlands and its Subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1997. Neither Headlands nor any of its Subsidiaries has any liability with respect to Taxes that accrued on or before the end of the most recent period covered by Headlands' SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in Headlands' SEC Documents filed on or prior to the date hereof except for the liability under the Tax Agreement. As of the date hereof, neither Headlands nor any of its Subsidiaries (or any other subsidiary of Headlands existing prior to the date hereof) has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

      (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Plan.

      (iii) Headlands is not a party to any tax sharing, allocation or indemnification agreement, other than the Tax Indemnification Agreement dated as of October 15, 1997 by and between the Company and Headlands' shareholders prior to termination of S corporation status (the "Tax Agreement"). No amounts are currently due and payable by Headlands under the Tax Agreement and, to the best knowledge of Headlands, no adjustments have been asserted or proposed by any taxing authority that could reasonably be expected to result in an obligation of Headlands to pay any amounts under the Tax Agreement.

      (iv) Headlands (and any predecessor thereof) made a valid election to be an S corporation for federal income tax purposes effective for the first taxable year during its corporate existence and such election remained in effect for each subsequent taxable year until January 31, 1998, and, where required to obtain similar treatment for state and local tax purposes, Headlands (and any predecessor thereof) made valid elections or took other action to obtain such treatment. With the consent of the shareholders whose consent is required by Section 1362(d)(1) of the Code and Treas. Reg.
    (S) 1.1362-2(a), Headlands revoked its S corporation election in the manner prescribed in Treas. Reg. (S) 1.1362-6 and such revocation was effective on January 31, 1998. With the consent of the shareholders whose consent is required by Section 1362(e)(3) of the Code and Treas. Reg. (S) 1.1362-3(b)(1), Headlands elected in the manner prescribed by Treas. Reg. (S) 1.1362-6 to allocate its income for the "S termination year" (as defined in Section 1362(e)(4) of the Code) between the "S short year" described in Section 1362(e)(1)(A) of the Code and the "C short year" described in Section 1362(e)(1)(B) of the Code on the basis of the Company's normal tax accounting method.

      (v) Headlands has not agreed to and is not required to make any adjustment under Section 481(a) of the Code by reason of a change in method of accounting or otherwise.

    (q) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Headlands' own account, or for the account of its Subsidiaries or their customers (all of such material arrangements are listed on Section 5.3(q) of Headlands' Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Headlands or any of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Headlands nor any of its Subsidiaries, nor to Headlands' knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

    (r) Books and Records. The books and records of Headlands and its Subsidiaries have been properly and accurately maintained, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Headlands and its Subsidiaries.

    (s) Insurance. Section 5.3(s) of Headlands' Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Headlands or its Subsidiaries ("Insurance Policies"). Headlands and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Headlands reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Headlands and its Subsidiaries are not in default thereunder; and all claims thereunder have been filed in due and timely fashion.

    (t) Accounting Treatment. As of the date hereof, Headlands is aware of no reason why the Merger will fail, or could reasonably be expected to fail, to qualify for "pooling of interests" accounting treatment.

    (u) Mortgage Banking Business. (i) Licenses and Qualifications. Headlands (the only Headlands entity that services or originates loans) (A) is an approved (1) HUD mortgagee and servicer for FHA-insured loans, (2) lender and servicer for VA-insured loans, (3) seller/servicer of one-to-four-family first and second mortgages for FNMA and FHLMC, and (4) GNMA issuer and servicer of GNMA-guaranteed mortgage-backed securities, (B) has all other certifications, authorizations, licenses, permits and other approvals necessary to conduct its current business, (C) is in good standing under all applicable federal, state and local laws and regulations thereunder as a lender and servicer and (D) is in good standing with all authorities and servicers for the state bond programs in which it participates. As of the date hereof, there is no pending or, to Headlands' knowledge, threatened cancellation or reduction of any loan purchase commitment or other loan sale contract to which Headlands is a party, and the obligations of Headlands under each such contract are being performed by Headlands in accordance with its terms. Headlands has no reason to believe that the underwriting waivers from FNMA and FHLMC, under current agreements with Headlands, will be restricted or rescinded, or that the guarantee fees payable to FNMA and FHLMC will be increased as a result of Headlands' credit performance, or that Headlands will suffer a forced reduction of the master commitment amount relating to FNMA or FHLMC purchases or swaps of loans, nor has any such restriction, rescission, increase or reduction occurred at any time since January 1, 1997.

    (ii) Title to Loans. All loans held for Headlands' account, whether or not for future sale or delivery to an investor (the "Warehouse Loans"), are owned by Headlands free and clear of any Lien, other than Liens in favor of Headlands' lender banks pursuant to warehouse lines of credit and forward sale commitments or similar agreements to sell any such loans to investors in the ordinary course, and all Warehouse Loans meet all requirements for sale to the intended investors. Each mortgage or deed of trust securing a Warehouse Loan has been duly recorded or submitted for recordation in due course in the appropriate filing office in the name of Headlands as mortgagee. Headlands has not released any security for any Warehouse Loan, except upon receipt of reasonable consideration for such release (as documented in the applicable Loan file), or accepted prepayment of any such Warehouse Loan which has not been promptly applied to such Warehouse Loan.

    (iii) Compliance. Each Warehouse Loan and each loan which is being serviced by Headlands for the account of others (the "Serviced Loans", and together with the Warehouse Loans, the "Loans") was underwritten and originated, and the loan documents and loan files maintained by Headlands with respect thereto are being maintained by Headlands in compliance with all applicable laws and regulations and, if applicable, the requirements of the "Investor" (which term means (x) FHLMC, FNMA, GNMA, or any other person, as the case may be, that owns any of the Loans or any portion of a Pool of loans or holds beneficial title to the Loans or any portion of a Pool of loans, but shall not mean the holder of mortgage-backed securities or mortgage pass-through securities except to the extent that the consent of such holder may be required in order for Headlands to continue to have servicing rights with respect to the Loans related thereto and (y) any person who owns servicing rights for loans serviced or master serviced by Headlands pursuant to a Loan Servicing Agreement) acquiring such Loan (or, if there is no such Investor, in accordance with Headlands' underwriting standards then in effect) and the requirements of each person who insures or guarantees all or any portion of the risk of loss upon borrower default on any of the Loans, including, without limitation, the FHA, the VA and any private mortgage insurer, and providers of life, hazard, flood, disability, title or other insurance with respect to any of the Loans or the collateral therefor (each, an "Insurer"), if any, in effect and applicable at the time such insurance was obtained. Headlands has not done or failed to do, or caused to be done or omitted to be done, any act, the effect of which would operate to invalidate or materially impair (i) any approvals of any Agency or the FHA to insure, (ii) any VA guarantee or commitment of the VA to guarantee, (iii) any private mortgage insurance or commitment of any private mortgage insurer to insure, (iv) any title insurance policy, (v) any hazard insurance policy, (vi) any flood insurance policy, (vii) any fidelity bond, direct surety bond, errors and omissions or other insurance policy required by any Agency, Investor or Insurer, (viii) any surety or guaranty agreement, (ix) any guaranty issued by GNMA, FNMA or FHLMC to Headlands respecting mortgage backed securities issued by Headlands and other like guarantees or (x) the rights of Headlands under any Loan Servicing Agreement or loan purchase commitment. No Agency, Investor or Insurer has (i) notified Headlands, or to the knowledge of Headlands claimed, that Headlands has violated or has not complied on a recurring basis with the applicable underwriting standards with respect to Loans sold by Headlands to an Investor or (ii) imposed restrictions on the activities (including commitment authority) of Headlands.

    (iv) Loan Files. The loan documents relating to a Loan maintained in the loan files of Headlands were in compliance with all applicable laws and regulations at the time of the origination, assumption or modification of such Loan, as the case may be. The loan files maintained by Headlands contain originals (or, where necessitated by the terms of the applicable mortgage servicing agreements, contain true, correct and complete copies) of the documents relating to each Loan and the information contained in such loan files with respect to each such Loan is true, complete and accurate and in compliance with all applicable laws and regulations. Except as set forth in the loan documents relating to a Loan maintained in the loan files of Headlands, the terms of the note, bond, deed of trust and mortgage for each such Loan have not been impaired, waived, altered or modified in any respect from the date of their origination except by a written instrument which written instrument has been recorded, or submitted for recordation in due course, if recordation is necessary to protect the interests of the owner thereof. The substance of any such waiver, alteration or modification has been communicated to and approved by (A) the relevant Investor and Insurer (if any), to the extent required by the relevant Investor and Insurer requirements, and (B) the title Insurer, to the extent required by the relevant policies, and the terms of any such waiver, alteration or modification are reflected in the loan documents. Except as set forth in the loan documents maintained in the loan files by Headlands, no mortgagor has been released from such mortgagor's obligations with respect to the applicable Loan.

    (v) Loan Servicing Agreements. All of the contracts pursuant to which Headlands has the right and/or obligation to service loans (each, a "Loan Servicing Agreement") are (A) valid and binding obligations of Headlands, and to the knowledge of Headlands, of all the other parties thereto, (B) in full force and effect, (C) enforceable in accordance with their terms (except where enforcement thereof may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general equity principles) and (D) owned by Headlands free and clear of any Lien, except pursuant to the loan and security agreements Previously Disclosed. There is no default by Headlands or claim of default against Headlands by any party under any such Loan Servicing Agreement, and, except for the consummation of the transactions contemplated by this Plan, no event has occurred which with the passage of time or the giving of notice or both would constitute a default by any party under any such Loan Servicing Agreement or would result in any such mortgage servicing agreement being terminable by any party thereto. There is no pending or, to the knowledge of Headlands, threatened cancellation of any Loan Servicing Agreement and the obligations of Headlands under each Loan Servicing Agreement are being performed by Headlands in accordance with the terms of such Agreement and applicable rules or regulations. Headlands is not a subservicer with respect to any of the Serviced Loans.

    (vi) No Recourse. None of Headlands' servicing rights is subject to recourse against the servicer, and Headlands is not subject to recourse in connection with any Loans sold by it, in each case for losses on liquidation of a loan, borrower defaults or repurchase obligations upon the occurrence of non-payment or other events, other than events entitling Investors to request a repurchase of a loan because of alleged breaches of customary representations and warranties relating to the origination or servicing thereof.

    (vii) Escrow Account. Unless otherwise prohibited by law or an executed escrow waiver, Headlands collects all escrows related to the Loans, and all escrow accounts have been maintained by Headlands and, to Headlands' knowledge, all prior servicers in accordance with the related loan documents, all applicable laws, rules, regulations, and requirements of Investors, Insurers and governmental authorities, and in accordance with the applicable Loan Servicing Agreements. Headlands has credited to the account of borrowers all interest required to be paid on any escrow account in accordance with applicable law and the terms of such agreements and loan documents. All escrow, custodial, and suspense accounts related to the Loans are held in Headlands' name or the investor's name by Headlands.

    (viii) Advances. There are no servicing or other contracts to which Headlands is a party which obligates it to make servicing advances for principal and interest payments with respect to defaulted or delinquent Loans other than in a manner as provided in standard and customary agreements with FNMA, FHLMC or GNMA. To the extent made, any such advances are valid and subsisting amounts owing to Headlands, subject to the terms of the applicable Loan Servicing Agreement.

    (ix) Single Family Loans. All of the Loans are secured by single family (i.e., one to four family) residential real property or, to the extent that a Loan is secured by property other than a single family residential property, such Loan is not a Warehouse Loan and has not been sold to any person where Headlands has any recourse obligation.

    (x) ARM Adjustments. With respect to each Loan for which the interest rate is not fixed for the entire term of the loan, Headlands has, since the date it commenced servicing such loan and, to Headlands' knowledge, all prior servicers have (A) properly and accurately entered into its system all data required to service the loan in accordance with the related loan documents and all regulations, (B) properly and accurately adjusted the monthly payment on each payment adjustment date, (C) properly and accurately calculated the amortization of principal and interest on each payment adjustment date, in each case in compliance with all applicable laws, rules and regulations and the related loan documents, and (D) executed and delivered any and all necessary notices required under, and in a form that complies with, all applicable laws, rules and regulations and the terms of the related loan documents regarding the interest rate and payment adjustments.

    (xi) Pools. Each Loan included in a pool of Loans originated, acquired or serviced by Headlands (a "Pool") meets all eligibility requirements (including, without limitation, all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All of such Pools have been finally certified or, if required, recertified in accordance with all applicable laws, rules and regulations, except where the time for certification or recertification has not expired. To the knowledge of Headlands, no Pools have been improperly certified. The loan file for each Loan included in a certified Pool contains all documents and instruments necessary for the final certification or recertification of such Pool. No Loan has been bought out of a Pool without all required prior written approvals of the applicable Investors. Neither the execution, delivery or performance of this Plan by Headlands nor the consummation by Headlands of the transactions contemplated hereby will require any Pool to be recertified. The aggregate unpaid principal balance outstanding of the Loans in each Pool equals or exceeds the amount owing to the applicable Investors.

    (xii) Securitization Transactions.

      (A) Headlands and its Subsidiaries, as servicer under the applicable Loan Servicing Agreement (the "Securitization Servicer") of each outstanding transaction under which Headlands or its Subsidiaries have sold or pledged Loans in a securitization, whether sold under the Securities Act or otherwise (a "Securitization Transaction"), has complied in all material respects with all contracts, including the Loan Servicing Agreements, and all conditions to be performed or satisfied by them with respect to all agreements and arrangements pursuant to which such person is bound under such Securitization Transaction (collectively, "Securitization Instruments").

      (B) No Securitization Servicer or, to Headlands' knowledge, no trustee or issuer with respect to any Securitization, has taken any action which would reasonably be expected to adversely affect the characterization or tax treatment for federal, state or local income or franchise tax purposes of the issuer or any securities issued in a Securitization Transaction, and all required federal, state and local tax and information returns relating to any Securitization Transaction have been properly filed.

      (C) Each representation and warranty made by Headlands or its Subsidiaries in each "Purchase Agreement," "Pooling and Servicing Agreement," "Placement Agency Agreement," "Servicer's Indemnification Agreement" and any other Securitization Instrument to which any of them was a party in any Securitization Transaction was true and correct in all material respects whenever made or reaffirmed by any of them and Headlands and its Subsidiaries have each fully performed and carried out each covenant and agreement made by any of them in any such Securitization Instrument.

      (D) No rating agency has downgraded, or given Headlands or its Subsidiaries any indication that it is considering a downgrading of any securities issued in any Securitization Transaction, or of its rating of any Securitization Servicer.

    (xiii) Mortgage Insurance. Each Loan which is indicated in the related loan documents to have FHA insurance is insured under the National Housing Act or qualifies for such insurance. Each Loan which is indicated in the related loan documents to be guaranteed by the VA is guaranteed under the provisions of Chapter 37 of Title 38 of the United States Code to the extent required by the applicable Investor or qualifies for such guarantee. As to each FHA insurance certificate, each VA guarantee certificate, and each Loan which is indicated in the related loan file to be insured by private mortgage insurance, Headlands has complied with applicable provisions of the insurance or guarantee contract and applicable laws and regulations, the insurance or guarantee is in full force and effect with respect to each such Loan, and to the knowledge of Headlands, there does not exist any event or condition which, but for the passage of time or the giving of notice or both, can result in a revocation of any such insurance or guarantee or constitute adequate grounds for the applicable Insurer to refuse to provide insurance or guarantee payments thereunder.

    (xiv) Taxes and Insurance. Each Loan has been covered by a policy of hazard insurance and flood insurance, to the extent required by the Loan Servicing Agreements relating thereto or any laws, rules, regulations or Investor or Insurer requirements applicable to such Loan, all in a form usual and customary in the industry and each of which is in full force and effect and all amounts due and payable under each policy have been paid prior to the date such payments were due; and all taxes, assessments, ground rents or other applicable charges or fees due and payable as to each Loan have been paid prior to the date such payments was due. Any and all claims under such insurance policies have been submitted and processed in accordance with the applicable Investor's and Insurer's requirements. Such insurance policies name Headlands and its successors and assigns as mortgagee.

    (xv) Title Insurance. To the extent required by the applicable Investor, each Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy of insurance or opinion of title acceptable to the relevant Investor, and each such title insurance policy is issued by an Insurer acceptable to the applicable Investor and qualified to do business in the jurisdiction where the collateral securing such Loan is located, and insures the originator and its successors and assigns as to the first priority lien of the mortgage in the original principal amount of the Loan (or, in the case of a second mortgage, the second priority lien). The applicable Investor, as assignee of the originator's rights, is an insured of such lender's title insurance policy, and such lender's policy is in full force and effect. Headlands has not, nor, to Headlands' knowledge, has any prior servicer, performed any act or omission which would impair the coverage of such lender's policy.

    (xvi) Condemnation. Neither Headlands nor any of its Subsidiaries has received notice of or has knowledge of any proceeding pending or threatened for the partial or total condemnation of any of the collateral securing any of the Loans, and neither Headlands nor any of its Subsidiaries has received notice or has knowledge that all or any part of such collateral has been or will be condemned.

    (xvii) Tape. Headlands has previously delivered to GreenPoint a tape (magnetic media) on which certain information regarding the servicing portfolio of Headlands as of September 30, 1998 is recorded. Such tape accurately contains the list of serviced loans as of such date. The loan characteristics recorded on such tape have been Previously Disclosed, and the information contained on such tape is accurate.

    (v) Disclosure. The representations and warranties contained in this
  Section 5.3 do not contain any untrue statement of a material fact.

    (w) Material Adverse Change. Since December 31, 1997, no event has occurred or circumstances arisen that, individually or taken together with all other events and circumstances, has had or is reasonably likely to have a Material Adverse Effect on Headlands.

    (x) Year 2000 Compliance. Headlands has adopted and implemented a commercially reasonable plan (a complete and correct copy of which has been provided to GreenPoint) to provide (x) that the change of the year from 1999 to the year 2000 will not materially and adversely affect the information and business systems of Headlands or its Subsidiaries and (y) that the impacts of such change on the vendors and customers of Headlands and its Subsidiaries will not have a Material Adverse Effect on Headlands or its Subsidiaries. In Headlands' reasonable best estimate, no expenditures materially in excess of currently budgeted items will be required in order to cause the information and business systems of Headlands and its Subsidiaries to operate properly following the change of the year 1999 to the year 2000. Headlands reasonably expects that it will resolve any issues related to such change of the year in accordance with the timetable set forth in such plan (and in any event on a timely basis in order to be resolved before the year 2000). Between the date of this Agreement and the Effective Time, Headlands shall continue to use commercially reasonable efforts to implement such plans.

    (y) Transactions With Related Parties. There have been no transactions involving amounts in excess of $250,000 individually and $750,000 in the aggregate during the two years prior to the Effective Date between Headlands or its Subsidiaries, on the one hand, and any affiliate of Headlands or its Subsidiaries or any director, officer or employee of Headlands or its Subsidiaries or any affiliate of any such person, on the other hand. All such transactions involving related parties have been entered into on an arms-length basis and on commercially reasonable terms and conditions.

  5.4. Representations and Warranties of GreenPoint. Subject to Sections 5.1 and 5.2 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, GreenPoint hereby represents and warrants to Headlands as follows:

    (a) Organization, Standing and Authority. Each of GreenPoint and its Significant Subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of GreenPoint and its Significant Subsidiaries is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Each of GreenPoint and its Significant Subsidiaries has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

    (b) GreenPoint and Merger Sub Stock.

      (i) As of the date hereof, the authorized capital stock of GreenPoint consists solely of 220,000,000 shares of GreenPoint Common Stock, of which no more than 94,650,000 shares are outstanding as of the date hereof, and none of which are subject to any preemptive rights (and were not issued in violation of any preemptive rights), 50,000,000 shares of preferred stock, par value $0.01 per share, of GreenPoint, of which no shares were outstanding as of the date hereof. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, all of which are validly issued and outstanding, fully paid and nonassessable and are owned by GreenPoint free and clear of any Lien and are not subject to any preemptive right (and were not issued in violation of any preemptive rights) and 1,000 shares of preferred stock, par value $0.01, none of which are outstanding as of the date hereof.

      (ii) The shares of GreenPoint Common Stock to be issued in exchange for shares of Headlands Common Stock in the Merger, when issued in accordance with the terms of this Plan, will be duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights (and will not be issued in violation of any preemptive rights).

    (c) Corporate Power. Each of GreenPoint and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Plan and the Stock Option Agreement, and to consummate the transactions contemplated hereby and thereby.

    (d) Corporate Authority. This Plan, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of each of GreenPoint and Merger Sub. This Plan is a valid and legally binding agreement of each of GreenPoint and Merger Sub enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

    (e) Regulatory Approvals; No Defaults.

      (i) No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other Governmental Authority or with any third party are required to be made or obtained by GreenPoint or any of its Subsidiaries in connection with the execution, delivery or performance by GreenPoint of this Plan, the Stock Option Agreement, the Contribution or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with federal and state banking authorities, receipt of approval thereof and expiration of related waiting periods; (B) approval of the listing on the NYSE of GreenPoint Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) filings with the Federal Trade Commission and the United States Department of Justice pursuant to the HSR Act and the expiration or termination of the applicable waiting period thereunder, and (E) the filing of the agreement of merger and an appropriate officer's certificate in accordance with Section 1108 of the CGCL and the filing of a certificate of merger in accordance with Section 252 of the DGCL, (F) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of GreenPoint Stock in the Merger; and (G) receipt of the approvals set forth in Section 7.1(b). As of the date hereof, GreenPoint is not aware of any reason why the approvals set forth in
    Section 7.1(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.1(b).

      (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Plan and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of GreenPoint or of any of its Subsidiaries or to which GreenPoint or any of its Subsidiaries or properties is subject or bound,
    (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of GreenPoint or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

    (f) Litigation. Other than as set forth in its SEC Documents filed on or before the date hereof, no litigation, claim or other proceeding before any Governmental Authority is pending against GreenPoint or any of its Subsidiaries and, to GreenPoint's knowledge, no such litigation, claim or other proceeding has been threatened, in each case, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to GreenPoint or prevent or materially delay or materially impair the ability of GreenPoint or Merger Sub to consummate the transactions contemplated by this Agreement or by the Stock Option Agreement.

    (g) Financial Reports and SEC Documents.

      (i) GreenPoint's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Significant Subsidiaries subsequent to December 31, 1996 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, "SEC Documents") with the SEC, as of the date filed, (A) complied or will comply as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such GreenPoint SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of GreenPoint and its consolidated Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such GreenPoint SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of GreenPoint and its consolidated Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

      (ii) GreenPoint and its Significant Subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1996 with any Regulatory Authorities or any SRO, and all other material reports and statements required to be filed by them since such date, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state regulatory authority or SRO and have paid all fees and assessments due and payable in connection therewith; all such reports and filings comply in all material respects with applicable requirements and do not contain any untrue or misleading statement of material fact or omit to make any statement of material fact required to be stated or necessary to make the statements therein not misleading.

    (h) Regulatory Matters.

      (i) Neither GreenPoint nor any of its Significant Subsidiaries nor their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Regulatory Authority.

      (ii) Neither GreenPoint nor any of its Significant Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

    (i) Compliance with Laws. GreenPoint and each of its Subsidiaries:

      (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the current or former employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

      (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to GreenPoint's knowledge, no suspension or cancellation of any of them is threatened; and

      (iii) has received, since December 31, 1996, no notification or communication from any Governmental Authority (A) asserting that any of them is not in compliance with any statute, regulation, or ordinance or
    (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to GreenPoint's knowledge, do any grounds for any of the foregoing exist).

    (j) No Brokers. No action has been taken by GreenPoint that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Plan, excluding a fee to be paid to Keefe, Bruyette & Woods Inc.

    (k) Tax Treatment. As of the date hereof, neither GreenPoint nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

    (l) Accounting Treatment. As of the date hereof, GreenPoint is aware of no reason why the Merger will fail, or could reasonably be expected to fail, to qualify for "pooling of interests" accounting treatment.

    (m) Disclosure. The representations and warranties contained in this
  Section 5.4 do not contain any untrue statement of a material fact.

    (n) Material Adverse Change. Since December 31, 1997, no event has occurred or circumstances arisen that, individually or taken together with all other events and circumstances, has had or is reasonably likely to have a Material Adverse Effect on GreenPoint or any of its Subsidiaries, taken as a whole.

    (o) Year 2000 Compliance. None of GreenPoint or any of its Significant Subsidiaries has received, or reasonably expects to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3(SUP), dated March 4, 1998). GreenPoint has disclosed to Headlands a complete and correct copy of GreenPoint's plan for addressing the issues set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect GreenPoint and its Significant Subsidiaries, and such plan will provide so that (x) the change of the year form 1999 to the year 2000 will not materially and adversely affect the information and business systems of GreenPoint or any of its Significant Subsidiaries and (y) that the impacts of such change on the vendors and customers of GreenPoint and its Significant Subsidiaries will not have a Material Adverse Effect on GreenPoint and its Significant Subsidiaries. Neither GreenPoint nor any of its Significant Subsidiaries has received, and has no reason to believe that it will receive, regulatory criticism of such plan that could jeopardize such plan's approval.

                                  ARTICLE VI.

                                   COVENANTS

  6.1. Reasonable Best Efforts. Subject to the terms and conditions of this Plan, each of Headlands and GreenPoint agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.

  6.2. Stockholder Approval. Headlands agrees to take, in accordance with applicable law, NASDAQ rules and its articles of incorporation and bylaws, all action necessary to convene an appropriate meeting of its stockholders to consider and vote upon the approval and adoption of this Plan and any other matters required to be approved by Headlands' stockholders for consummation of the Merger (including any adjournment or postponement, the "Headlands Meeting"), as promptly as practicable after the Registration Statement is declared effective. The Headlands Board shall recommend such approval, and Headlands shall (subject to compliance with its fiduciary duties under the law as reasonably determined in good faith) take all reasonable, lawful action to solicit such approval by its stockholders.

  6.3. Registration Statement.

    (a) As soon as reasonably practicable after the date hereof, GreenPoint agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by GreenPoint with the SEC in connection with the issuance of GreenPoint Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of GreenPoint and Headlands constituting a part thereof (the "Proxy Statement") and all related documents). Headlands agrees to cooperate, and to cause its Subsidiaries to cooperate, with GreenPoint, its counsel and its accountants, in GreenPoint's preparation of the Registration Statement and the Proxy Statement; and provided that Headlands and its Subsidiaries have cooperated as required above, GreenPoint agrees to file the Proxy Statement in preliminary form with the SEC as promptly as reasonably practicable, and to file the Registration Statement with the SEC as soon as reasonably practicable after any SEC comments with respect to the preliminary Proxy Statement are resolved. Each of Headlands and GreenPoint agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. GreenPoint also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Plan. Headlands agrees to furnish to GreenPoint all information concerning Headlands, its Subsidiaries, officers, directors and stockholders required to be included in the Registration Statement or Proxy Statement under the Securities Act as may be reasonably requested by GreenPoint in connection with the foregoing.

    (b) Each of Headlands and GreenPoint agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Headlands Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, is false or misleading with respect to any material fact, or omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto, and (iii) any other documents (and any supplements or amendments to such documents) to be filed with any Regulatory Authority in connection with the transactions contemplated hereby will, when filed with any such Regulatory Authority, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Headlands and GreenPoint further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party and to take the necessary steps to correct the Proxy Statement.

    (c) GreenPoint agrees to advise Headlands, promptly after GreenPoint receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of GreenPoint Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

  6.4. Press Releases. Each of Headlands and GreenPoint agrees that it will not, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE or NASDAQ rules.

  6.5. Access; Information.

    (a) Each of Headlands and GreenPoint agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

    (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Plan) for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.5 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Plan) unless such information (i) was already known to such party,
  (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same.

    (c) No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Plan, or the conditions to either party's obligation to consummate the transactions contemplated by this Plan.

  6.6. Acquisition Proposals. Headlands agrees that it shall not, and shall cause its Subsidiaries and its Subsidiaries's officers, directors, agents, advisors and affiliates not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided, however, that Headlands may, and may authorize and permit its officers, directors, employees or agents to, furnish or cause to be furnished confidential information and may participate in such discussions and negotiations if Headlands' Board of Directors, after having consulted with and considered the advice of outside counsel has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. Headlands agrees that it shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Plan with any parties other than GreenPoint with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Headlands shall promptly (within 24 hours) advise GreenPoint following the receipt by Headlands of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise GreenPoint of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

  6.7. Affiliate Agreements.

    (a) Not later than the 15th day prior to the mailing of the Proxy Statement, (i) Headlands shall deliver to GreenPoint a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Headlands Meeting, deemed to be an "affiliate" of Headlands (each, a "Headlands Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

    (b) Each of Headlands and GreenPoint shall use its reasonable best efforts to cause each person who may be deemed to be a Headlands Affiliate to execute and deliver to

  GreenPoint on or before the date of mailing of the Proxy Statement an agreement in the form attached hereto as Exhibit C. Such Headlands Affiliates will not receive New Certificates until such agreement is delivered to GreenPoint.

  6.8. Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Plan or the Stock Option Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

  6.9. Certain Modifications; Restructuring Charges.

    (a) Headlands and GreenPoint shall consult with respect to their loan, litigation, risk management, accounting and real estate valuation policies and practices and Headlands shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. Headlands and GreenPoint shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as may be mutually agreed upon. No party's representations, warranties and covenants contained in this Plan shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.9.

    (b) In the case of Headlands, it agrees to amend any Compensation and Benefit Plan qualified under Section 401(k) of the Code which offers Headlands Common Stock as an investment option, as soon as reasonably practicable after the execution of this Plan, so that no original issue shares of Headlands Common Stock will be issued under such Compensation and Benefit Plan thereafter.

  6.10. NYSE Listing. GreenPoint agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of GreenPoint Common Stock to be issued to the holders of Headlands Common Stock in the Merger.

  6.11. Regulatory Applications; Consents.

    (a) GreenPoint and Headlands and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings as soon as reasonably practicable, but in no event later than 45 days from the date hereof, and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Plan. Each of GreenPoint and Headlands shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

    (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

    (c) Headlands agrees that it shall use its reasonable best efforts to obtain the consents and approvals required to be made or obtained by Headland as set forth in Sections 5.3(f)(i), 5.3(f)(ii) and 5.3(j) prior to the Effective Time.

  6.12. Indemnification.

    (a) Following the Effective Date and for a period of six years thereafter, GreenPoint shall indemnify, defend and hold harmless the present directors of Headlands and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys'
  fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Plan) to the extent that Headlands is authorized to indemnify (and advance expenses to) its directors under the laws of the State of California, the Headlands Certificate and the Headlands Bylaws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under California law, the Headlands Certificate and the Headlands Bylaws shall be made by independent counsel (which shall not be counsel that provides material services to GreenPoint) selected by GreenPoint and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable California judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and GreenPoint shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

    (b) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify GreenPoint thereof; provided that the failure so to notify shall not affect the obligations of GreenPoint under Section 6.12(a) unless and to the extent that GreenPoint is actually prejudiced as a result of such failure.

    (c) If GreenPoint or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of GreenPoint shall assume the obligations set forth in this Section 6.12.

    (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

  6.12A. D&O Insurance. For six years after the Effective Time, the Surviving Corporation (or an Affiliate thereof) shall maintain in effect Headlands' current directors' and officers' liability insurance covering acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by Headlands' directors' and officers' liability insurance policy on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof so long as the annual premium therefor is not in excess of 150% of the aggregate premiums paid by Headlands in 1998 on an annualized basis for such purpose (which aggregate premium on an annualized basis has been Previously Disclosed by Headlands), but if the annual premium therefor so exceeds such amount, the Surviving Corporation (or an Affiliate thereof) will obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for a premium not in excess of 150% of the aggregate premiums paid by Headlands in 1998 on an annualized basis for such purpose; provided that the Surviving Corporation (or an Affiliate thereof) may substitute therefor policies of the Surviving Corporation or its Affiliates containing terms with respect to coverage and amount no less favorable to such directors or officers; provided, further, that if the existing or substituted directors' and officers' liability insurance expires, is terminated or canceled the Surviving Corporation (or an Affiliate thereof) shall obtain directors' and officers' liability insurance with respect to coverage and amounts no less favorable than those of such policy in effect on the date hereof for the remainder of the six-year period so long as the annual premium therefor is not in excess of 150% of the aggregate premiums paid by Headlands in 1998 on an annualized basis for such purpose, but if the Surviving Corporation (or an Affiliate thereof) cannot obtain such coverage for a premium not in excess of such amount, the Surviving Corporation (or an Affiliate thereof) shall obtain as much directors' and officers' liability insurance as can be obtained for the remainder of such period for a premium not in excess of 150% of the aggregate premiums paid by Headlands in 1998 on an annualized basis for such purpose.

  6.13. Benefit Plans.

    (a) Following the Effective Time, employees of Headlands and its Subsidiaries shall continue to be provided with benefits under employee benefit plans that are substantially comparable in the aggregate to those currently provided by Headlands and its Subsidiaries to such employees. In the event that following the Effective Time an employee of Headlands or its Subsidiaries is eligible to be covered under a GreenPoint or GreenPoint Subsidiary medical insurance plan, such employee (or his or her eligible dependents) shall not be excluded from coverage under such plan on the basis of a pre-existing condition that was not also excluded under Headlands medical insurance plans. In the event that following the Effective Time an employee of Headlands or its Subsidiaries is eligible to be covered under an employee benefit plan of GreenPoint, then for all purposes under each employee benefit plan to be provided by GreenPoint to employees of Headlands or its Subsidiaries, GreenPoint shall recognize such employee's prior service with Headlands or its Subsidiaries (to the same extent such service was recognized under a similar plan of Headlands or its Subsidiaries), except that such prior service shall not be counted for the following purposes: (i) eligibility or vesting for purposes of the non-401(k) and (m) related portions of GreenPoint's Employee Stock Ownership Plan, (ii) the rate of accrual under GreenPoint's cash balance defined benefit plan and (iii) eligibility to participate in GreenPoint's retiree medical and life insurance coverage programs.

    (b) Prior to the Effective Time, Headlands shall take or cause to be taken any and all such reasonable actions as may be necessary such that each outstanding Headlands Stock Option, dividend equivalent right, stock appreciation right, limited stock appreciation right, restricted stock, deferred stock and performance share award is not cashed out (whether by payment in cash or other property) and does not become vested and exercisable or distributable as a result of the transactions contemplated hereby.

    (c) From and after the Effective Time, GreenPoint shall, and shall cause its Subsidiaries to, credit any deductibles and out-of-pocket expenses that are applicable and/or covered under the Compensation and Benefit Plans, and are incurred by the employees and their beneficiaries during the portion of the calendar year prior to participation in the benefit plans provided by GreenPoint, the Surviving Corporation and the GreenPoint subsidiaries.

    (d) From and after the Effective Time, GreenPoint shall honor, and shall cause the Surviving Corporation to honor, in accordance with their terms all benefits vested as of the date hereof under the Compensation and Benefit Plans or under other Previously Disclosed agreements, understandings or arrangements except to the extent any such agreements, understandings or arrangements are superseded pursuant to any agreements entered into on or after the date hereof. Nothing herein shall prevent GreenPoint from terminating any Compensation and Benefit Plan in accordance with its terms and subject to applicable law.

    (e) From the date hereof, any employee communications relating to the Compensation and Benefit Plans to be distributed by Headlands or its Subsidiaries shall be subject to GreenPoint's prior review and approval, which approval shall be processed timely and shall not be unreasonably denied.

  6.14. Notification of Certain Matters. Each of Headlands and GreenPoint shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

  6.15. Directors. GreenPoint agrees to cause Peter T. Paul to be appointed as a director on the GreenPoint Board and Vice Chairman of GreenPoint (which is an officer position, not a Board of Directors position) as of the Effective Time (such appointment to be subject to prior execution of, and the terms and conditions of, the Employee Agreement of Mr. Paul).

  6.16. Merger Sub Vote. GreenPoint shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any shares of Merger Sub Common Stock beneficially owned by it or any of its affiliates or with respect to which it or any of its affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Plan at any meeting of the stockholders of Merger Sub at which this Plan and the Stock Option Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of Merger Sub by consent in lieu of a meeting).

  6.17. Publication of Combined and Financial Results. GreenPoint agrees to use its reasonable best efforts to publish, as soon as reasonably practicable after the Effective Date (and in no event later than 60 days after the end of the month immediately following the month in which the Effective Date occurred), 30-day combined financial statements as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 35.

  6.18. Surviving Corporation Name. GreenPoint agrees to cause the name of the Surviving Corporation initially to be Headlands Mortgage Company.

  6.19. 1998 Employee Stock Purchase Plan. Headlands agrees to take all such actions as may be necessary to terminate the 1998 Employee Stock Purchase Plan as of December 31, 1998.

  6.20. Founders Registration Rights Agreement. Headlands agrees to take all such actions as may be necessary to terminate the Founders Registration Rights Agreement, dated as of December , 1997, by and among Headlands and certain stockholders of Headlands, prior to the Effective Date.

                                 ARTICLE VII.

                   CONDITIONS TO CONSUMMATION OF THE MERGERS

  7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of GreenPoint, Merger Sub and Headlands to consummate the Merger is subject to the fulfillment or written waiver by GreenPoint and Headlands prior to the Effective Time of each of the following conditions:

    (a) Stockholder Approvals. This Plan and the Merger shall have been duly adopted by the requisite vote of the stockholders of Headlands.

    (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (other than the Contribution), shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which would, following the Effective Time, have a Material Adverse Effect on the Surviving Corporation.

    (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Plan.

    (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of GreenPoint Common Stock to be issued in the Merger shall have been received and be in full force and effect.

    (f) Listing. The shares of GreenPoint Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

  7.2. Conditions to Obligation of Headlands. The obligation of Headlands to consummate the Merger is also subject to the fulfillment or written waiver by Headlands prior to the Effective Time of each of the following conditions:

    (a) Representations and Warranties. The representations and warranties of GreenPoint set forth in this Plan shall be true and correct (subject to the standard set forth in Section 5.2 and disregarding, for purposes of this provision, any qualifications regarding materiality or knowledge contained in any single representation or warranty) as of the date of this Plan and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Plan or some other date shall be true and correct only as of such date), and Headlands shall have received a certificate, dated the Effective Date, signed on behalf of GreenPoint by the Executive Vice President, Finance of GreenPoint to such effect.

    (b) Performance of Obligations of GreenPoint. GreenPoint shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and Headlands shall have received a certificate, dated the Effective Date, signed on behalf of GreenPoint by the Executive Vice President, Finance of GreenPoint to such effect.

    (c) Opinion of Headlands' Counsel. Headlands shall have received an opinion of Sullivan & Cromwell, special counsel to Headlands, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code and (ii) no gain or loss will be recognized by stockholders of Headlands who receive shares of GreenPoint Common Stock in exchange for shares of Headlands Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Headlands, GreenPoint and stockholders of Headlands.

    (d) Accounting Treatment. Headlands shall have received a letter from KPMG Peat Marwick LLP addressed to Headlands to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

  7.3. Conditions to Obligation of GreenPoint and Merger Sub. The obligation of GreenPoint and Merger Sub to consummate the Merger is also subject to the fulfillment or written waiver by GreenPoint prior to the Effective Time of each of the following conditions:

    (a) Representations and Warranties. The representations and warranties of Headlands set forth in this Plan shall be true and correct (subject to the standard set forth in Section 5.2 and disregarding, for purposes of this provision, any qualifications regarding materiality or knowledge contained in any single representation or warranty) as of the date of this Plan and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Plan or some other date shall be true and correct only as of such date) and GreenPoint shall have received a certificate, dated the Effective Date, signed on behalf of Headlands by the Chief Executive Officer of Headlands to such effect.

    (b) Performance of Obligations of Headlands. Headlands shall have performed in all material respects all obligations required to be performed by it under this Plan at or prior to the Effective Time, and GreenPoint shall have received a certificate, dated the Effective Date, signed on behalf of Headlands by the Chief Executive Officer of Headlands to such effect.

    (c) Opinion of GreenPoint's Counsel. GreenPoint shall have received an opinion of Wachtell, Lipton, Rosen & Katz, counsel to GreenPoint, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a reorganization under Section 368(a) of the Code and (ii) no gain or loss will be recognized by stockholders of Headlands who receive shares of GreenPoint Common Stock in exchange for shares of Headlands Common Stock, except with respect to cash received in lieu of fractional share interests. In rendering its opinion, Wachtell, Lipton, Rosen & Katz may require and rely upon representations contained in letters from Headlands, GreenPoint and stockholders of Headlands.

    (d) Employee Agreements. The Employee Agreements shall have been executed and delivered, shall be in full force and effect, and no event or condition shall have occurred or exist (other than as a result of any action or omission of GreenPoint or Merger Sub) which, with the passage of time or notice or both, would constitute a breach or default under any Employee Agreement.

    (e) Accounting Treatment. GreenPoint shall have received a letter from PricewaterhouseCoopers addressed to GreenPoint to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

                                 ARTICLE VIII.

                                  TERMINATION

  8.1. Termination. This Plan may be terminated, and the Merger may be abandoned:

    (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of GreenPoint and Headlands, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

    (b) Breach. At any time prior to the Effective Time, by GreenPoint or Headlands, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.2 and disregarding, for purposes of this provision, any qualifications regarding materiality or knowledge contained in any single representation or warranty), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

    (c) Delay. At any time prior to the Effective Time, by GreenPoint or Headlands, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by July 31, 1999, except to the extent that the failure of the Merger to be consummated by such date arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.1(c).

    (d) No Approval. By Headlands or GreenPoint, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Plan shall have been denied by final nonappealable action of such Governmental Authority or (ii) any stockholder approval required by Section 7.1(a) herein is not obtained at the Headlands Meeting.

    (e) Failure to Recommend, Etc. At any time prior to the Headlands Meeting, by GreenPoint if the Headlands Board shall have failed to make its recommendation referred to in Section 6.2, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of GreenPoint.

  8.2. Effect of Termination and Abandonment. In the event of termination of this Plan and the abandonment of the Merger pursuant to this Article VIII, no party to this Plan shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.1 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Plan giving rise to such termination.

                                  ARTICLE IX.

                                 MISCELLANEOUS

  9.1. Survival. No representations, warranties, agreements and covenants contained in this Plan shall survive the Effective Time (other than Section
6.12 (Indemnification), 6.12A (D&O Insurance) and this Article IX which shall survive the Effective Time) or the termination of this Plan if this Plan is terminated prior to the Effective Time (other than Sections 6.5(b) (Access; Information) and 8.2 (Effect of Termination and Abandonment), and this Article IX which shall survive such termination).

  9.2. Waiver; Amendment. Prior to the Effective Time, any provision of this Plan may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Plan, except that after the Headlands Meeting, this Plan may not be amended if it would violate the CGCL or reduce the consideration to be received by Headlands stockholders in the Merger.

  9.3. Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

  9.4. Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

  9.5. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except that printing expenses and SEC fees shall be shared equally between Headlands and GreenPoint, except that GreenPoint shall pay any filing fees pursuant to the HSR Act.

  9.6. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

    If to Headlands, to:

      Headlands Mortgage Company
      1100 Larkspur Landing Circle
      Suite 101
      Larkspur, California 94939
      Attention: Chief Financial Officer
      Facsimile: (415)    -

    With a copy to:

      Sullivan & Cromwell
      125 Broad Street
      New York, New York 10004
      Attention: H. Rodgin Cohen, Esq.
      Facsimile: (212) 558-3588

    If to GreenPoint, to:

      GreenPoint Financial Corp.
      90 Park Avenue
      New York, New York 10016
      Attention: Howard C. Bluver
      Senior Vice President and General Counsel
      Facsimile: (212) 834-1404

    With a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention: Craig M. Wasserman, Esq.
      Facsimile: (212) 403-2000

  9.7. Entire Understanding; No Third Party Beneficiaries. This Plan and the Stock Option Agreement represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Plan supersedes any and all other oral or written agreements heretofore made (other than the Stock Option Agreement). Except for Section 6.12, Section 6.12A and Section 6.15, nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

  9.8. Interpretation; Effect. When a reference is made in this Plan to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Plan unless otherwise indicated. The headings contained in this Plan are for reference purposes only and are not part of this Plan. Whenever the words "include," "includes" or "including" are used in this Plan, they shall be deemed to be followed by the words "without limitation". No provision of this Plan shall be construed to require Headlands, GreenPoint or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

  IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

Headlands Mortgage Company

           /s/ Peter T. Paul
By: __________________________________
  Name: Peter T. Paul
  Title: President

Greenpoint Financial Corp.

          /s/ Howard C. Bluver
By: __________________________________
  Name: Howard C. Bluver
  Title: Senior Vice President,
        General Counsel and Secretary

GF Acquisition Corp.

          /s/ Howard C. Bluver
By: __________________________________
  Name: Howard C. Bluver
  Title: President and Assistant
  Secretary

                                   Exhibit B

                             STOCK OPTION AGREEMENT

  STOCK OPTION AGREEMENT, dated as of December 8, 1998, between GreenPoint Financial Corp., a Delaware corporation ("Grantee"), and Headlands Mortgage Company, a California corporation ("Issuer").

                                    RECITALS

  A. Grantee and Issuer have entered into an Agreement and Plan of Merger (the "Merger Agreement").

  B. As an inducement to the willingness of Grantee to continue to pursue the transactions contemplated by the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

  C. The Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the date hereof.

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

  1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to that number of fully paid and nonassessable shares of the common stock, without par value, of Issuer ("Common Stock") equal to 19.9% of the Common Stock issued and outstanding as of the date hereof at a price per share equal to $16.125 (as adjusted, the "Option Price"). The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

  (b) In the event that any shares of Common Stock are either (i) issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof) or (ii) redeemed, repurchased, retired or otherwise cease to be outstanding after the date of this Agreement, the number of shares of Common Stock subject to the Option shall be increased or decreased, as appropriate, so that, after such issuance or such redemption, repurchase, retirement or other action, such number together with any shares of Common Stock previously issued pursuant hereto, equals 19.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

  2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an Exercise Termination Event: (i) the Effective Time (as defined in the Merger Agreement);
(ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.1(b) (unless the breach giving rise to such termination was not willful) or Section 8.1(e) of the Merger Agreement or by Grantee or Issuer pursuant to Section 8.1(d)(ii) of the Merger Agreement (each, a "Listed Termination"); or (iii) the passage of fifteen (15) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(b) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to Section 8.1(b) thereof as a result of the material breach by Grantee of its representations, warranties, covenants or agreements contained in the Merger Agreement.

  (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

    (i) Issuer or Headlands Mortgage Securities, Inc. (which Issuer represents is its only subsidiary) (the "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or the Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets of Issuer or the Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or the Issuer Subsidiary and (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

    (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired after the date hereof beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

    (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been cancelled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been cancelled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a bona fide proposal to engage in an Acquisition Transaction;

    (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or the Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

    (v) Any person other than Grantee or any Grantee Subsidiary shall have made a bona fide proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

    (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

    (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

    (viii) Any person other than Grantee or any Grantee Subsidiary shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction with Issuer.

  (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

    (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 20% or more of the then outstanding Common Stock; or

    (ii) The occurrence of the Initial Triggering Event described in clause
  (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 20%.

  (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

  (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 90 days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

  (f) At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and
(ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

  (g) At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

  (h) Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

    "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement, dated as of December 8, 1998, between the registered holder hereof and Headlands Mortgage Company and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Headlands Mortgage Company and will be provided to the holder hereof without charge upon receipt by Headlands Mortgage Company of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of Counsel to the Holder, in form and substance reasonably satisfactory to Issuer, and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

  (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds on the Closing Date, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

  3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock; (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C.
Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

  4. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the reasonable request of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

  (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it equals 19.9% of the number of shares of Common Stock then issued and outstanding.

  (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

  6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any reasonable plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 25% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

  7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the

Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. Anything to the contrary notwithstanding, the Option Share Repurchase Price shall not be less than $13.93 million in the aggregate. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the three month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

  (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this
Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within fifteen calendar days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that Issuer is prohibited under applicable law or regulation from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within fifteen calendar days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly (i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

  (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

    (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

    (ii) the consummation of any Acquisition Transaction described in Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

The parties agree that Issuer's obligation to repurchase the Option and/or the Option Shares under this Section 7 shall not terminate upon the occurrence of an Exercise Termination Event unless no Subsequent Triggering Event shall have occurred prior to an Exercise Termination Event.

  8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

  (b) The following terms have the meanings indicated:

    (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer),
  (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

    (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

    (iii) "Assigned Value" shall mean the market/offer price, as defined in
  Section 7.

    (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

  (c) The Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

  (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

  (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

  (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

  9. a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the Substitute Option Issuer shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

  (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

  (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute
Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its reasonable best efforts to receive all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

  10. The 30-day, 6-month, 12-month, 18-month or 24-month periods for exercise of certain rights under Sections 2, 6, 7, 9, 12 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods; (ii) during the pendency of any temporary restraining order, injunction or other legal bar to exercise of such rights; and (iii) to the extent necessary to avoid liability under Section 16(b) of the 1934 Act by reason of such exercise.

  11. Issuer hereby represents and warrants to Grantee as follows:

  (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

  (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

  12. Grantee hereby represents and warrants to Issuer as follows:

  (a) Grantee has all requisite corporate power and authority to enter into this Agreement and, subject to any approvals or consents to herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Grantee. This Agreement has been duly executed and delivered by Grantee.

  (b) The Option is not being, and any shares of Common Stock or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the 1933 Act.

  13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date that is five days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution,
(ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

  14. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

  15. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price (as hereinafter defined); provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $13.93 million
(i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the excess of (B) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares.

  (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 15 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 15 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

  (c) To the extent that Issuer is prohibited under applicable law or regulation from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 15 is prohibited under applicable law or regulation from paying to Grantee the Surrender Price in full, (i) Issuer shall (A) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 15(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 15).

  16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

  17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

  18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

  19. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or of the CGCL are applicable).

  20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

  21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

  22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

  23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

HEADLANDS MORTGAGE COMPANY

By: /s/ Peter T. Paul
Name: Peter T. Paul
Title: President

GREENPOINT FINANCIAL CORP.

By: /s/ Howard C. Bluver
Name: Howard C. Bluver
Title: Senior Vice President, General Counsel
and Secretary

                                   Exhibit C

             [LETTER HEAD OF NATIONSBANC MONTGOMERY SECURITIES LLC]

February 17, 1999

Board of Directors
Headlands Mortgage Company
900 Larkspur Landing Circle
Larkspur, CA 94939

Gentlemen:

  We understand that Headlands Mortgage Company, a California corporation ("Headlands"), and GreenPoint Financial Corp., a Delaware corporation ("GPT"), have entered into an Agreement and Plan of Reorganization dated December 8, 1998 (the "Merger Agreement"), pursuant to which a wholly-owned subsidiary of GPT will be merged with and into Headlands, which will be the surviving entity and which will become a wholly-owned subsidiary of GPT (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of Headlands, we understand that each outstanding share of the common stock, no par value per share ("Headlands Common Stock"), of Headlands (other than certain shares held by Headlands, GPT and their respective affiliates) will be converted into and exchangeable for 0.62 of a share of the common stock, $0.01 par value per share ("GPT Common Stock"), of GPT (the "Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

  We have previously delivered to you an opinion dated December 8, 1998, (the "Prior Letter") which stated, subject to the limitations and conditions contained therein, our opinion as investment bankers that the Consideration to be received by the shareholders of Headlands pursuant to the Merger is fair to such shareholders from a financial point of view, as of the date thereof. You have asked us to reconfirm the opinion expressed in the Prior Letter, and asked further for our opinion as investment bankers as to whether the Consideration to be received by the shareholders of Headlands pursuant to the Merger was fair to such shareholders from a financial point of view as of the date hereof. As you are aware, we were not retained to, nor did we, advise Headlands with respect to alternatives to the Merger. Further, we were not requested to nor did we solicit or assist Headlands in soliciting indications of interest from third parties for all or any part of Headlands.

  In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Headlands and GPT, including the consolidated financial statements for recent years and certain other relevant financial and operating data relating to Headlands and GPT made available to us from published sources and, in the case of Headlands, from the internal records of Headlands; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Headlands Common Stock and GPT Common Stock; (iv) compared Headlands and GPT from a financial point of view with certain other companies in the mortgage banking and thrift industries which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the mortgage industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Headlands certain information of a business and financial nature regarding Headlands, furnished to us by them, including financial forecasts and related assumptions of Headlands; (vii) reviewed certain third party analysts' estimates regarding Headlands and GPT;
(viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Headlands' counsel; and (ix) performed such other analyses and examinations as we have deemed appropriate.

  In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Headlands and GPT, we have assumed with your consent that third party analysts' estimates as to the future financial performance of Headlands and GPT provide a reasonable basis upon which we can form our opinion. We also have assumed that there have been no material changes in Headlands' or GPT's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Headlands as to all legal and financial reporting matters with respect to Headlands, the Merger and the Merger Agreement. We have assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for GPT are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Headlands or GPT, nor have we been furnished with any such appraisals. You have informed us, and we have assumed, that the Merger will be recorded as a pooling of interests under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

  We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Headlands of any of the conditions to its obligations thereunder.

  We have acted as financial advisor to Headlands in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In the ordinary course of our business, we actively trade the equity securities of Headlands and GPT for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Headlands and GPT and performed various investment banking services for Headlands and GPT.

  Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of Headlands pursuant to the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

  This opinion is directed to the Board of Directors of Headlands in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the stockholders and does not address the relative merits of the Merger and any alternatives to the Merger, Headlands' underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. This opinion may not be used or referred to by Headlands, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                              Very truly yours,

                              /s/ NATIONSBANC MONTGOMERY SECURITIES LLC

                                   Exhibit D
        Dissenters' Rights under the California General Corporation Law

                         CHAPTER 13: DISSENTERS' RIGHTS

1300 [SHORT FORM MERGER; PURCHASE OF SHARES AT FAIR MARKET VALUE; "DISSENTING SHARES" AND DISSENTING SHAREHOLDER].

  (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) only or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

  (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

  (1) Which were not immediately prior to the reorganization or short-form merger either 1 (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or 2 (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in 3 subparagraph (A) or 2 (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

  (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and 1 (A) were not voted in favor of the reorganization or, 2 (B) if described in 3 subparagraph (A) or 2 (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that 3 subparagraph (A) rather than 4 subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

  (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

  (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

  (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. (Last amended by Ch. 543, L. '93, eff. 1-1-94.)

1301 [DISSENTER'S RIGHTS; DEMAND ON CORPORATION FOR PURCHASE OF SHARES].

  (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision
(b) of Section 1300, unless they lose their status as dissenting shares under
Section 1309.

  (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or shortform merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

1302 [DISSENTING SHARES, STAMPING OR ENDORSING].

  Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

1303 [DISSENTING SHAREHOLDER ENTITLED TO AGREED PRICE WITH INTEREST; TIME OF PAYMENT].

  (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

  (b) Subject to the provisions of section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractural conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

1304 [DISSENTERS ACTIONS; JOINDER; CONSOLIDATION; APPOINTMENT OF APPRAISERS].

  (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market values of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

  (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

  (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

1305 [APPRAISERS DUTY AND REPORT; COURT JUDGEMENT; PAYMENT; APPEAL; COST OF ACTION].

  (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court consideres relevant. If the court finds the report reasonable, the court may confirm it.

  (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further times as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

  (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

  (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

  (e) The cost of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witness and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of
Section 1301).

1306 [DISSENTING SHAREHOLDERS: EFFECT OF PREVENTION OF PAYMENT OF FAIRMARKET VALUE].

  To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

1307 [DISSENTING SHARES, DISPOSITION OF DIVIDENDS].

  Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

1308 [DISSENTING SHARES, RIGHTS AND PRIVILEGES].

  Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309 [DISSENTING SHARES, LOSS OF STATUS].

  Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

  (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

  (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

  (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

  (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

1310 [SUSPENSION OF CERTAIN PROCEEDINGS WHILE LITIGATION IS PENDING].

  If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

1311 [CHAPTER INAPPLICABLE TO CERTAIN CLASSES OF SHARES].

  This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

1312 [VALIDITY OF REORGANIZATION OR SHORT FORM MERGER, ATTACK ON; SHAREHOLDERS' RIGHTS; BURDEN OF PROOF].

  (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

  (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganizaton or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganizaton or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days, prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

  (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

        GreenPoint Financial Corp. ("GreenPoint") is a Delaware corporation subject to the applicable provisions of the Delaware General Corporation Law (the "DGCL") related to the limitation of director liability, indemnification of directors and officers and insurance against director and officer liability maintained by a corporation on behalf of directors and officers.

        The DGCL permits a corporation's certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that the relevant provision does not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or approval of an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. GreenPoint's certificate of incorporation, as amended (the "GreenPoint Certificate"), provides for the elimination of liability of directors to the fullest extent permitted by the DGCL.

        The DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the relevant conduct was unlawful.

        In any threatened, pending or completed action or suit by or in the right of a corporation, the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any such action or suit by reason of the fact that such person acted in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim or issue as to which such person shall have been adjudged liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper.

        The DGCL requires a corporation to indemnify a director or officer who has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in the previous two paragraphs or in defense of any claim, issue or matter therein against expenses actually and reasonably incurred by such person in connection therewith. Corporations may pay expenses incurred by an officer or director in defending any proceeding in advance of the final disposition of such matter upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to indemnity. The indemnification provided for by the DGCL is not exclusive of any other rights to which the indemnified party may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

        The GreenPoint Certificate provides for indemnification of directors and officers (among others) who are made parties or are threatened to be made parties to or are otherwise involved in any actions, suits or proceedings, whether civil, criminal, administrative or investigative by reason of his or her role as such or service in such a role at GreenPoint's request for another corporation or a partnership, joint venture, trust or other enterprise (each, a "GreenPoint Indemnitee"), to the fullest extent authorized by the DGCL against all expense, liability and loss (including attorneys' fees) reasonably incurred or suffered. The GreenPoint Certificate provides that expenses incurred or suffered shall be paid by GreenPoint in advance of the final disposition thereof, and that if required by the DGCL, such advancement of expenses incurred by a GreenPoint Indemnitee in his or her capacity as a director or officer will be made only upon delivery of an undertaking by or on behalf of the GreenPoint Indemnitee to repay such amount unless it is ultimately determined that the GreenPoint Indemnitee is entitled to indemnification.

        The DGCL permits a corporation to purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the corporation or was or is serving in such a capacity at the request of the corporation with another business entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability. GreenPoint maintains an insurance policy insuring the directors and officers of the Corporation against certain acts and omissions arising while serving or acting in their official capacities.


Item 21.  Exhibits and Financial Statement Schedules

        The following Exhibits are filed herewith or incorporated herein by reference:

Number                                  Exhibit
         2.1  Agreement and Plan of Merger, dated as of December 8, 1998, by and among
              GreenPoint Financial Corp., GF Acquisition Corp. and Headlands Mortgage
              Company, included as Exhibit A to the accompanying Proxy
              Statement-Prospectus.

         3.1  Certificate of Incorporation of GreenPoint Financial Corp. (incorporated herein by reference to Exhibit 3.1 of GreenPoint's Quarterly Report on Form
              10-Q, dated March 31, 1998).

         3.2  Bylaws of GreenPoint Financial Corp. (incorporated herein by reference to
              Exhibit 3.2 of GreenPoint's Annual Report on Form 10-K, dated December 31,
              1997).

         5.1  Opinion of Wachtell, Lipton, Rosen & Katz (with  respect  to the validity of the common stock of GreenPoint to be issued).

         8.1  Opinion of Wachtell, Lipton, Rosen & Katz (with respect to certain tax matters).

         8.2  Opinion of Sullivan & Cromwell (with respect to certain tax matters).

        23.1  Consent of KPMG LLP (with respect to GreenPoint Financial Corp.).

        23.2  Consent of PricewaterhouseCoopers LLP (with respect to GreenPoint
              Financial Corp.).

        23.3  Consent of KPMG LLP (with respect to Headlands Mortgage Company).

        23.4 Consent of NationsBanc Montgomery Securities LLC (included in the fairness opinion attached as Exhibit C to the accompanying Proxy
              Statement-Prospectus)

        23.5  Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibits 5.1 and
              8.1).

        23.6  Consent of Sullivan & Cromwell (contained in Exhibit 8.1)

        24.1  Power of Attorney (set forth on the signature pages hereto).

        99.1  Stock Option Agreement, dated as of December 8, 1998, by and between
              Headlands Mortgage Company and GreenPoint Financial Corp., included as
              Exhibit B to the accompanying Proxy Statement-Prospectus.

        99.2  Form of Proxy for Special meeting of Shareholders of Headlands Mortgage
              Company.

        99.3  Consent of Peter T. Paul.

ITEM 22.    UNDERTAKINGS

     (a)    The undersigned registrant hereby undertakes:

            (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d)     The undersigned registrant hereby undertakes that every prospectus
(i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, GreenPoint Financial Corp. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 17, 1999.

                            GreenPoint Financial Corp.
                                   (Registrant)

                By          /s/ Thomas S. Johnson
                    ----------------------------------------
                                Thomas S. Johnson
                      Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Thomas S. Johnson and Bharat B. Bhatt, and each and either of them, such individual's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto, and to file the same with the Securities and Exchange Commission, with all exhibits thereto and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 17, 1999.


        /s/ Thomas S. Johnson
---------------------------------------------------
            Thomas S. Johnson,
            Chairman and Chief
             Executive Officer
       (Principal Executive Officer)



        /s/ Bharat B. Bhatt
---------------------------------------------------
            Bharat B. Bhatt
     Member of the Board, President
       and Chief Operating Officer



        /s/ Dan F. Huebner
---------------------------------------------------

            Dan F. Huebner, Director


        /s/ William M. Jackson
---------------------------------------------------
            William M. Jackson, Director


        /s/ Susan J. Kropf
---------------------------------------------------
            Susan J. Kropf, Director


        /s/ Robert M. McLane
---------------------------------------------------
            Robert M. McLane, Director


        /s/ Charles B. McQuade
---------------------------------------------------
            Charles B. McQuade, Director


        /s/ Alvin N. Puryear
---------------------------------------------------
            Alvin N. Puryear, Director


        /s/ Robert P. Quinn
---------------------------------------------------
            Robert P. Quinn, Director


---------------------------------------------------
            Edward C. Schmults, Director


        /s/ Wilfred O. Uhl
---------------------------------------------------
            Wilfred O. Uhl, Director


---------------------------------------------------
            Robert F. Vizza, Director


---------------------------------------------------
            Jules Zimmerman, Director

        /s/ Charles P. Richardson
---------------------------------------------------
            Charles P. Richardson
           Executive Vice President


        /s/ Jeffrey R. Leeds
---------------------------------------------------
            Jeffrey R. Leeds
Executive Vice President, Chief Financial Officer
        (Principal Financial Officer)


        /s/ Mary Beth Farrell
---------------------------------------------------
            Mary Beth Farrell
     Senior Vice President and Comptroller
        (Principal Accounting Officer)

                               INDEX TO EXHIBITS
Exhibit
 Number                             Exhibit
 ------                             -------

  2.1 Agreement and Plan of Merger, dated as of December 8, 1998, by and among GreenPoint Financial Corp., GF Acquisition Corp. and Headlands Mortgage Company, included as Exhibit A to the accompanying Proxy Statement-Prospectus.

  3.1 Certificate of Incorporation of GreenPoint Financial Corp. (incorporated herein by reference to Exhibit 3.1 of GreenPoint's Quarterly Report on Form 10-Q, dated March 31, 1998).

  3.2  Bylaws of GreenPoint Financial Corp. (incorporated herein by reference to
       Exhibit 3.2 of GreenPoint's Annual Report on Form 10-K, dated December 31, 1997).

  5.1 Opinion of Wachtell, Lipton, Rosen & Katz (with respect to the validity of the common stock of GreenPoint to be issued).

  8.1 Opinion of Wachtell, Lipton, Rosen & Katz (with respect to certain tax matters).

  8.2  Opinion of Sullivan & Cromwell (with respect to certain tax matters).

 23.1  Consent of KPMG LLP (with respect to GreenPoint Financial Corp.).

 23.2 Consent of PricewaterhouseCoopers LLP (with respect to GreenPoint Financial Corp.).

 23.3  Consent of KPMG LLP (with respect to Headlands Mortgage Company).

 23.4 Consent of NationsBanc Montgomery Securities LLC (included in the fairness opinion attached as Exhibit C to the accompanying Proxy Statement-Prospectus).

 23.5 Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibits 5.1 and 8.1).

 23.6  Consent of Sullivan & Cromwell (contained in Exhibit 8.1)

 24.1  Power of Attorney (set forth on the signature pages hereto).

 99.1 Stock Option Agreement, dated as of December 8, 1998, by and between Headlands Mortgage Company and GreenPoint Financial Corp., included as Exhibit B to the accompanying Proxy Statement-Prospectus.

 99.2 Form of Proxy for Special meeting of Shareholders of Headlands Mortgage Company.

 99.3  Consent of Peter T. Paul